UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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STATE AUTO FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

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2018 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

STFC

STATE AUTO FINANCIAL CORPORATION
NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS

Date and Time: Friday, May 11, 2018, at 11:00 a.m., local time

Place: State Auto Financial Corporation's principal executive offices, 518 East Broad Street, Columbus, Ohio 43215

Items of Business: At the 2018 Annual Meeting of Shareholders, shareholders will consider and vote on the following matters:

1.
Election of three Class III directors, each to hold office for a three-year term and one Class II director to hold office for a two-year term (the remaining term for that class of directors) and in each case until a successor is elected and qualified;

2.	Ratification of the selection of Ernst & Young LLP as State Auto Financial Corporation's independent registered public accounting firm for 2018;

3.	Non-binding and advisory vote on the compensation of State Auto Financial Corporation's Named Executive Officers as disclosed in the Proxy Statement for the 2018 Annual Meeting of Shareholders; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.
Record Date: State Auto Financial Corporation shareholders as of the close of business on March 16, 2018, will be entitled to vote at the 2018 Annual Meeting of Shareholders and any adjournment of the meeting.
Delivery of Proxy Materials: We will first mail the Notice of Internet Availability of Proxy Materials to our shareholders on or about March 26, 2018. On or about the same day, we will begin mailing paper copies of our proxy materials to shareholders who have requested them.
Voting: Your vote is very important to us. We hope you will attend the 2018 Annual Meeting of Shareholders in person. Whether or not you attend in person, please, as soon as possible, indicate your voting instructions by telephone, via the Internet or by mailing your signed proxy card in the enclosed return envelope, which requires no postage, if the Proxy Statement was mailed to you. If you attend the meeting and wish to vote, you may withdraw any previously-voted proxy.

By Order of the Board of Directors

MELISSA A. CENTERS
Secretary

Dated: March 26, 2018

PROXY STATEMENT TABLE OF CONTENTS

i

ii

STATE AUTO FINANCIAL CORPORATION
PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. Defined terms used in this summary have the meanings given to such terms elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider in voting your common shares, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding State Auto Financial Corporation's ("STFC" or "the Company") performance for the fiscal year ended December 31, 2017 ("2017 fiscal year"), please review the Company's Annual Report on Form 10-K for the 2017 fiscal year.

2018 ANNUAL MEETING OF SHAREHOLDERS
Date and Time May 11, 2018, 11:00 a.m. local time	Place 518 East Broad Street Columbus, Ohio 43215	Record Date You may vote if you were a shareholder of record at the close of business on March 16, 2018

VOTING MATTERS AND BOARD RECOMMENDATIONS
The following table summarizes the proposals to be voted upon at the 2018 Annual Meeting of Shareholders and the Board's recommendations with respect to each proposal.

Proposal		Board Vote Recommendation	Page Reference (for more detail)
Proposal 1	Election of Directors	FOR each Nominee	10
Proposal 2	Ratification of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm	FOR	15
Proposal 3	Advisory Vote to Approve Compensation of Company's Named Executive Officers	FOR	16
Our Board of Directors is not aware of any matter that will be presented for a vote at the 2018 Annual Meeting of Shareholders other than those shown above.
State Automobile Mutual Insurance Company ("State Auto Mutual") owns approximately 60.6% of the outstanding common shares of STFC. State Auto Mutual has expressed an intention to vote FOR each of the voting matters listed above.

CASTING YOUR VOTE

How to Vote
: Internet	Visit the applicable voting website (www.proxyvote.com) until 11:59 p.m. Eastern Standard Time on May 10, 2018.
( Telephone	Within the United States, United States Territories and Canada, call 1-800-690-6903 until 11:59 p.m. Eastern Standard Time on May 10, 2018.
, Mail	Complete, sign, date and return your proxy card or voting instruction form in the self-addressed envelope provided. Documents returned by mail must be received by May 10, 2018.
? In Person	Attend the 2018 Annual Meeting of Shareholders.

DIRECTOR NOMINEES
You are being asked to vote on the following four nominees for director. Information about their experience, qualifications and skills can be found below at "Backgrounds of Class III Director Nominees (Terms Expiring in 2021)" and "Background of Class II Director Nominee (Term Expiring in 2020)."

Name	Age	STFC Director Since	Principal Occupation	Independent Yes No	Current Committee Memberships*	Other Public Company Boards
Michael J. Fiorile	63	2015	Chairman and Chief Executive Officer of The Dispatch Printing Co.	✓	N&G and Risk	Beasley Media Group, LLC
Michael E. LaRocco	61	2015	Chairman, President and Chief Executive Officer of STFC	✓	I&F	None
Eileen A. Mallesch	62	2010	Retired	✓	Audit, Comp, and Indep	Fifth Third Bancorp and Libbey Inc.
Setareh Pouraghabagher	47	2017	Faculty at California Polytechnic State University's Orfalea College of Business	✓	Audit, Indep, N&G and Risk	None

*Audit = Audit Committee; Comp = Compensation Committee; Indep = Independent Committee; I&F = Investment and Finance Committee; N&G = Nominating and Governance Committee; Risk = Risk Committee

DIRECTORS CONTINUING IN OFFICE

Name	Age	STFC Director Since	Principal Occupation	Independent Yes No	Current Committee Memberships*	Other Public Company Boards
Robert E. Baker	71	2007	Executive Vice President of DHR International, Inc.	✓	Audit and Comp	None
Kym M. Hubbard	60	2016	Retired	✓	Audit, Comp, Indep and I&F	None
Thomas E. Markert	60	2007	Executive	✓	Comp, Indep, N&G and Risk	None
David R. Meuse Lead Director	72	2006	Senior Advisor of Stonehenge Partners Corp.	✓	Audit, Indep and I&F	None
S. Elaine Roberts	65	2002	Retired	✓	Comp, Indep, N&G and Risk	None

*Audit = Audit Committee; Comp = Compensation Committee; Indep = Independent Committee; I&F = Investment and Finance Committee; N&G = Nominating and Governance Committee; Risk = Risk Committee

CORPORATE GOVERNANCE HIGHLIGHTS

▪	8 of our 9 directors are independent	▪	Independent Lead Director	▪	Policy prohibiting hedging of Company shares
▪	Audit Committee is comprised only of independent directors	▪	All current directors own Company common shares or restricted share units	▪	No shareholder rights plan or "poison pill"
▪	Compensation Committee is comprised only of independent directors	▪	Annual Board and Committee self-evaluations	▪	Majority voting policy for incumbent directors
▪	Nominating and Governance Committee is comprised only of independent directors	▪	Stock ownership guidelines for directors and executive officers	▪	Restrictions on pledging Company shares by directors and executive officers
▪	Risk Committee is comprised only of independent directors	▪	Annual advisory vote on executive compensation	▪	Mandatory retirement age for directors
▪	Compensation "clawback" obligations imposed on Named Executive Officers	▪	Over 94% average Board and Committee meeting attendance in 2017	▪	No super majority vote of shareholders to approve amendments to charters or bylaws (approved by two-thirds of the Board)
▪	Board participation in executive succession planning	▪	4 of our 9 directors are women	▪	Risk oversight by full Board and committees

2017 BUSINESS SUMMARY
Our 2017 results (on a GAAP basis unless otherwise noted) include:

▪	Pre-tax income of $33.4 million, which represented an increase of $14.2 million compared to 2016	▪	Net written premium of $1,269.3 million, which represented a 1.9% decrease compared to 2016	▪	Stock price increased approximately 8.6% from December 31, 2016, to December 31, 2017
▪	Net investment income of $78.8 million, which represented a 5.5% increase compared to 2016	▪	Combined ratio of 107.7%, which represented a 1.5 point increase compared to 2016	▪	Dividends paid per share of $0.40
▪	Favorable development of prior accident year losses and loss expenses of $46.6 million compared to adverse development of $27.0 million in 2016.	▪	Statutory personal insurance segment combined ratio of 102.4%, which represented a 0.6 point improvement compared to 2016	▪	Book value per share of $20.76 at December 31, 2017, which represented a decrease of $0.55 per share from December 31, 2016
▪	Net loss of $10.7 million, which represented a decrease of $31.7 million from 2016. 2017 results included a provisional net charge of $36.4 million due to the revaluation of our deferred tax assets	▪	Statutory commercial insurance segment combined ratio of 102.6%, which represented a 5.1 point improvement compared to 2016	▪	Return on average equity of (1.2)%, which represented a 3.6 point decrease compared to 2016

IMPACT OF STATE AUTO GROUP ON 2017 COMPENSATION OF NEOs
Because our Named Executive Officers ("NEOs") perform services for the Company, State Auto Mutual and other members of the State Auto Group1, we generally allocated the compensation expenses in 2017 for such services 65% to the Company and its subsidiaries and 35% to State Auto Mutual and certain of its subsidiaries and affiliates.

2017 EXECUTIVE COMPENATION HIGHLIGHTS

•	Base Salary. The salaries of our NEOs increased on average by 5.5% in 2017, which is consistent with the practices of other financial services and insurance companies.

•	Short-Term Cash Compensation. None of the NEOs earned a performance bonus award for 2017 under the State Auto Financial Corporation One Team Incentive Plan ("OTIP").

•
Long -Term Incentive Compensation. In 2017, we awarded performance units and cash-based performance award units ("PAUs") to our NEOs under the State Auto Financial Corporation 2017 Long-Term Incentive Plan ("2017 Long-Term Incentive Plan"). The performance units and PAUs will vest and be earned, if at all, after the completion of the performance period, which is the three-year period from January 1, 2017, through December 31, 2019, based on our net written premium growth and combined ratio during the performance period.

Based on the approval of the "say-on-pay" vote at our 2017 Annual Meeting of Shareholders (by more than 99% of the votes cast), the Compensation Committee did not make any changes to our executive compensation program as a result of the 2017 "say-on-pay" vote.

1 The State Auto Group refers to (1) the insurance subsidiaries of State Auto Financial Corporation: State Auto Property & Casualty Insurance Company ("State Auto P&C"), Milbank Insurance Company ("Milbank") and State Auto Insurance Company of Ohio ("SAOH") and to (2) State Automobile Mutual Insurance Company ("State Auto Mutual") and its insurance subsidiaries and affiliates: State Auto Insurance Company of Wisconsin ("SAWI"), Meridian Security Insurance Company ("Meridian"), Patrons Mutual Insurance Company of Connecticut ("Patrons"), Rockhill Insurance Company ("RIC"), Plaza Insurance Company ("Plaza"), American Compensation Insurance Company ("ACIC") and Bloomington Compensation Insurance Company ("BCIC").

PRIMARY COMPONENTS OF OUR 2017 EXECUTIVE COMPENSATION PROGRAM

Component	Form	Key Features
Base Salary	Cash
Intended to attract and retain top-caliber executives.
Generally based on the median level of base salary for the executive in our competitive market, but may vary based on the executive's scope of responsibility or unique skills or expertise.

Short-Term Incentive	Cash
Intended to: (i) provide incentives and rewards to executives who achieve performance goals and strategic objectives that significantly contribute to long-term profitable growth; (ii) focus executives on the key measures we believe will drive superior performance and increase shareholder value over the long term; and (iii) assist us in recruiting and retaining highly talented executives by providing competitive total rewards.
Payouts determined based on net written premium growth and combined ratio over a one-year performance period.
Payouts range from 0% of target payout, if we fail to meet the minimum performance goals for both of the performance measures, to 300% of target payout, if we achieve the maximum performance goals for both of the performance measures.

Performance Award Units	Cash
Intended to: (i) more effectively incentivize our executives by providing significant upside potential to our executives, if they deliver exceptional results; (ii) better focus our executives on achieving profitable growth, which the Compensation Committee believes to represent the most critical result for delivering long-term success and shareholder value; and (iii) be more consistent with structure of the OTIP performance bonus awards and the performance unit awards, which the Compensation Committee believes will solidify our One Team structure.
Payouts determined based on net written premium growth and combined ratio over a three-year performance period.
Payouts range from 0% of target payout, if we fail to meet the minimum performance goals for both of the performance measures, to 500% of target payout, if we achieve the maximum performance goals for both of the performance measures.
Represented 50% of the total long-term incentive opportunity awarded to each executive in 2017.

Performance Units	Equity
Intended to: (i) more effectively incentivize our executives by providing significant upside potential to our executives, if they deliver exceptional results; (ii) better focus our executives on achieving profitable growth, which the Compensation Committee believes to represent the most critical result for delivering long-term success and shareholder value; (iii) be more consistent with structure of the OTIP performance bonus awards and the PAU awards, which the Compensation Committee believes will solidify our One Team structure; and (iv) further our focus on pay-for-performance.
Payouts determined based on net written premium growth and combined ratio over a three-year performance period.
Payouts range from zero performance units, if we fail to meet the minimum performance goals for both of the performance measures, to 500% of the target number of performance units, if we achieve the maximum performance goals for both of the performance measures.
Represented 50% of the total long-term incentive opportunity awarded to each executive in 2017.

Perquisites	Cash; Benefits	Intended to attract and retain top-caliber executives. Are limited in value and participation.
The portion of the performance-based compensation awarded to our NEOs for 2017 performance is determined by the results we and the State Auto Group achieve with respect to certain financial measures. See below the "Compensation Discussion and Analysis" section of this Proxy Statement for more information regarding our executive compensation program and the performance-based compensation awarded to our NEOs in 2017.

QUESTIONS AND ANSWERS ABOUT THE
2018 ANNUAL MEETING OF SHAREHOLDERS AND VOTING

Why Did I Receive a Notice of Internet Availability of Proxy Materials in the Mail Instead of a Full Set of Printed Proxy Materials?
Pursuant to rules adopted by the Securities and Exchange Commission ("SEC"), we are making our proxy materials available to our shareholders electronically via the Internet. On or about March 26, 2018, we will mail the Notice of Internet Availability of Proxy Materials to our shareholders who held shares at the close of business on the record date, other than those shareholders who previously requested paper delivery of communications from us. The Notice of Internet Availability of Proxy Materials contains instructions on how to access an electronic version of our proxy materials, including this Proxy Statement and our 2017 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the 2017 fiscal year. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of this Proxy Statement, including a form of proxy. We believe this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing our proxy materials.

Why Did I Receive These Proxy Materials?
You received these proxy materials because the Board of Directors is soliciting a proxy to vote your shares at the 2018 Annual Meeting of the Shareholders (the "Annual Meeting"). This Proxy Statement contains information we are required to provide to you under the SEC rules and is intended to assist you in making an informed vote.
All properly executed written proxies and all properly completed proxies submitted by telephone or Internet that are delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the completion of voting at the Annual Meeting.

What is a Proxy?
A proxy is your legal designation of another person to vote the stock you own. The Board of Directors has designated Michael E. LaRocco and, in the event he is unable to act, Melissa A. Centers and Steven E. English to act as the proxy for the Annual Meeting.

What is the Record Date?
The record date for the Annual Meeting is March 16, 2018 (the "Record Date"). The Record Date is established by the Board of Directors as required by Ohio law. Only shareholders of record at the close of business on the Record Date are entitled to: (a) receive notice of the Annual Meeting and (b) vote at the Annual Meeting and at any adjournment of the meeting.
Each shareholder of record on the Record Date is entitled to one vote for each common share held. On the Record Date, there were 42,852,237 common shares outstanding.

What is the Difference Between a Shareholder of Record and a Shareholder Who Holds Common Shares in Street Name?
If your common shares are registered in your name with the Company's transfer agent, you are considered a "shareholder of record" of those shares. Alternatively, if your common shares are held for you in the name of your broker, bank or other similar organization, your shares are held in "street name." If your shares are held in "street name," you are the beneficial owner of those shares and the organization is the "shareholder of record," not you.
It is important that you vote your shares if you are a shareholder of record and, if you hold shares in street name, you provide appropriate voting instructions to your broker, bank or other similar institutions as discussed in the answer below to "Will My Shares Be Voted if I Do Not Provide My Proxy or Voting Instructions?"

What Are the Different Methods I Can Use to Vote My Shares of Common Shares?
By Telephone or Internet: All shareholders of record may vote their common shares by telephone (within the United States, U.S. territories and Canada, there is no charge for the call) or by the Internet, using the procedures and instructions described in the proxy card and other enclosures. Street name holders may vote by telephone or the Internet, if their brokers, bankers or other similar institutions make those methods available. If that is the case, each broker, bank or other similar institution will enclose instructions with the proxy card.
In Writing: All shareholders may vote by mailing their completed and signed proxy card (in the case of shareholders of record) or their completed and signed voting instruction form (in case of street name holders).
In Person: All shareholders of record may vote in person at the Annual Meeting. Street name holders must obtain a legal proxy from their broker, bank or other similar institution and bring the legal proxy to the Annual Meeting in order to vote in person.
See also "Proxy Statement Summary—Casting Your Vote" for more information.

Are Votes Confidential?
It is our long-standing practice to hold the votes of each shareholder in confidence from directors, officers and associates, except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in the case of a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to the Company; or (d) to allow the inspectors of election to certify the results of the vote.

Who Will Count the Votes Case at the Annual Meeting?
The Company will appoint one or more inspectors of election to serve at the Annual Meeting. The inspectors of election for the Annual Meeting will determine the number of votes cast by holders of common shares for all matters. Preliminary voting results will be announced at the Annual Meeting, if practicable, and final results will be announced when certified by the inspectors of election.

How Can I Find the Voting Results of the Annual Meeting?
We will include the voting results in a Current Report on Form 8-K, which we will file with the SEC no later than four business days following the completion of the Annual Meeting. We will amend this filing to include final results if the inspectors of election have not certified the results by the time the original Current Report on Form 8-K is filed.

What Happens if I Do Not Specify a Choice For a Matter When Returning A Proxy?
Shareholders should specify their voting choice for each matter on the accompanying proxy card. If you sign and return your proxy card, yet do not make a specific choice for one or more matters, unvoted matters will be voted (1) "FOR" the election of the nominees listed in this proxy statement as Class III and Class II directors; (2) "FOR" the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for 2018; and (3) "FOR" the approval of the compensation of the Company's Named Executive Officers as disclosed in this Proxy Statement.

What Does it Mean if I Receive More Than One Proxy Card?
It means you have multiple accounts with brokers and/or our transfer agent. Please vote all of the shares represented by each proxy card. We recommend you contact your broker or our transfer agent to consolidate as many accounts as possible under the same address. Our transfer agent is Computershare.

Will My Shares Be Voted if I Do Not Provide My Proxy or Voting Instructions?
Shareholders of Record: If you are a shareholder of record, your shares will not be voted if you do not provide your proxy unless you vote in person at the Annual Meeting. It is, therefore, important you vote your shares.
Street Name Holders: If your shares are held in street name and you do not provide your voting instructions to your bank, broker or other similar institution, your shares will be voted by your broker, bank or similar institution only under certain circumstances. In general, banks, brokers and other similar institutions have discretionary voting authority on behalf of their customers with respect to "routine" matters when they do not receive timely voting instructions from their customers. Banks, brokers and other similar institutions do not have discretionary voting authority on behalf of their customers with respect to "non-routine" matters, and a broker non-vote occurs when a broker does not receive voting instructions from its customer on a non-routine matter.
Only the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm is considered a "routine" matter for which brokers, banks or other similar institutions may vote uninstructed shares. The other proposals to be voted on at the Annual Meeting are considered "non-routine" matters, so the broker, bank or other similar institution cannot vote your shares on any of the other proposals unless you provide the broker, bank or other similar institution voting instructions for each of these matters. If you do not provide voting instructions on a non-routine matter, your shares will not be voted on that matter, which is referred to as a "broker non-vote." It is, therefore, important that you vote your shares.

Are Abstentions and Broker Non-Votes Counted?
Abstentions and broker non-votes on one or more matters to be voted on at the Annual Meeting will not be considered votes cast and, therefore, will not affect the outcome of the vote on those matters at the Annual Meeting.

How Can I Revoke a Proxy or Change My Vote?
If you are a shareholder of record, you can revoke a proxy or change your vote before the completion of voting at the Annual Meeting by: (a) giving written notice to the Company's Corporate Secretary by e-mail to corporatesecretary@stateauto.com or in writing to the Corporate Secretary at our principal executive offices, 518 East Broad Street, Columbus, Ohio 43215; (b) delivering a later-dated proxy; or (c) voting in person at the meeting.
If your shares are held in a street name, you should follow the instructions provided by your broker, bank or other similar institution to revoke or change your voting instructions.

Who Will Pay For the Cost of the Proxy Solicitation?
We will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited personally, by telephone or electronic mail. Proxies may be solicited by our directors, officers and regular associates, who will not receive any additional compensation for their solicitation services. We will reimburse banks, brokers and nominees for their out-of-pocket expenses incurred in sending proxy material to the beneficial owners of shares held by them. If there are follow-up requests for proxies, we may employ other persons for such purpose.

Who Can Attend the 2018 Annual Meeting?
Only shareholders who owned shares as of the record date are permitted to attend the Annual Meeting. If you hold your shares through a broker, bank or similar institution, you may attend the Annual Meeting only if you bring a legal proxy or a copy of the statement (such as a brokerage statement) from your broker, bank or other record owner reflecting your stock ownership as of the record date. Additionally, in order to be admitted to the Annual Meeting, all shareholders who are not associates of the State Auto Group must present a government-issued picture identification to verify their identity.

May Shareholders Ask Questions at the Annual Meeting?
Yes. Michael E. LaRocco, our Chairman, President and Chief Executive Officer, will answer shareholders' questions during the question and answer period of the Annual Meeting. In order to provide an opportunity for everyone who wishes to ask a question, each shareholder will be limited to two minutes. Shareholders may ask a second question if all others have first had their turn and if time allows. When speaking, shareholders must direct questions to the Chairman and confine their questions to matters that directly relate to the business of the Annual Meeting.

How Many Votes Must Be Present to Hold the Annual Meeting?
In order for us to conduct the Annual Meeting, a majority of the Company's outstanding common shares as of the record date for the meeting (March 16, 2018), must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum.
Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail.
Abstentions and shares of record held by a broker, bank or other similar institution ("broker shares") that are voted on any matter are also included in determining the number of shares present. Broker shares that are not voted on any matter will not be included in determining whether a quorum is present.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominees for Class III and Class II Directors
The number of directors is currently fixed at nine. Our Board of Directors is divided into three classes: Class I, Class II and Class III, with three directors in each class. The term of office of directors in one class expires annually at each annual meeting of shareholders at such time as their successors are elected and qualified. Directors in each class are elected for three-year terms.
The term of office of the Class III directors expires concurrently with the holding of the Annual Meeting. Michael J. Fiorile, Michael E. LaRocco and Eileen A. Mallesch, all recommended by the Nominating and Governance Committee of our Board of Directors, have been nominated for election as Class III directors at the Annual Meeting for a three-year term expiring at the 2021 annual meeting of shareholders. Mr. Fiorile, Mr. LaRocco and Ms. Mallesch are incumbent Class III directors.
Setareh Pouraghabagher was appointed by the Board of Directors in June of 2017 to fill a vacancy among the Class II directors, in accordance with the Company's Code of Regulations. In accordance with our Code of Regulations and Corporate Governance Guidelines, our shareholders will be given the opportunity to elect Ms. Pouraghabagher as a director at our Annual Meeting. On the recommendation of the Nominating and Governance Committee, our Board has nominated Ms. Pouraghabagher for election as a Class II director at the Annual Meeting for a two-year term (the remaining term for that class of directors), expiring at the 2020 annual meeting of shareholders.
Each of the nominees has consented to being named in this Proxy Statement and to serve if elected. In the event any nominee named below is unable to serve (which is not anticipated), the persons named in the proxy may vote for another nominee of their choice.
Proxies cannot be voted at the Annual Meeting for a greater number of persons than the four nominees named in this Proxy Statement.

Board Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE THREE NOMINEES NAMED BELOW AS CLASS III DIRECTORS AND "FOR" THE ELECTION OF THE PERSON NAMED BELOW AS A NOMINEE FOR CLASS II DIRECTOR.

Backgrounds of Class III Directors Nominees (Terms expiring in 2021)

Michael J. Fiorile
Age: 63
STFC Director Since: 2015
Committees Served in 2017: Nominating and Governance (Chair) and Risk (Chair)
Mr. Fiorile has also been a director of State Auto Mutual since 2003. Mr. Fiorile has served as Chairman and Chief Executive Officer of The Dispatch Printing Company, a privately owned, regional broadcast media and real estate company, since July 2016. Prior to taking his current position with The Dispatch Printing Company, Mr. Fiorile served as the company's Vice Chairman and Chief Executive Officer from September 2015 until July 2016; as its President and Chief Executive Officer from January 2013 until September 2015; as its President and Chief Operating Officer from January 2008 until January 2013; and as its President from January 2005 until January 2008. He also serves as Chairman and Chief Executive Officer of the company's subsidiary, Dispatch Broadcast Group, which includes television and radio stations. He has held several executive positions within Dispatch Broadcast Group since 1994. Mr. Fiorile also serves on the board of directors of the Beasley Media Group, LLC, a publicly traded owner/operator of radio stations based in Naples, Florida.
Mr. Fiorile has been nominated for election as a director because of his extensive experience as a senior executive of a privately held corporation, in particular his management experience with the operation of regulated entities. Mr. Fiorile also brings his extensive experience and familiarity with the State Auto Group.

Michael E. LaRocco
Age: 61
STFC Director Since: 2015
Committees Served in 2017: Investment and Finance
Mr. LaRocco has been a director and President and Chief Executive Officer of the Company since May 2015 and Chairman of the Company since January 2016. Mr. LaRocco has also served as President and Chief Executive Officer of State Auto P&C, Milbank and SAOH, each a wholly owned subsidiary of the Company, since May 2015, and as Chairman of State Auto P&C, Milbank and SAOH since January 2016. Mr. LaRocco has served as President, Chief Executive Officer and a director of State Auto Mutual since May 2015. Prior to joining the State Auto Group, Mr. LaRocco was with Business Insurance Direct, LLC ("BID"), an online seller of general liability and property insurance to small businesses, from December 2011 until April 2015. From January 2013 to July 2014, he was Chief Executive Officer of AssureStart Insurance Agency LLC ("AssureStart"), an online seller of general liability and property insurance to small businesses. BID had owned a minority interest in AssureStart until selling its interest to the majority owner of AssureStart in December 2014. Mr. LaRocco served as President and Chief Executive Officer of Fireman's Fund Insurance Company, a property and casualty insurance company, from March 2008 to July 2011. Previously, he was an executive for Safeco Insurance Companies, which are property and casualty insurance companies, from July 2001 to July 2006.
Mr. LaRocco has been nominated for election as a director because of his extensive and valuable experience gained over his career in the property and casualty insurance industry, including underwriting, sales, marketing, general management and many years as a senior executive of property and casualty insurance companies. In addition, he brings valuable experience in strategic planning, leadership development, product development and online marketing.

Eileen A. Mallesch
Age: 62
STFC Director Since: 2010
Committees Served in 2017: Audit (Chair), Compensation, and Independent
Ms. Mallesch served as Senior Vice President and Chief Financial Officer of Nationwide Property and Casualty Insurance Company from November 2005 until her retirement in December 2009. She served as Senior Vice President and Chief Financial Officer of Genworth Life Insurance Company from April 2003 to November 2005. Prior to that, she was Vice President and Chief Financial Officer of General Electric Financial Employer Services Group from September 2000 to April 2003. Ms. Mallesch also serves as a director of the following publicly traded companies: Fifth Third Bancorp and Libbey Inc.
Ms. Mallesch has been nominated for election as a director because of her extensive knowledge and experience in the areas of auditing, finance, enterprise risk management, taxation and mergers and acquisitions, particularly in the insurance industry. Ms. Mallesch qualifies as an "audit committee financial expert" under the SEC and Nasdaq Rules. She also brings gender diversity to the Board and is a Certified Public Accountant and NACD Governance Fellow.

Background of Class II Director Nominee (Term Expiring in 2020)

Setareh Pouraghabagher
Age: 47
STFC Director Since: 2017
Committees Served in 2017: Audit, Independent, Nominating and Governance, and Risk
Ms. Pouraghabagher currently serves as a faculty member and executive partner at California Polytechnic State University's Orfalea College of Business. Prior to joining the University in January 2015, Ms. Pouraghabagher served as the Chief Administrative Officer of QBE Insurance of North America, a top 20 global public insurer, from June 2011 until November 2013. She also served in chief roles of finance and operations for Balboa Insurance, a division of Bank of America, from June 2008 until June 2011, and previously a division of Countrywide, from September 2002 until June 2008. Before starting her career in the insurance industry, Ms. Pouraghabagher served as Vice President, Finance & Administration for Xavor Corporation, a private technology services provider for enterprise eBusiness customers, from September 2000 until July 2002 and as Chief Financial Officer and Controller for Wellspring Solutions, Inc., a private software technology company, from October 1997 until September 2000. Ms. Pouraghabagher began her career in 1994 at Deloitte as a Senior Accountant.
Ms. Pouraghabagher has been nominated for election as a director because of her executive leadership experience and extensive knowledge and experience in the areas of finance, enterprise risk management, accounting, strategy, talent management, and mergers and acquisitions, particularly in the insurance industry. Ms. Pouraghabagher qualifies as an "audit committee financial expert" under the SEC and Nasdaq Rules. She also brings gender and geographic diversity to the Board and is a Certified Public Accountant.

Backgrounds of Continuing Class I Directors (Terms expiring in 2019)

Robert E. Baker
Age: 71
STFC Director Since: 2007
Committees Served in 2017: Audit and Compensation (Chair)
Mr. Baker has also been a director of State Auto Mutual since March 2015. Mr. Baker has served as Executive Vice President of DHR International, Inc., an executive search firm, since June 2010. Mr. Baker was President of Puroast Coffee Inc., a maker of specialty coffee products, from 2004 until accepting his current position. He served as Vice President of Corporate Marketing for ConAgra Foods, Inc., one of North America’s largest packaged food companies, from 1999 to 2004. Mr. Baker was a director of CoolBrands International Inc., a publicly traded Canadian corporation focused on the manufacturing and marketing of ice cream and frozen snack products, from February 2006 to November 2007. He was also a director of Natural Golf Corporation, a publicly traded company offering golf instruction and equipment, from 2004 to 2006.
Mr. Baker was last nominated in 2016 to serve as a director because of his experience as a senior executive of both publicly traded and privately held companies and his former experience as a director of publicly traded companies. He also brings racial and geographic diversity to the Board. In addition, Mr. Baker brings significant expertise in compensation, marketing, strategic planning and branding to the Board.

Kym M. Hubbard
Age: 60
STFC Director Since: 2016
Committees Served in 2017: Audit, Independent, Compensation, and Investment and Finance
Ms. Hubbard served as Treasurer, Chief Investment Officer, and Global Investment Head of Ernst & Young LLP, a global assurance, tax and advisory services company, from July 2008 until her retirement in April 2016. Prior to joining Ernst & Young LLP, Ms. Hubbard served as the Executive Director of the Illinois Finance Authority, a component unit of the State of Illinois that provides capital access services for non-profit and for-profit entities in Illinois, from April 2006 until July 2008. Ms. Hubbard has also served as a Trustee for PIMCO Funds, PIMCO Variable Insurance Trust and PIMCO EFT Trust since February 2017.
Ms. Hubbard was last nominated in 2017 to serve as a director because of her extensive knowledge and experience in the areas of investments and finance. She also brings gender, racial and geographic diversity to the Board.

Thomas E. Markert
Age: 60
STFC Director Since: 2007
Committees Served in 2017: Compensation, Independent (Chair), Nominating and Governance, and Risk
Mr. Markert is an executive in the fields of marketing, branding and market research. Mr. Markert served as the Chief Executive Officer of ORC International, one of the world's leading market research companies, from November 2016 until January 2018. Prior to that, he served as Executive Vice President of Research Now Group, Inc., a global online sampling and online data collection company, from August 2014 until November 2015; as the Chief Executive Officer of Digital Tailwind LLC, a digital marketing agency, from April 2012 until May 2014; as an officer of the Business Solutions Division of Office Depot, Inc., a global supplier of office products and services, from May 2008 until April 2012; as Chief Executive Officer of Ipsos Loyalty Worldwide, a division of Ipsos, a leading global provider of survey-based research, from May 2007 to May 2008; and as Global Chief Marketing and Client Service Officer of ACNielsen, a leading global provider of marketing research and information services, from January 2004 until May 2007. Mr. Markert has also served on the board of directors of True Value Company, a retailer-owned wholesaler of hardware and related products, since April 2013.

Mr. Markert was last nominated in 2016 to serve as a director because of his experience as a senior executive of both publicly traded and privately held companies. He also brings geographic diversity to the Board. In addition, Mr. Markert brings significant expertise in traditional and digital marketing, social media, branding and market research to the Board.

Backgrounds of Continuing Class II Directors (Terms Expiring in 2020)

David R. Meuse
Age: 72
STFC Director Since: 2006
Committees Served in 2017: Audit, Independent, and Investment and Finance (Chair)
Mr. Meuse has served as the Company's Lead Director since 2015. Mr. Meuse has served as a Senior Advisor of Stonehenge Partners Corp., a privately held provider of financial and advisory resources, since July 2016. From September 1999 until July 2016, Mr. Meuse was a Principal of Stonehenge Partners Corp. Prior to that time, Mr. Meuse held executive positions at various investment banking firms, including Banc One Capital Holdings Corporation and Meuse, Rinker, Chapman, Endres & Brooks.

Mr. Meuse was Chairman of Diamond Hill Investment Group, Inc., a publicly traded company providing investment advisory and fund administration services, from August 2000 to April 2011. Mr. Meuse also serves on the board of directors of several privately held companies and non-profit organizations.
Mr. Meuse was last nominated in 2017 to serve as a director because of his experience as a senior executive, his former experience as a director of publicly traded companies and his knowledge with acquisitions and divestitures. In addition, Mr. Meuse brings significant expertise in investments, investment management, and financial market matters to the Board.

S. Elaine Roberts
Age: 65
STFC Director Since: 2002
Committees Served in 2017: Compensation, Independent, Nominating and Governance, and Risk
Ms. Roberts served as President and Chief Executive Officer of the Columbus Regional Airport Authority, a public port authority which oversees the operations of John Glenn Columbus International, Rickenbacker International and Bolton Field airports, in Ohio from January 2003 until her retirement in December 2017.
Ms. Roberts was last nominated in 2017 to serve as a director because of her experience as a senior executive, in particular her senior management experience with the operation of a regulated entity. Ms. Roberts also has a legal background as an attorney, and she brings gender diversity to the Board.

Majority Voting Policy for Incumbent Directors
Our Board of Directors has adopted a majority voting policy for incumbent directors (the "Majority Voting Policy") which is reflected in our Corporate Governance Guidelines. The Majority Voting Policy provides, if a nominee for director who is an incumbent director does not receive the vote of at least the majority of the votes cast at any meeting for the election of directors at which a quorum is present, and no successor has been elected at such meeting, then that incumbent director will promptly tender his or her resignation to the Board of Directors. For purposes of the Majority Voting Policy, a majority of votes cast means the number of common shares voted "for" a director's election exceeds 50% of the number of votes cast with respect to that director's election or, in the case where the number of nominees exceeds the number of directors to be elected, cast with respect to election of directors generally. Votes cast (i) include votes to withhold authority in each case; and (ii) exclude abstentions with respect to that director's election or, in the case where the number of nominees exceeds the number of directors to be elected, abstentions with respect to election of directors generally. The Nominating and Governance Committee will make a recommendation to our Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board of Directors will act on the tendered resignation, taking into account the Nominating and Governance Committee's recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Nominating and Governance Committee, in making its recommendation, and our Board of Directors, in making its decision, may each consider any factors or other information the Nominating and Governance Committee or Board, as the case may be, considers appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Governance Committee or the decision of our Board of Directors with respect to his or her resignation. If such incumbent director's resignation is not accepted by our Board of Directors, such director will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. If a director's resignation is accepted by our Board of Directors, then our Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of our Code of Regulations and Corporate Governance Guidelines.

PROPOSAL TWO: RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Company's Board of Directors has selected Ernst & Young LLP as the Company's independent registered public accounting firm for 2018. Ernst & Young LLP has served as the Company's independent registered public accounting firm since 1994.

Reasons for Shareholder Approval; Board Recommendation
The Audit Committee and the Board of Directors believe the appointment of Ernst & Young LLP for 2018 is appropriate because of the firm's reputation, qualifications and experience. Although not required, the Board of Directors is submitting the selection of Ernst & Young LLP to the Company's shareholders for ratification as a matter of good corporate practice.
The favorable vote of a majority of the outstanding common shares present at the Annual Meeting is required to approve the ratification of the selection of Ernst & Young LLP. Abstentions on this Proposal will have the same effect as a vote against it. Proposal Two is considered a routine matter on which a broker or other nominee has discretionary authority to vote. Accordingly, brokers, banks and other similar institutions may vote unrestricted shares of their clients on this Proposal.
The Audit Committee will reconsider the appointment of Ernst & Young LLP if its selection is not ratified by the Company's shareholders. Even if the selection of Ernst & Young LLP is ratified by shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Ernst & Young LLP and to engage another independent registered public accounting firm if the Audit Committee determines such action to be in the best interests of the Company and our shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018.

PROPOSAL THREE: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT
We are asking shareholders to approve, on a non-binding and advisory basis, the compensation of the Company's Named Executive Officers as disclosed in this Proxy Statement.
STFC's compensation policies and practices reward performance, support our business strategies and align our Named Executive Officers' interests with the long-term interests of our shareholders. The Board of Directors and the Compensation Committee believe the policies and practices articulated in the "Compensation Discussion and Analysis" section of this Proxy Statement are effective in achieving the objectives of our executive compensation program. The Board of Directors urges you to read the "Compensation Discussion and Analysis" section of this Proxy Statement, which describes in more detail how our executive compensation policies and practices operate and are designed to achieve the objectives of our executive compensation programs, as well as the tables, notes and narrative disclosure relating to the compensation of the Named Executive Officers, which provide detailed information on the compensation of our Named Executive Officers.
We are asking shareholders to approve the following advisory resolution at the Annual Meeting:
RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company's Named Executive Officers as disclosed in the Proxy Statement for the Company's 2018 Annual Meeting of Shareholders under the "Compensation Discussion and Analysis" section and the tables, notes and narrative disclosure relating to the compensation of the Named Executive Officers of the Company.

Reasons for Shareholder Approval; Board Recommendation
This advisory vote on executive compensation is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement. This vote on executive compensation is advisory and, therefore, is not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation program.
The favorable vote of a majority of the outstanding common shares voted on this advisory Proposal is required to approve the non-binding vote. Abstentions on the Proposal will have the same effect as not voting or expressing a preference, as the case may be. Abstentions and broker non-votes will not have a positive or negative effect on the outcome of this Proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Relationship with State Auto Mutual
Our parent is State Auto Mutual, a mutual insurance company organized in 1921. State Auto Mutual currently owns approximately 60.6% of the outstanding common shares of STFC. In 1990, State Auto Mutual engaged in a corporate restructuring which, among other things, resulted in the formation of STFC as a wholly owned subsidiary of State Auto Mutual. In 1991, State Auto Mutual sold approximately 30% of its ownership interest in STFC in a public stock offering. While State Auto Mutual's ownership interest in STFC has declined since STFC's initial public offering, the State Auto Mutual Board has made public its determination that it is in the best interest of State Auto Mutual to maintain a majority ownership interest in STFC.
We qualify as a "controlled company" under the Nasdaq listing rules because State Auto Mutual owns more than a majority of the voting power for the election of our directors. A controlled company is exempt from a number of Nasdaq corporate governance requirements. Notwithstanding this qualification, our corporate governance operates in a manner consistent with that of a non-controlled company. For example, a majority of the members of our Board are independent directors as determined under the Nasdaq listing rules. See below "Directors—Director Independence." In addition, after careful independent consideration and evaluation by the Nominating and Governance Committees of both State Auto Mutual and STFC in 2014 (focused on the improvement of communications between the boards, enhanced knowledge transfer and sharing, cost saving and efficiency), two independent directors serve on both the State Auto Mutual and STFC boards.
We and our subsidiaries operate and manage our businesses in conjunction with State Auto Mutual and its subsidiaries and affiliates under various management and cost sharing agreements under the leadership and direction of the same senior management team. In addition, our insurance subsidiaries participate in a pooling arrangement with State Auto Mutual and certain of its insurance subsidiaries and affiliates. This pooling arrangement covers all of the property and casualty insurance written by our insurance subsidiaries. See below "Related Person Transactions—Transactions Involving State Auto Mutual" for additional information concerning these intercompany agreements and arrangements.

Board Responsibility
The primary responsibility of the Board of Directors is to foster the long-term success of the Company. In fulfilling this role, each director must exercise his or her best business judgment. The Board has responsibility for establishing broad corporate policies, setting strategic direction and overseeing management, which is responsible for the day-to-day operations of the Company and its subsidiaries and State Auto Mutual and its subsidiaries and affiliates. The Board has established committees to assist in fulfilling its oversight responsibilities.

Board Leadership
We are managed under the direction of our Board in the interest of all shareholders. Our Board delegates its authority to our senior executive team to manage the day-to-day operations and ongoing affairs of our business. Our Board requires our senior executive team review major initiatives and actions with our Board prior to implementation.
Historically, because of our corporate structure, our Company and State Auto Mutual had a leadership structure whereby the same person served as both chairman and chief executive officer of both companies. However, in 2015 it was determined it was in the best interests of shareholders and policyholders to have a leadership structure whereby the parent company, State Auto Mutual, had an independent chairman and that the subsidiary, STFC, would be more effective and efficient with a combined chairman and chief executive officer. Accordingly, as of January 1, 2016, our Board elected Mr. LaRocco to serve as Chairman of the Board in addition to serving as our Chief Executive Officer. Conversely, the State Auto Mutual Board of Directors separated the duties of chairman and chief executive officer and elected James E. Kunk, an independent director, as its Chairman, with Mr. LaRocco continuing to serve as the Chief Executive Officer of State Auto Mutual.
Irrespective of whether or not the positions of chief executive officer and chairman are combined or separated, our Board has adopted a governance structure which includes:

•	A Board composed entirely of independent directors as determined under the Nasdaq listing rules, other than the Company's chief executive officer;

•	A Board composed of a majority of directors independent from State Auto Mutual;

•	An Independent Committee composed entirely of directors independent from State Auto Mutual and as determined under the Nasdaq listing rules;

•	Audit and Compensation Committees composed entirely of independent directors as determined under the Nasdaq listing rules; and

•	Established governance structures, processes and ethics guidelines.
Under the historical structure our Board decided to maintain, we have a designated Lead Director. Our Lead Director's responsibilities include, among other things, leading the executive session of our independent directors, being a primary advisor to and principal point of contact with our chairman and chief executive officer, working with our chairman and soliciting input from other Board members to develop a regular board meeting schedule and an agenda for each meeting, securing input from other directors on agenda items, ensuring the adequate flow of information from management to our Board and delivering the chief executive officer's performance evaluation on behalf of the Compensation Committee of our Board. Our current Lead Director is David R. Meuse, who has served in such position since May of 2015.

Board Composition
Currently, there are nine directors. If all four nominees are elected directors at the Annual Meeting there will be nine directors on the Board.
The Board is committed to periodically reviewing the Board's composition to ensure they have the right mix of skills, experience and tenure. The Board believes each director contributes to the overall diversity by providing a variety of personal and professional experiences and backgrounds. The Board also believes, as shown below, the current directors and nominees reflect an appropriate diversity of gender, age, race, geographical background and experience.

Our Board has a breadth of skills and experience. As detailed above, in the "Backgrounds of Class III Director Nominees," "Background of Class II Director Nominee," "Background of Continuing Class I Directors," and "Background of Continuing Class II Directors," the Company believes our Board has demonstrated leadership in a variety of positions across various professions and industries. Our directors' professional skills and experience include:

DIRECTOR SKILLS AND EXPERIENCE
▪	Regulated industries experience	▪	Marketing and branding experience
▪	Chief executive officer experience	▪	Compensation and recruiting experience
▪	Financial expertise, including chief financial officer experience	▪	Property and casualty industry experience
▪	Public company board experience	▪	Risk management experience

Board Meetings and Attendance
The Board holds regular meetings typically during the months of March, May, August and November, and holds special meetings when necessary. Our Board of Directors held four Board meetings during the fiscal year which ended December 31, 2017. In addition, on at least an annual basis, the Board and management discuss our strategic direction, succession planning, opportunities and threats to our industry.
Our Board meets in executive session, without management present, prior to each regular quarterly Board meeting. Consistent with our Corporate Governance Guidelines and the Nasdaq listing rules, during 2017 there were four executive sessions with only independent directors present. In addition, following each regular quarterly Board meeting, our Board meets in executive session with the State Auto Mutual Board of Directors, without management present. Our Corporate Governance Guidelines provide the Lead Director acts as the presiding director at these executive sessions.
Directors are expected to attend Board meetings, meetings of the Committees on which they serve and the annual meeting of shareholders, with the understanding that on occasion a director may be unable to attend a meeting. Six of our current directors attended 100% of the Board meetings and the meetings of all committees on which they served. Two other current directors attended over 90% of the Board meetings and the meetings of all committees on which they served. One other director attended over 83% of the Board meetings and the meetings of all committees on which she served. The Company's Corporate Governance Guidelines provide directors are expected to attend our annual meetings of shareholders. All of our directors who were members of the Board at the time of last year's annual meeting of shareholders attended that meeting.

Committees of the Board of Directors
Our Board has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Risk Committee, an Investment and Finance Committee and a standing Independent Committee. All of the members of the Audit, Compensation, Nominating and Governance, Risk and Independent Committees are independent as determined by the Nasdaq listing rules. In addition, all of the members of the Audit and Compensation Committees are independent under the heightened standards of independence under the applicable rules of the SEC and Nasdaq. Finally, none of the members of the Independent Committee serve as directors of State Auto Mutual. Our Board has adopted charters for each of the foregoing committees. See below "Availability of Corporate Governance Documents."
The table below shows the current chairs and membership of the Board and each standing board committee, the independent status of each Board member and the number of Board and Board committee meetings held in fiscal year 2017.
*Ms. Hubbard and Ms. Pouraghabagher attended all of the Board meetings but were unable to attend the Independent Committee meeting. Mr. Meuse attended all of the Board meetings but was unable to attend one Audit Committee meeting. All other Board members attended 100% of the Board meetings and committee meetings held while they were a member of the Board or committees.

Audit Committee
The Audit Committee is charged with several responsibilities, including: (1) appointment, compensation, evaluation, retention and oversight of the work performed by our independent registered public accounting firm; (2) reviewing our accounting functions, operations and management; (3) considering the adequacy and effectiveness of our internal controls and internal auditing methods and procedures; (4) meeting and consulting with our independent registered public accounting firm and with our financial and accounting personnel concerning the foregoing matters; (5) reviewing with our independent registered public accounting firm the scope of their audit and the results of their examination of our financial statements; (6) participating in the process of administering our Associate Code of Business Conduct, Code of Ethics for Senior Financial Officers, and our Board of Directors' Ethical Principles as set forth in our Corporate Governance Guidelines; (7) establishing procedures for receipt, retention and treatment of compliance regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by associates of concerns regarding accounting or auditing matters; and (8) approving in advance any other work performed by our independent registered public accounting firm that it is permitted by law to perform for us. The Audit Committee also prepares the Report of the Audit Committee that SEC rules require the Company to include in this Proxy Statement. See below "Audit Committee Matters—Audit Committee Report for the Fiscal Year Ending December 31, 2017."
Compensation Committee
The Compensation Committee is charged with several responsibilities, including: (1) evaluating and approving the compensation and fringe benefits provided to our executive officers and adopting compensation policies and practices that appropriately align pay and performance; (2) approving stock-based compensation plans and grants thereunder to associates or members of the Board; and (3) evaluating the compensation provided to the members of the Board and its committees.
Our executive officers also serve as executive officers of State Auto Mutual, and, in general, during 2017 the compensation expenses associated with our executive officers were allocated 65% to us and our subsidiaries and 35% to State Auto Mutual and its subsidiaries and affiliates under the Pooling Arrangement. See below "Related Person Transactions—Transactions Involving State Auto Mutual." It is for this reason the Board of Directors of State Auto Mutual has its own compensation committee. The members of the State Auto Mutual Compensation Committee attend meetings of our Compensation Committee with regard to the compensation and benefit matters applicable to our and their executive officers, and report on such matters to the State Auto Mutual Board of Directors. Present members of the State Auto Mutual compensation committee are Chairperson Robert E. Baker, Michael J. Fiorile, James E. Kunk and Dwight E. Smith. See below "Compensation Committee Matters."
Nominating and Governance Committee
The Nominating and Governance Committee is charged with several responsibilities, including: (1) recommending nominees for election as directors; (2) reviewing the performance of our Board and individual directors; and (3) annually reviewing and recommending to our Board changes to our Corporate Governance Guidelines and Board of Directors' Ethical Principles. See below "Nomination of Directors."
Risk Committee
The Risk Committee's purpose is to assist the Board in fulfilling its risk management oversight responsibilities, including oversight of the Company's enterprise risk management systems and processes. Some of the Risk Committee's chief duties include: (1) reviewing with management the Company's risk appetite statement; (2) monitoring and discussing with management the Company's major enterprise risk exposures and the strategies and programs addressing these exposures; and (3) discussing information and technology risks with management. See below "The Board's Role in Enterprise Risk Management."
Investment and Finance Committee
The Investment and Finance Committee oversees our investment functions and those of our insurance subsidiaries. Its duties and responsibilities include considering and determining the Company's investment policy and guidelines to be recommended to the Board and upon approval from the Board, to be implemented by the Company. The Investment and Finance Committee ensures the investments and investment practices contemplated reflect the Company's objectives and constraints.
Independent Committee of STFC and State Auto Mutual
Both STFC and State Auto Mutual have standing Independent Committees. The members of the STFC Independent Committee must be independent from State Auto management and State Auto Mutual. Likewise, the members of the State Auto Mutual Independent Committee must be independent from State Auto management and STFC. The members of both Independent Committees must also be independent as determined under the Nasdaq listing rules.

These Independent Committees principally serve to review related person transactions between or among us and our subsidiaries, and State Auto Mutual and its subsidiaries and affiliates. Accordingly, before our Company and State Auto Mutual may enter into a related person transaction, each of these Independent Committees must separately review the agreement and separately recommend approval to their respective Boards. Also, each of these Independent Committees separately reviews, on an annual basis, related person transactions which by their terms contain no specific termination date or which renew automatically at the end of the current term, and each of these Independent Committees separately decides whether to recommend that their respective Boards approve the renewal of such related person transaction.
These Independent Committees also help to determine which entity, our Company or State Auto Mutual, is best suited to take advantage of transactional opportunities presented by a third party. In evaluating business opportunities, these Independent Committees may elect to meet jointly, but in any event it is understood that each Independent Committee must receive substantially identical information in making its respective evaluation of the business opportunity. In this context, our Independent Committee strives to vigorously protect the interests of STFC and its shareholders, considering only the merits of the proposal, free from extraneous considerations or influences. As part of the review process, each of these Independent Committees must separately evaluate the business opportunity and separately recommend approval to their respective Boards before the two Boards of Directors may vote on any joint recommendation to proceed with the business transaction.

The Board's Role in Enterprise Risk Management
Risk management activities include the development of strategies and implementation of actions intended to anticipate, identify, assess, monitor, mitigate and manage risks. Our Board views enterprise risk management as an integral part of our business and strategic planning.
Our senior management has direct responsibility for enterprise risk management. We utilize an enterprise risk management working committee comprised of our Chief Risk Officer ("CRO") and key members of management selected by State Auto senior executives representing the entire Company. The CRO reports the activities of the committee including escalating appropriate issues and recommendations to senior management and the Board’s Risk Committee.
Responsibilities of the enterprise risk working committee include providing guidance and support for development and refinement of the overall risk management program, including policies, procedures, systems, processes, ensuring best practices are periodically evaluated, agreed upon and implemented. Among other things, this Committee works with business units across the Company in carrying out its responsibility of anticipating, identifying, assessing, monitoring, mitigating and managing risks that could materially impact the Company, including its reputation, and the successful execution of its strategy.
Our Board's role in the process of enterprise risk management is one of oversight. The independent structure of our Board enables objective oversight of the process through a governance structure that includes our Board and senior management. Our Board has established a Risk Committee whose primary responsibility is to assist the Board in fulfilling its oversight responsibilities, including oversight of the Company's enterprise risk management systems and processes. The Risk Committee's charter specifies that the Risk Committee is responsible to review with management the Company's risk appetite, including quarterly reviews to measure compliance with the risk appetite. The charter also provides that the Risk Committee is responsible to monitor and discuss with management the Company's major enterprise risk exposures and the strategies and programs management has implemented or anticipates implementing into its practices, processes and control structure to address these exposures. The Risk Committee discusses with management at least annually information and technology risks, including business continuity and crisis management. Cyber security related risks are reviewed quarterly so the Risk Committee is aware of the Company's performance in this rapidly changing area. The Risk Committee annually reviews and evaluates the Risk Committee's own effectiveness in performing its enterprise risk management oversight duties. The Risk Committee provides quarterly reports on its enterprise risk oversight activities to our Board.
To assist the Risk Committee in discharging its duties under its charter, the enterprise risk management working committee provides quarterly reports which monitor the status of major risks inherent in our business, including credit, market, liquidity, underwriting, operational, strategic, legal, litigation, compliance and regulatory risks. In addition, the Risk Committee regularly meets with our CRO, who reports to the Chief Financial Officer. The CRO has direct access to the Risk Committee, including quarterly executive sessions without other members of management in attendance. Besides meeting with the CRO, the Risk Committee also meets periodically with other members of management as the Risk Committee deems appropriate.
Other Board committees provide enterprise risk management oversight in their specific areas of responsibility. The Risk Committee coordinates with these Board committees to avoid overlaps as well as potential gaps in overseeing the Company’s enterprise risk management.

The Audit Committee is responsible for oversight of risks related to accounting, auditing and financial reporting, establishing and maintaining effective internal controls, and the process for establishing insurance reserves. Management provides periodic reports on these and other related risks, and the Audit Committee meets periodically with our officers responsible for the adequacy of legal and regulatory compliance. The CRO and General Counsel have direct access to the Audit Committee, including quarterly executive sessions without other members of management in attendance.
The Investment and Finance Committee considers financial risks relevant to our investment portfolio and activities, including credit and market risks, capital management and availability, liquidity and financing arrangements.
The Compensation Committee oversees the risks related to human capital and people risk, including our compensation plans and arrangements. As required by its charter, the Compensation Committee annually reviews and monitors incentive compensation arrangements to confirm incentive pay policies and practices do not encourage unnecessary risk taking and are aligned with competitive market practices, utilizing our independent compensation consultant and outside legal counsel in this process. The Compensation Committee reviews and discusses, at least annually, the relationship between the Company's risk management policies and practices, corporate strategy and executive management compensation. Also, the Compensation Committee annually reviews and discusses with our Company's management any disclosures required by SEC rules and regulations relating to the Company's compensation risk management. This discussion includes, among other things, whether and the extent to which the Company compensates and incentivizes our associates in ways that may create risks that are reasonably likely to have a material adverse effect on the Company.
Risk Assessment in Compensation Programs
Following the Compensation Committee's review with senior management, our independent compensation consultant and outside legal counsel of potential risks within the compensation programs, the Compensation Committee has concluded no risks exist due to the compensation programs that are reasonably likely to have a material adverse effect on the Company.

Directors
Nomination of Directors
The Nominating and Governance Committee sets the minimum qualifications for persons it will consider to recommend for nomination for election or re-election (election and re-election are hereafter collectively referred to as "election") as a director of the Company. These minimum qualifications are described in the Nominating and Governance Committee's charter, which is posted on our website. See below "Availability of Corporate Governance Documents." The following matters will be considered in the Nominating and Governance Committee's determination of persons to recommend for nomination as directors of the Company: (i) freedom from relationships or conflicts of interest that could interfere with that person's duties as a director of the Company or to its shareholders; (ii) status as independent based on the then-current Nasdaq listing rules; (iii) business or professional skill and experience; (iv) temperament; (v) integrity; (vi) educational background; and (vii) judgment. The objective of the Nominating and Governance Committee in this regard is to nominate for election as directors persons who share our values and possess the following minimum qualifications: high personal and professional integrity; the ability to exercise sound business judgment; an inquiring mind; professional demeanor; and the time available to devote to Board activities and the willingness to do so. The Nominating and Governance Committee will consider these criteria in the context of an assessment of the perceived needs of our Board as a whole. Ultimately, the Nominating and Governance Committee's intention is to select nominees for election to our Board who the Nominating and Governance Committee believes will be effective, in conjunction with the other members of our Board, in collectively serving the long-term interests of the shareholders. In the context of recommending an incumbent director to be re-nominated for election to our Board, the Nominating and Governance Committee will focus its assessment on the contributions of such person during his or her Board tenure and such person's independence at that time.
As required by its charter, the Nominating and Governance Committee seeks to achieve diversity of occupational and personal backgrounds. The Nominating and Governance Committee considers diversity as a factor in director nominations. In making such selections, the Nominating and Governance Committee views diversity in a broad context to include race, gender, geography, industry experience and personal expertise.
In addition to incumbent directors who will be evaluated for re-nomination as described above, the Nominating and Governance Committee may maintain a list of other potential candidates whom the Nominating and Governance Committee may evaluate pursuant to the criteria set forth above for consideration as Board members. By following the procedures set forth below, shareholders may recommend potential candidates to be included on this list. As a matter of policy, the Nominating and Governance Committee will consider and evaluate such candidates recommended by shareholders in the same manner as all other candidates for nomination to our Board who are not incumbent directors.

The charter of the Nominating and Governance Committee details the process by which our Board of Directors fills vacancies on the Board. The Nominating and Governance Committee's charter provides that in the absence of extraordinary circumstances, when a director vacancy arises for any reason, the Nominating and Governance Committee will first look to the list of names of potential nominees, as described above, and make a preliminary evaluation of such person(s) based on the criteria set forth above. If there are no names on the list or if all of the names on this list are eliminated following such evaluation process, the Nominating and Governance Committee may solicit other potential nominees' names from our other directors, directors of our parent, the chairman or other persons who the Nominating and Governance Committee reasonably believes would have the opportunity to possess firsthand knowledge of a suitable candidate based on the criteria described above. The Nominating and Governance Committee may also hire a director search firm to identify potential candidates. Once the Nominating and Governance Committee has preliminarily concluded a person(s) may meet the criteria described above, the Nominating and Governance Committee will, at a minimum, obtain from such person(s) a completed Prospective Director Questionnaire which shall solicit information regarding the person's business experience, educational background, personal information, potential conflicts of interest and information relating to the person's business, personal or family relationships with the Company and other directors, among other matters. Following a review of such completed Prospective Director Questionnaire by the Nominating and Governance Committee and the Chairman and Counsel for the Company, the Nominating and Governance Committee will conduct at least one interview with a person(s) whose candidacy it desires to pursue. Based on all information secured from the prospective nominee, including a background check and a criminal record check, the Nominating and Governance Committee will meet and decide whether or not to recommend such person(s) for nomination for election as a director of the Company. Any decision by the Nominating and Governance Committee in this regard will reflect its judgment of the ability of the person(s) to fulfill the objectives outlined above.
We have adopted procedures by which shareholders may recommend individuals for membership to our Board. As described in its charter, it is the policy of the Nominating and Governance Committee to consider and evaluate candidates recommended by shareholders for membership on our Board in the same manner as all other candidates for nomination to our Board who are not incumbent directors. If a shareholder desires to recommend an individual for Board membership, then that shareholder must provide a written notice to the Company's Corporate Secretary at 518 East Broad Street, Columbus, Ohio 43215 (the "Recommendation Notice"). For a recommendation to be considered by the Nominating and Governance Committee, the Recommendation Notice must contain, at a minimum, the following: (i) the name and address, as they appear on our books, and telephone number of the shareholder making the recommendation, including information on the number of shares owned; (ii) if such person is not a shareholder of record or if such shares are owned by an entity, reasonable evidence of such person's ownership of such shares or such person's authority to act on behalf of such entity; (iii) the full legal name, address and telephone number of the individual being recommended, together with a reasonably detailed description of the background, experience and qualifications of that individual; (iv) a written acknowledgement by the individual being recommended that he or she has consented to that recommendation and consents to our undertaking of an investigation into that individual's background, experience and qualifications in the event the Nominating and Governance Committee desires to do so; (v) the disclosure of any relationship of the individual being recommended with our Company or any of our subsidiaries or affiliates, whether direct or indirect; and (vi) if known to the shareholder, any material interest of such shareholder or individual being recommended in any proposals or other business to be presented at our next annual meeting of shareholders (or a statement to the effect that no material interest is known to such shareholder).
Director Independence
No director or director nominee will be considered "independent" unless the Board affirmatively determines such individual has (or would have) no relationship that would interfere with the exercise of independent judgment in carrying out responsibilities as a director. When making "independence" determinations, the Board broadly considers all relevant facts and circumstances, as well as any other considerations specified by the Nasdaq listing rule, by law, or by any rule or regulation of any other regulatory body or self-regulatory body applicable to the Company. When assessing a director's relationship with the Company, the Board considers the issue not merely from the standpoint of the director or director nominee but also from that of persons or organizations with which such individual has an affiliation. Relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others).

The Nominating and Governance Committee has affirmatively determined eight of our nine incumbent directors, namely Robert E. Baker, Michael J. Fiorile, Kym M. Hubbard, Eileen A. Mallesch, Thomas E. Markert, David R. Meuse, Setareh Pouraghabagher and S. Elaine Roberts, are "independent" as determined by the Nasdaq listing rules. In addition, David J. D'Antoni, who retired from the STFC Board in May of 2017, was also "independent" during his service as determined by the Nasdaq listing rules. The Nominating and Governance Committee made this determination based upon its review of information included in director questionnaires provided by each of the incumbent directors and a report by our General Counsel.
The information reviewed by the Nominating and Governance Committee included information on the relationship between Mr. Meuse and Stonehenge Partners Corp. From time to time we make investments in debt and equity funds sponsored by affiliates of this company. The Nominating and Governance Committee affirmatively determined Mr. Meuse is independent as determined under the Nasdaq listing rules because he is not a partner, controlling shareholder or executive officer of Stonehenge Partners Corp., and our investments in the funds sponsored by, and the fees paid to, this company and its affiliates are not material to us or to them, and Mr. Meuse's relationships with these companies do not interfere with the exercise of his independent judgment in carrying out his responsibilities as a director of STFC. The fees paid to either Stonehenge Partners Corp. or its affiliates in 2017 by the Company did not exceed 5% of Stonehenge Partners Corp.'s gross revenue.
The information reviewed by the Nominating and Governance Committee also included information on the relationship between Ms. Hubbard and Ernst & Young LLP, the Company's independent registered public accounting firm and Ms. Hubbard's former employer. Ms. Hubbard retired from Ernst & Young LLP in April 2016 and joined our Board in September 2016. The Nominating and Governance Committee affirmatively determined Ms. Hubbard is independent as determined under the objective independence standards set forth in the Nasdaq listing rules, and her prior employment relationship with Ernst & Young LLP does not interfere with the exercise of her independent judgment in carrying out her responsibilities as a director of the Company.
Finally, the information reviewed by the Nominating and Governance Committee included information on the relationship of Mr. Baker and Mr. Fiorile as directors of State Auto Mutual. The Nominating and Governance Committee affirmatively determined Mr. Baker and Mr. Fiorile are independent as determined under the objective independence standards set forth in the Nasdaq listing rules and their service as directors of State Auto Mutual does not interfere with the exercise of their independent judgment in carrying out their responsibilities as directors of the Company.
Our Corporate Governance Guidelines expressly provide that four of the six standing committees (Audit, Compensation, Independent, and Nominating and Governance) are to be comprised solely of independent directors. All of these committees meet this standard.

Compensation of Outside Directors and Outside Director Compensation Table
The Company's philosophy is to provide competitive compensation necessary to attract and retain high-quality non-employee directors, who we refer to as our "outside directors." Outside directors receive compensation for the services they perform as members of our Board and the Board committees on which they serve. The Board believes a substantial portion of director compensation should consist of equity-based compensation to assist in aligning the outside directors' interests with the interests of our shareholders. Directors who are also employees of the Company (currently, only Mr. LaRocco) receive no additional compensation for services as a director.
The charter for the Compensation Committee requires the Compensation Committee to annually review the compensation of our outside directors and recommend any changes to such compensation to our Board. Because the Boards of Directors of our Company and State Auto Mutual have two common directors on each Board, the Compensation Committees of our Company and State Auto Mutual meet jointly to consider the director compensation arrangements for both Boards. At these meetings, usually held in November, the Compensation Committees review peer group compensation and market data provided by Pay Governance LLC, the compensation consultant for the Compensation Committee. For 2017, our Compensation Committee recommended to our Board, and our Board approved, increasing the total annual retainer paid to our outside directors from $145,000 to $155,000, with $80,000, or 52%, to be paid in cash and $75,000, or 48%, to be paid in equity in the form of Restricted Share Units ("RSUs"). For 2018, our Compensation Committee recommended to the Board, and the Board approved, maintaining the total annual retainer paid to our outside directors at the 2017 level.
No meeting fees are payable to any of our directors, as our directors are expected to attend and participate in all meetings of the Board and the Board committees on which they serve without the incentive of additional compensation. Our Board may, however, elect to pay additional meeting fees to directors if it determines extraordinary circumstances warrant the formation of a special committee or necessitate a large number of meetings. No additional meeting fees were paid to our directors in 2017. For 2018, each chairperson of our permanent Board committees is to receive an additional $7,500 annual cash retainer, the same amount as paid in 2017, other than the chairpersons of the Audit Committee and the Compensation Committee, who are to receive an additional annual cash retainer of $17,500 and $12,500, respectively, the same amounts as paid in 2017. Our Lead Director will receive an additional cash retainer of $20,000, the same amount as paid in 2017. We reimburse our outside directors for the travel expenses they incur to attend Board and committee meetings and an annual Board retreat. The Company also reimburses each of our outside directors for the travel expenses incurred by a guest of the outside director to attend the annual Board retreat, subject to applicable tax laws.
Our outside directors may defer all or any portion of the cash compensation they receive for Board or committee service under our deferred compensation plan for directors. The amount of cash compensation earned by each director in 2017, whether or not deferred, is included in the amounts shown in the "Fees Paid or Earned in Cash" column of the "2017 Outside Director Compensation" table set forth below.

Our outside directors also have received equity compensation in the form of RSUs granted pursuant to our Outside Directors Restricted Share Unit Plan (the "Directors' RSU Plan"). An RSU is a unit representing one common share. The value of each RSU, on any particular day, is equal to the last reported sale price of a common share on the Nasdaq Stock Market on the immediately previous trading day. Following each annual meeting of shareholders, each outside director automatically receives an annual award of RSUs. Under the Directors' RSU Plan, the number of RSUs awarded annually will be determined by the administrative committee in accordance with the terms of the Directors' RSU Plan. The Compensation Committee has the power to increase or decrease the number of RSUs to be awarded to each of the outside directors not to exceed a maximum annual award of 10,000 RSUs. For 2017, our Compensation Committee determined, each outside director would be awarded a number of RSUs equal to the targeted annual equity compensation for outside directors divided by the average daily closing price of a common share during the prior (2016) calendar year. This calculation resulted in each outside director receiving an award of 3,343 RSUs following the 2017 annual meeting of the shareholders.
Under the Directors' RSU Plan, whenever a dividend is paid with respect to our common shares, an amount equal to the value of the dividend is paid to the holders of RSUs with respect to each RSU in their account on the dividend record date in the form of additional RSUs. RSUs vest upon the completion of six months of service as an outside director from the date of grant. Outside directors are generally required to hold their RSUs until their service on the Board terminates, at which time such outside director may settle his or her RSUs in cash or common shares payable, at the director's election, in a single lump sum or in annual installments over a five- or ten-year period. An outside director elected or appointed to the Board outside of an annual meeting of our shareholders will be granted a pro rata amount of RSUs based upon the number of anticipated days after the date of election or appointment until our next annual meeting of shareholders.
2017 Outside Director Compensation
In 2017, our outside directors received the following compensation:

Name	Fees Paid or Earned in Cash ($)	Restricted Share Unit Awards ($)(1)	Total Compensation ($)
Robert E. Baker (2)	92,500	75,017	167,517
David J. D'Antoni (4)	40,000	—	40,000
Michael J. Fiorile (2)	87,500	75,017	162,517
Kym M. Hubbard	80,000	75,017	155,017
Eileen A. Mallesch	97,500	75,017	172,517
Thomas E. Markert	87,500	75,017	162,517
David R. Meuse	107,500	75,017	182,517
Setareh Pouraghabagher(3)	40,000	65,570	105,570
S. Elaine Roberts	80,000	75,017	155,017

(1)  The total dollar amount shown in the Restricted Share Unit Awards column represents the cash value of the total number of RSUs awarded in 2017 valued at the closing price of common shares on the grant valuation date ($22.44 per RSU). This valuation, required for proxy statement reporting purposes, is based on a single day's market value, which differs substantially from the one-year average price used to determine the actual grant. We believe the valuation methodology used by the Company is more representative of the value of the RSUs at the time of grant.

(2) The total compensation paid to Mr. Baker and Mr. Fiorile excludes any compensation they receive for their service on the State Auto Mutual Board of Directors.
(3) Ms. Pouraghabagher was first elected a director on June 27, 2017. Therefore, she was only eligible for a prorated RSU award and prorated amount of director fees for 2017.
(4) Mr. D'Antoni's term as a director expired concurrently with the holding of the annual meeting of shareholders held on May 5, 2017. Therefore, he was ineligible to be awarded any RSUs during 2017.

Outside Directors' Ownership of Restricted Share Units
The following table sets forth the aggregate number of RSUs owned by each of our current outside directors as of March 16, 2018:

Name	Number of Restricted Share Units
Robert E. Baker	34,449
Michael J. Fiorile	9,875
Kym M. Hubbard	5,331
Eileen A. Mallesch	27,549
Thomas E. Markert	34,449
David R. Meuse	36,306
Setareh Pouraghabagher	2,943
S. Elaine Roberts	38,181
Outside directors receive no other forms of compensation from the Company other than as described in this section.
No stock options have been awarded to any of the outside directors since 2004, and all previously awarded stock options have been exercised or have expired by their terms.

Communications with the Board
As further described in our Corporate Governance Guidelines, we provide a process by which shareholders may send communications to our Board. Any security holder who desires to communicate with one or more of our directors may send such communication to any or all directors through our Corporate Secretary, by e-mail to corporatesecretary@stateauto.com or in writing to the Corporate Secretary at our principal executive offices, 518 East Broad Street, Columbus, Ohio 43215. Security holders should designate whether such communication should be sent to a specific director or to all directors. The Corporate Secretary is responsible for forwarding such communication to the director or directors so designated by the security holder.

Other Governance Issues of Interest
Directors' Stock Ownership Guidelines
Our Company's Corporate Governance Guidelines contain the expectation that each of our outside directors will own Company shares or RSUs granted under the Directors RSU Plan having a total market value of at least four times the then current cash portion of the director's annual retainer, which was $80,000 for 2017. Each director has five years to attain this level of ownership. Our directors are required to hold all RSUs until their membership on the Board terminates.
As of March 16, 2018, all of our current directors had satisfied their ownership requirements under these guidelines or were within the five-year period for satisfying their ownership requirement.
Anti-Hedging Policy
A policy adopted by our Board prohibits all Company associates and members of the Board from engaging in certain hedging transactions with respect to Company securities held by them, including short sales and other transactions that shift the economic consequences of ownership of Company securities to a third party. Another policy adopted by the Board prohibits our Section 16 officers and members of the Board from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan. See below "Compensation Discussion and Analysis—Anti-Hedging Policy."

Availability of Corporate Governance Documents
The following documents are available on our website at www.stateauto.com under "Investors" and then under "Corporate Governance" then under "Governance Documents":

•	The Charters for our Audit Committee, Compensation Committee, Nominating and Governance Committee, Risk Committee, Investment and Finance Committee and standing Independent Committee;
•	Our Corporate Governance Guidelines, including Board of Directors' Ethical Principles;
•	Our Associate Code of Business Conduct; and
•	Our Code of Ethics for Senior Financial Officers.

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Fiscal Year Ending December 31, 2017
The Audit Committee provides assistance to our directors in fulfilling their responsibility to our shareholders in the oversight of our corporate accounting, reporting practices, internal controls over financial reporting, and the quality and integrity of our financial reports. In so doing, the Audit Committee maintains free and open communication between our directors, independent registered public accounting firm (independent auditor), internal auditors and management. Five independent directors comprise our Audit Committee, with two qualified as "audit committee financial experts" under the SEC and Nasdaq Rules.

Notwithstanding the foregoing, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our financial statements and disclosures are complete, accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of our management and our independent auditor, respectively. Management is responsible for preparation of our financial statements and disclosures and confirmation that they are complete, accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Our independent auditor, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of those audited financial statements with United States' generally accepted accounting principles ("US GAAP"), its judgment as to the quality, not just the acceptability, of our accounting practices and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including those matters required to be discussed by Auditing Standard ("AS") No. 1301 (previously AS No. 16), Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board ("PCAOB").

In the course of fulfilling its responsibilities, the Audit Committee reviewed the audited financial statements in our Company's Annual Report on Form 10-K for the 2017 fiscal year with our management and independent auditor, including a discussion of the quality, not just the acceptability, of our accounting practices, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. In addition, the Audit Committee discussed with our independent auditor its independence from our management and considered the compatibility of any permitted and pre-approved non-audit services with the independent auditor's independence. The Audit Committee also received written disclosures regarding the independent auditor's independence from management and the Company and received a letter confirming that fact from the independent auditor, which included applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence.

The Audit Committee discussed with our internal auditor and independent auditor the overall scope and plans for their respective audits. The Audit Committee regularly monitors our compliance with Section 404 of the Sarbanes-Oxley Act. The Company uses the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") framework to evaluate the effectiveness of our internal control over financial reporting. The Audit Committee periodically reviews the suitability of this framework with management. The Audit Committee and management currently believe the COSO 2013 framework is a suitable framework for its evaluation of our internal control over financial reporting. The Audit Committee meets with our internal auditor and independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also meets with our Chief Financial Officer, Chief Accounting Officer, Chief Risk Officer, General Counsel and Chief Actuarial Officer, as needed, without the rest of management present to discuss any matters of interest to the Audit Committee. The Audit Committee receives the annual Actuarial Report on Loss and Loss Adjustment Expense Reserves from the Chief Actuarial Officer who may present more often on any matters of interest to the Audit Committee.

The full responsibilities of the Audit Committee are set forth in its charter. The charter is reviewed annually by the Audit Committee and our Board and, if deemed necessary following such review, amended. In addition to the foregoing, these responsibilities include sole authority for selecting, overseeing, evaluating, compensating and replacing our independent auditor, responsibility for appointment, evaluation, and termination of the head of internal audit, reviewing with management the adequacy of loss reserves, pre-approving expenditures for services of our independent auditor, sole authority for retaining independent advisors, receipt and disposition of matters relating to allegations of accounting or other improprieties, reviewing matters relating to our Associate Code of Business Conduct and participating in disclosure control procedures and functioning as our qualified legal compliance committee. The Audit Committee also consults with our General Counsel with respect to legal matters affecting the Company. Additionally, the Audit Committee receives a quarterly report from members of management on select risk areas. Finally, the Audit Committee conducts an annual evaluation, in concert with management and certain finance staff, of the performance of the independent auditor.

As discussed above, the Audit Committee is responsible to monitor and review our financial reporting process on behalf of our Board of Directors. However, it is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not our associates, and some members are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with US GAAP and on the audit opinions of our independent auditor included in its report on our financial statements. The Audit Committee's review does not provide the Audit Committee with an independent basis to determine management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions with management and our independent auditor do not assure our financial statements are presented in accordance with US GAAP, the audit of our financial statements has been carried out in accordance with the standards of the PCAOB (United States), or our independent auditor is in fact "independent."

The Audit Committee receives regular reports from our Compliance Directors with respect to matters coming within the scope of our Associate Code of Business Conduct. Our chief executive officer and principal financial officers have each agreed to be bound by our Associate Code of Business Conduct and the Sarbanes-Oxley Act mandated Code of Ethics for Senior Financial Officers as a Special Supplement to our Associate Code of Business Conduct. We have also implemented and applied our Associate Code of Business Conduct throughout our Company. We have also implemented procedures for the receipt of complaints concerning our accounting, internal accounting controls or auditing practices, including the confidential, anonymous submission by our associates of concerns regarding questionable accounting or auditing practices. Our Audit Committee Chairperson receives transcripts for any report to the Company's Ethics Hotline.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors (and our Board has approved) the audited financial statements be included in our Annual Report on Form 10-K for the 2017 fiscal year for filing with the SEC.

Audit Committee
Eileen A. Mallesch, Chairperson
Robert E. Baker
Kym M. Hubbard
David R. Meuse
Setareh Pouraghabagher

Independent Registered Public Accounting Firm's Audit and Other Services Fees
Ernst & Young LLP served as our independent registered public accounting firm for 2017. It is anticipated that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. Such representatives will be available to respond to appropriate questions. The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2018. See above "Proposal Two: Ratification of Selection of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm."
All services to be provided by Ernst & Young LLP are pre-approved by the Audit Committee, including audit services, audit-related services, tax services and certain other services. See below "Audit Committee's Pre-Approval Policies and Procedures." Aggregate fees billed to or incurred by the Company for services performed for the years ending December 31, 2017 and 2016, respectively, by Ernst & Young LLP were as follows:

	2017	2016(6)
Audit fees (1)	$1,863,960	$1,808,082
Audit related fees (2)	38,738	—
Tax fees (3)(4)	40,091	51,147
All other fees	—	—
Total (5)	$1,942,789	$1,859,229

(1) Includes services rendered for the audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q and other audit services normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

(2) Fees for agreed upon procedures performed on behalf of the Michigan Catastrophic Claims Association.
(3) The Audit Committee has considered whether the provision of these services is compatible with maintaining the independence of our registered public accounting firm. The Audit Committee must pre-approve any non-audit services performed by our independent registered public accounting firm to the extent such services are not prohibited by law from being performed by such independent registered public accounting firm. See below "Audit Committee's Pre-Approval Policies and Procedures."

(4) Includes services for tax research and compliance.
(5) All Ernst & Young LLP fees are on a State Auto Group basis.
(6) Includes services performed for the 2016 audit year after the 2017 Proxy Statement record date.

Audit Committee's Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The Audit Committee's policy is to pre-approve all auditing services and our use of the independent public accountants to perform any non-audit or tax services which are not prohibited by Section 10A(g) of the Securities Exchange Act of 1934, subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of such Act. No services were provided by Ernst & Young LLP in 2017 or 2016 that were approved by the Audit Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus approved by the Audit Committee after such services have been performed).

COMPENSATION COMMITTEE MATTERS

Compensation Committee Interlocks and Insider Participation
The Compensation Committee currently consists of the following five members of our Board of Directors: Chairperson Robert E. Baker; Kym M. Hubbard; Eileen A. Mallesch; Thomas E. Markert; and S. Elaine Roberts. None of the members of the Compensation Committee is, or was, an officer or associate of our Company or any of our subsidiaries or of State Auto Mutual. Also, during 2017 none of our executive officers served as a member of a compensation committee or as a director of any entity for which any of our directors served as an executive officer.

Compensation Committee Report
The Compensation Committee of our Board of Directors oversees our compensation programs on behalf of our Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the 2017 fiscal year and in this Proxy Statement.
Compensation Committee
Robert E. Baker, Chairperson
Kym M. Hubbard
Eileen A. Mallesch
Thomas E. Markert
S. Elaine Roberts

CEO PAY RATIO DISCLOSURE
The amount earned in 2017 by our chief executive officer with respect to the Performance Award Units ("PAUs") awarded to him in 2015 under the State Auto Financial Corporation Long-Term Incentive Plan, as amended, for the 2015-2017 performance period is not calculable as of the date of this Proxy Statement because the final performance data for the 2015-2017 performance period that determines the number of PAUs earned was not available as of the date of this Proxy Statement. As a result, we have omitted the CEO pay ratio disclosure required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K from this Proxy Statement pursuant to Instruction 6 to Item 402(u) of Regulation S-K. We expect to determine the amount payable to our chief executive officer with respect to such PAUs in May 2018 and will include such amount and the required CEO pay ratio disclosure in a Current Report on Form 8-K to be filed no later than four business days after the Compensation Committee approves the chief executive officer’s PAU award, if any, for the 2015-2017 performance period.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers ("NEOs").

Executive Summary
2017 Compensation Summary

•	Base Salary. The salaries of our NEOs increased on average by 5.5% in 2017 in recognition of their significant efforts in connection with the turnaround of the Company.

•	Short-Term Incentive Compensation. None of the NEOs earned a performance bonus award for 2017 under the State Auto Financial Corporation One Team Incentive Plan ("OTIP").

•
Long-Term Incentive Compensation. In 2017, we awarded performance units and cash-based PAUs to our NEOs under the State Auto Financial Corporation 2017 Long-Term Incentive Plan ("2017 Long-Term Incentive Plan"). The performance units and PAUs will vest and be earned, if at all, after the completion of the performance period, which is the three-year period from January 1, 2017, through December 31, 2019, based on the State Auto Group net written premium growth and combined ratio during the performance period.

The following table shows for each NEO: (i) the targeted performance bonus award payout under the OTIP for 2017 and the actual bonus award payout under the OTIP for 2017; (ii) the targeted value of the PAUs granted for the 2015-2017 performance period and the amount accrued by the Company for the PAUs granted for the 2015-2017 performance period; and (iii) the targeted value of the equity compensation awarded to our NEOs in 2017 and the value of the equity compensation awarded to our NEOs in 2017 as of December 31, 2017.

			Long-Term Incentive Compensation
	Short-Term Incentive Compensation		PAUs		Equity Compensation		TOTAL
	Target	Actual	Target	Accrued	Target	Value	Target	Value
Michael E. LaRocco Chairman, President and Chief Executive Officer	$925,000	$—	$773,500	$154,700	$763,125	$735,292	$2,461,625	$889,992
Steven E. English Senior Vice President, Chief Financial Officer	$369,091	$—	$241,800	$48,360	$196,849	$189,667	$807,740	$238,027
Kim B. Garland Senior Vice President, Director of Commercial Lines and State Auto Labs	$350,691	$—	$214,500	$42,900	$175,346	$168,937	$740,537	$211,837
Paul M. Stachura Senior Vice President, Chief CARE Officer	$258,283	$—	$266,264	$53,253	$129,142	$124,409	$653,689	$177,662
Gregory A. Tacchetti Senior Vice President, Chief Information and Strategy Officer	$262,763	$—	$49,243	$9,849	$131,382	$126,585	$443,388	$136,433

Impact of State Auto Group on Compensation of NEOs
Our executive compensation program reflects our corporate and management structure and our relationship with State Auto Mutual and its subsidiaries and affiliates. The Company and our subsidiaries operate and manage our businesses together with State Auto Mutual and its subsidiaries and affiliates under various pooling, management and cost sharing agreements under the leadership and direction of the same senior management team. See below "Related Person Transactions—Transactions Involving State Auto Mutual" for a discussion of these agreements.
As a result, our NEOs are also officers of State Auto Mutual and provide services to the Company, our subsidiaries, State Auto Mutual and its subsidiaries and affiliates (e.g., Mr. LaRocco serves as the President and Chief Executive Officer of both the Company and State Auto Mutual). Therefore, when determining the compensation of our NEOs, the Compensation Committee takes into account the services our NEOs perform for the Company and its subsidiaries and the services they perform for State Auto Mutual and its subsidiaries and affiliates. For 2017 and prior years, the Compensation Committee initially targeted the total amount of each element of compensation payable to our NEOs at or close to the median compensation level in our competitive market, which we define as insurance companies similar in size to the State Auto Group, as opposed to insurance companies similar in size to the Company. (See below "How the Amount of Executive Compensation is Determined—Benchmarking of Executive Compensation Program Elements"). In addition, the performance measures applicable to the OTIP performance bonus award, the PAUs and the performance units awarded to our NEOs in 2017 are based on the performance of the State Auto Group. The charts below set forth the total revenues and total assets of the median company within the NEO Peer Group (as defined below in "How the Amount of Executive Compensation is Determined—Benchmarking of Executive Compensation Program Elements") and the Company and the total net written premiums and total admitted assets of the State Auto Group, in each case for the year ended and at December 31, 2016 (the companies included in the NEO Peer Group used for 2017 compensation decisions were selected based on 2016 financial data).

TOTAL REVENUES IN 2016

NEO Peer Group Median
$2.066 Billion
State Auto Financial
$1.405 Billion
State Auto Group
(Total Net Written Premium)
$1.989 Billion

Because our NEOs perform services for the Company and its subsidiaries and State Auto Mutual and its subsidiaries and affiliates, we generally allocated the compensation expenses in 2017 for such services as follows: 65% to the Company and its subsidiaries and 35% to State Auto Mutual and certain of its other subsidiaries and affiliates. However, the compensation of our NEOs as disclosed in this Proxy Statement includes all compensation expenses for the services performed by our NEOs for the Company, State Auto Mutual and the other members of the State Auto Group. As a result, any analysis conducted regarding the Company and its peers based on the compensation disclosed in this Proxy Statement should consider such disclosure includes compensation provided to our NEOs for services they performed for State Auto Mutual and the other members of the State Auto Group. The following table allocates the compensation reported for each NEO in the "Total" column of the Summary Compensation Table of this Proxy Statement between the Company as well as State Auto Mutual and certain of its other subsidiaries and affiliates based on the compensation expense allocation in effect on December 31, 2017 (i.e., 65% to the Company and 35% to State Auto Mutual and certain of its other subsidiaries and affiliates):

	2017		2016		2015
	State Auto Financial	State Auto Mutual	State Auto Financial	State Auto Mutual	State Auto Financial	State Auto Mutual
Michael E. LaRocco	$1,076,249	$579,519	$1,100,657	$592,662	$951,113	$512,138
Steven E. English	$600,222	$323,197	$577,727	$311,084	$587,818	$316,518
Kim B. Garland	$454,522	$244,742	$497,351	$267,805	$476,452	$256,551
Paul M. Stachura	$349,662	$188,280	$392,611	$211,406	—	—
Gregory A. Tacchetti	$349,875	$188,394	—	—	—	—
Pay for Performance
The Compensation Committee conducted a pay for performance analysis comparing (i) the total realizable pay earned by our chief executive officer over the five-year period ended December 31, 2016, to the total realizable pay earned by the chief executive officers of each member of the NEO Peer Group over that period, and (ii) the total shareholder return ("TSR"), premium growth, GAAP combined ratio, total equity growth and return on equity of the Company over the five-year period ended December 31, 2016, to the TSR, premium growth, GAAP combined ratio, total equity growth and return on equity of the members of the NEO Peer Group over that period.
The total realizable pay used in our pay for performance analysis includes:

•	base salary earned during the five-year period;

•	actual annual cash bonuses earned during the period;

•	value of cash incentives earned for multi-year performance plans that began and ended during the period;

•
the vesting date value (as opposed to grant date value) of service-based restricted common share awards granted during the period and the value of any unvested restricted common share awards made during the period based on the Company’s stock price as of December 31, 2016; and

•
any exercised gains on options granted during the period and the paper value of any gains on any unexercised options received during the period based on the Company’s stock price as of December 31, 2016.

Based on input from its compensation consultant, Pay Governance LLC, the Compensation Committee concluded total realizable pay provides a more accurate basis for comparing the historical alignment of pay and performance than the information reported in the Summary Compensation Table. Unlike the amounts reported in the Summary Compensation Table, total realizable pay increases or decreases depending on our annual and long-term results and increases or decreases in our stock price and, as a result, better reflects the Company's performance in comparison to the results of our peers.
The Compensation Committee uses a five-year period in its analysis to provide a long-term perspective and include multiple complete PAU performance periods. The Compensation Committee uses the NEO Peer Group (which includes insurance companies comparable to the State Auto Group in terms of both size and type of business) in its analysis because the Compensation Committee (i) takes into account the services our chief executive officer performs for the Company and the services he performs for State Auto Mutual and the other members of the State Auto Group when determining the amount of his compensation and (ii) uses competitive or median pay levels in our competitive market, which we define as insurance companies similar in size to the State Auto Group (see below "How the Amount of Executive Compensation is Determined—Benchmarking of Executive Compensation Program Elements" of this Proxy Statement for a more detailed description of the NEO Peer Group), as a starting point in making compensation decisions.

As shown in the chart below, (i) the total realizable pay earned by our chief executive officer during the five-year period ended December 31, 2016, placed the Company in the 20th percentile when compared to the NEO Peer Group (the individual members of which are identified as diamonds in the chart below) and (ii) the TSR of the Company over the five-year period ended December 31, 2016, placed the Company in the 34th percentile when compared to the NEO Peer Group.

CEO PAY - PERFORMANCE ALIGNMENT
Realizable Pay vs. Total Shareholders Return
100%
75%
50%
25%
0%
State Auto Pay Percentile Ranking vs. Peers
State Auto
0%
25%
50%
75%
100%
STFC TSR Performance Percentile Ranking vs. Peers

The premium growth, GAAP combined ratio, total equity growth and return on equity of the Company over the five-year period ended December 31, 2016, placed the Company in the 10th percentile, 3rd percentile, 63rd percentile and 20th percentile, respectively, when compared to the NEO Peer Group. Based on the percentile rankings of the Company yielded by our pay for performance analysis, both the Compensation Committee and Pay Governance LLC concluded the compensation we paid to our chief executive officer for the five-year period ended December 31, 2016, was aligned with our performance for the period.
2017 "Say-on-Pay" Vote
We held our annual shareholder advisory vote regarding the compensation of our NEOs, commonly referred to as a "say-on-pay" vote, at our 2017 annual meeting of shareholders. Our shareholders overwhelmingly approved the compensation of our NEOs, with more than 99% of the votes cast in favor of our 2017 "say-on-pay" resolution. Since our 2017 annual meeting of shareholders, the Compensation Committee has considered the results of the 2017 "say-on-pay" vote in its evaluation of our executive compensation programs and practices. Based on the strong support our shareholders expressed at our 2017 annual meeting of shareholders, the Compensation Committee did not make any changes to our executive compensation program as a result of the 2017 "say-on-pay" vote.
Compensation Policies and Practices
We endeavor to maintain governance practices consistent with what we believe represent current best practices, including with respect to the oversight of our executive compensation program. Our compensation policies and practices include the following:

•
No Tax Gross-Up Payments in Change of Control Agreements. The executive change of control agreements between the Company and our NEOs do not entitle our NEOs to any tax gross-up payments. (See below "Agreements with Named Executive Officers").

•
Stock Ownership Holding Periods. The Company's Ownership Guidelines (as defined below in "Stock Ownership Guidelines") require our Section 16 officers to hold the net amount of common shares obtained through the exercise of stock options or vesting of restricted common shares until the date on which the officer satisfies the Ownership Target Amounts (as defined below in "Stock Ownership Guidelines").

•
Anti-Hedging and Anti-Pledging Policies. All Company associates, including our NEOs, and members of the Board are prohibited from engaging in certain hedging transactions with respect to Company securities held by them. Our executive officers and members of the Board are also prohibited from pledging Company securities as collateral for a loan. (See below "Anti-Hedging and Anti-Pledging Policy").

•
Independent Compensation Consultant. The Compensation Committee's independent compensation consultant, Pay Governance LLC, is engaged directly by the Compensation Committee and performs services solely for the Compensation Committee.

•
"Clawback" Obligations and "Clawback" Policy. The employment and change of control agreements between the Company and our NEOs authorize the Board to require the NEO to repay all or any portion of the severance benefits paid to the NEO thereunder upon the occurrence of the events described below in "Agreements with Named Executive Officers" and require the Board to seek repayment of such severance benefits if the Board determines the NEO engaged in fraudulent conduct. In addition, our clawback policy requires the Company to seek to recover certain incentive compensation paid to our executive officers if the Company is required to prepare an accounting restatement or amend previously filed financial statements to correct errors to those financial statements. (See below "Clawback Policy")

•
Limited Committee Discretion to Increase Awards. The Compensation Committee may not increase awards to Covered Employees (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")) under our short-term or long-term incentive plans, provided the Compensation Committee may award discretionary bonuses to our NEOs under the OTIP. The Compensation Committee retains the discretion to decrease awards under our short-term and long-term incentive plans.

•	No Repricing of Underwater Stock Options. As stated in the 2009 Equity Plan, the Company will not reprice, replace or repurchase underwater stock options without first obtaining shareholder approval.

Executive Compensation Philosophy
The Compensation Committee and management believe the insurance industry is radically transforming and becoming increasingly competitive due to evolving industry and marketplace conditions, the introduction of new "non-traditional insurance" entities into the marketplace and changes in consumer expectations regarding product and delivery. The Compensation Committee determined that the evolution of the industry requires an executive compensation philosophy and objectives that focus on effectively recruiting, incentivizing, rewarding and retaining elite contributors. In furtherance of this focus, the Compensation Committee restructured our executive compensation program by: (i) replacing the Leadership Bonus Plan ("LBP") with the OTIP; (ii) replacing the State Auto Financial Corporation Long-Term Incentive Plan, as amended ("Prior LTIP"), and the 2009 Equity Plan with the 2017 Long-Term Incentive Plan; and (iii) aligning the performance measures and performance goals applicable to the awards under the OTIP with the performance measures and performance goals applicable to the awards under the 2017 Long-Term Incentive Plan. Our restructured executive compensation program seeks to promote the following philosophy and objectives:

•
Incentivize our Executives to Deliver Exceptional Results. The Compensation Committee modified the long-term equity compensation opportunity awarded to our executives by awarding stock-settled performance units subject to our achievement of profitable growth instead of service-based stock options and restricted stock. The maximum long-term compensation opportunities the Compensation Committee awarded under the 2017 Long-Term Incentive Plan would exceed the maximum long-term compensation opportunities historically offered by traditional P&C insurers, but only when our management team delivers exceptional results.

•
Reward Profitable Growth. The Compensation Committee has historically utilized peer group and insurance industry compensation data to evaluate the competitiveness of the elements of our executive compensation program and to determine the value of the PAUs ultimately earned by our NEOs. As a result of the radical transformation of, and the increased competition in, the insurance industry, the Compensation Committee believes the Company now needs to attract and retain executive talent from both within and outside the insurance industry. In addition, the Compensation Committee wants the short-term and long-term incentive compensation awards to better focus management on achieving profitable growth. The Compensation Committee believes profitable growth (as measured by the State Auto Group's combined ratio and net written premium growth) is the most critical result for delivering long-term success and shareholder value. Accordingly, the Compensation Committee values the short-term and long-term incentive compensation awarded to our executives based on the extent to which we achieve profitable growth instead of the compensation practices or performance of peer group companies or the insurance industry. The Compensation Committee believes subjecting all incentive compensation awards to performance measures based on profitable growth will: (i) enhance the alignment between pay and performance; (ii) solidify our One Team structure; (iii) allow us to remain competitive with other industries for top talent; (iv) increase accountability among our management team; (v) improve our ability to adapt to the evolving and increasingly competitive insurance industry; and (vi) align executive compensation with the value delivered to shareholders.

•
Increase Executive Ownership of Common Shares. Our restructured executive compensation program places a renewed focus on common share ownership within our management team, which we believe will more directly align the interests of management with the interests of our shareholders. We intend to achieve increased executive ownership of our common shares through the stock-settled performance units awarded pursuant to the 2017 Long-Term Incentive Plan.
Each element of our executive compensation program serves a unique role in establishing an appropriate balance between the rewards for short-term and long-term performance we believe will support our efforts to improve our performance and increase the price of our common shares over the long term. (See below "2017 Executive Compensation Program Elements").

How the Amount of Executive Compensation is Determined
Role of the Compensation Committee, Senior Management, Compensation Consultants and Other Advisors
In carrying out its responsibilities, the Compensation Committee requests and receives regular input and recommendations from the Board, management, the Board of Directors and Compensation Committee of State Auto Mutual, an executive compensation consultant and other advisors. The Compensation Committee also regularly engages in discussions and continuing education to better understand compensation trends, regulatory developments relating to compensation issues and the Company's compensation issues and objectives. Management informs and assists the Compensation Committee in establishing and monitoring performance goals, and in refining our executive compensation program.
As a result of the sharing of services and compensation expenses among the Company and the other members of the State Auto Group (see above "Executive Summary—Impact of State Auto Group on Compensation of NEOs"), the Board of Directors and Compensation Committee of State Auto Mutual are involved in the performance evaluation process of our chief executive officer. In addition, the members of State Auto Mutual's Compensation Committee attend the meetings of the STFC Compensation Committee. (See above "Corporate Governance and Board of Directors—Committees of the Board of Directors").
In making compensation decisions related to both the form and the amount of compensation, the Compensation Committee has historically relied upon competitive information obtained from its compensation consultant. In 2017, the Compensation Committee engaged and utilized the services of Pay Governance LLC, a compensation consultant. During 2017, Pay Governance LLC attended and participated in Compensation Committee meetings and advised the Compensation Committee regarding: (i) the effectiveness, competitiveness and design of our overall executive compensation program, its policies and practices and specific compensation packages for our NEOs and other executives; (ii) the competitiveness of compensation to our outside directors in comparison to their peers at similar public companies; (iii) the composition of the NEO Peer Group; (iv) the content and form of this Compensation Discussion and Analysis; (v) the alignment between the compensation of our NEOs and our performance; (vi) special requests of the Compensation Committee with respect to issues relating to the Company's executive compensation program; (vii) long-term incentive plan design proposals; and (viii) the employment agreement the Company, State Auto Mutual and State Auto P&C entered into with Mr. LaRocco on November 28, 2017, and the awards to Mr. LaRocco thereunder. During 2017, the Company did not engage Pay Governance LLC or its affiliates for any services beyond its support of the Compensation Committee.
In 2017, the Compensation Committee requested and received completed questionnaires from Pay Governance LLC and the Compensation Committee's outside legal counsel relating to their respective independence. Based on the completed questionnaires and other factors, the Compensation Committee confirmed the independence of Pay Governance LLC and the Compensation Committee’s outside legal counsel and determined its engagement of Pay Governance LLC and the Compensation Committee's outside legal counsel did not raise any conflict of interest.
Benchmarking of Elements of Executive Compensation Program Elements
In 2017 and prior years, the Compensation Committee considered data from the following sources, along with an analysis of such data provided by its compensation consultant, to determine what constitutes competitive compensation for our NEOs:

•	proxy statements filed by other publicly-held insurance companies comparable to the State Auto Group in terms of both size and type of business (the "NEO Peer Group"); and

•
pay surveys of the insurance and financial services industry relating to public, private and mutually-owned insurance companies and public and private financial services companies and pay surveys of the technology industry relating to public and private technology companies (the "Survey Data").

NEO Peer Group
The Compensation Committee, with input from its compensation consultant and management, approves property and casualty insurance companies to be part of the NEO Peer Group based on their status as public companies and whether their size and business overlap with the State Auto Group, which is larger than the Company. Public companies are selected because they are required to publicly disclose detailed information in their SEC filings regarding the compensation of their NEOs and their executive compensation programs, which allows us to compare the competitiveness of the compensation of our NEOs with those of our public company competitors. In considering business overlap, companies are selected which have a significant portion of their business in personal and commercial automobile, homeowners, specialty, workers' compensation and commercial property and casualty insurance. The Compensation Committee considers premium volume, total assets, market capitalization and number of associates when determining whether a company's size overlaps with the State Auto Group. Companies similar in size to the State Auto Group are selected because our NEOs are also officers of State Auto Mutual and provide services to our Company, State Auto Mutual and the other members of the State Auto Group. However, some of the companies in the NEO Peer Group are substantially larger than the State Auto Group while others are smaller. Normally, companies included in the NEO Peer Group are within one-half to two times the size of State Auto Group. The size of the median company within the NEO Peer Group is comparable to the State Auto Group. The members of the NEO Peer Group change periodically because of mergers, acquisitions, start-ups, spin offs and similar transactions.
The NEO Peer Group used for 2017 was comprised of the following 20 companies:

Alleghany Corporation	Allied World Assurance Company	AmTrust Financial Services, Inc.
Argo Group International Holdings, Ltd.	Aspen Insurance Holdings Limited	Cincinnati Financial Corporation
Erie Indemnity Company	Horace Mann Educators Corporation	Infinity Property & Casualty Corporation
Kemper Corporation	Mercury General Corporation	Old Republic International Corporation
OneBeacon Insurance Group, Ltd.	RLI Corp.	Safety Insurance Group, Inc.
Selective Insurance Group Inc.	The Hanover Insurance Group	The Navigators Group, Inc.
United Fire Group, Inc.	White Mountains Insurance Group
Survey Data
The Survey Data complements the NEO Peer Group information by providing broader comparisons, which allows us to more comprehensively assess the compensation we pay to our executive officers relative to the compensation paid in the insurance and financial services industry to similar positions.
Use of Compensation Data
As a starting point when making compensation decisions, the Compensation Committee uses NEO Peer Group data that relates to a comparable position at the Company and Survey Data that relates to individuals in similar positions at insurers similar in size to the State Auto Group (which we refer to as our "competitive market") to determine competitive or median pay levels in the competitive market. However, in setting targets for the total amount and each element of compensation payable to each of our NEOs, the Compensation Committee evaluates the full range of pay opportunities in the market, which are derived from a variety of sources, including NEO Peer Group information and Survey Data, and the NEO's skills, experience, performance and strategic importance to the State Auto Group. Depending on this evaluation, the targets for the total amount and each element of compensation payable to each of our NEOs can be positioned at different levels in the competitive market. Certain compensation elements for Mr. LaRocco, such as base salary, retirement benefits, associate benefits and executive perquisites, are subject to the terms of his employment agreement. (See below "Agreements with Named Executive Officers—LaRocco Employment Agreement").
The Compensation Committee has also used the compensation data disclosed in the proxy statements of members of the NEO Peer Group to conduct pay for performance comparisons to help it understand the expectations of companies within the NEO Peer Group regarding incentive payouts and evaluate our executive compensation program and practices. The Compensation Committee has also used the Survey Data, in combination with information for the NEO Peer Group, to assess competitive pay levels and evaluate our executive compensation program and practices.
Use of Tally Sheets
The Compensation Committee continues to use tally sheets in its annual review of NEO compensation to review total compensation and each element of compensation provided to our NEOs. The tally sheets used by the Compensation Committee in its review of NEO compensation for 2017: (i) listed each individual element of compensation along with the amount earned in each category for 2014, 2015 and 2016; (ii) listed the target and maximum amounts of incentive compensation payable for 2016; and (iii) summarized the current value of associate benefits and perquisites. The tally sheets provide a useful perspective on the total value of NEO compensation and show how total compensation changes from year to year. The Compensation Committee also used tally sheets to evaluate each NEO's total compensation in 2018.

2017 Executive Compensation Program Elements
We believe the mix of elements in our executive compensation program supports its objectives and provides appropriate reward opportunities. Each of these elements is discussed separately below, other than associate benefits which we offer to our NEOs on the same basis as all of our other associates.
The Company applies the following principles in designing our executive compensation program to achieve the objectives of our executive compensation program:

•
The Company does not have a prescribed mix between cash and non-cash compensation and short-term and long-term compensation, except for how it allocates long-term compensation between the various reward elements;

•
Neither the Compensation Committee nor the chief executive officer considers the other elements of compensation available to NEOs, such as salary increases, annual bonuses and equity ownership, when setting any one element; and

•	Awards made in prior years or in other parts of our compensation program have not influenced the opportunities or payments made available in the current year.
Some of our NEOs' compensation is governed by the terms of specific agreements between the NEO and the Company. (See below "Agreements with Named Executive Officers").
The following chart shows the elements of our executive compensation program for 2017, except for perquisites, which are minimal in nature.

*
In 2017, all of the NEOs were granted 50% of their total long-term incentive opportunity in the form of target PAUs and 50% in the form of target performance units. The PAUs and performance units awarded to the NEOs in 2017 are valued based on the State Auto Group net written premium and combined ratio during the three-year period from January 1, 2017, through December 31, 2019.

Base Salary
Base Salary Adjustment Process
The Compensation Committee believes in order for the Company to attract and retain the caliber of executives it needs to achieve both short-term and long-term success it is critical for the Company to provide the NEOs with base salaries competitive with those provided to executives in our competitive market with similar skills, competencies, experience and levels of responsibility. Accordingly, the Compensation Committee may adjust the amount of a NEO's base salary based on the median level of base salary for the NEO in our competitive market or to reflect a change in the NEO's scope of responsibility or unique skills or expertise.

2017 Base Salaries of NEOs
The Compensation Committee set the 2017 base salaries of the NEOs in March 2017 as follows. The adjustments were based on: (i) an evaluation of each individual’s skills, experience, performance and strategic importance to the State Auto Group; (ii) increases in the median base salaries for individuals in similar roles at peer companies and other insurers comparable in size to the State Auto Group; and (iii) the Company’s overall merit increase budget and policies.

	2016 Base Salary ($)	2017 Base Salary ($)	Increase (%)
Michael E. LaRocco	875,000	925,000	5.7
Steven E. English	478,950	492,121	2.7
Kim B. Garland	455,073	467,588	2.8
Paul M. Stachura	382,076	397,359	4.0
Gregory A. Tacchetti	359,975	404,250	12.3
Short-Term Incentive Compensation
The OTIP is designed to: (i) provide incentives and rewards to associates who achieve performance goals and strategic objectives which significantly contribute to long-term profitable growth; (ii) focus associates on the key measures we believe will drive superior performance and increase shareholder value over the long term; and (iii) assist us in recruiting and retaining highly talented associates by providing competitive total rewards. In March 2017, the Compensation Committee granted performance bonus awards under the OTIP to the NEOs as discussed below in "OTIP Performance Bonus Awards."
OTIP Performance Bonus Awards
Basis for OTIP Performance Bonus Awards
The OTIP provides for an annual cash incentive bonus opportunity for all of the Company's regular, active associates based upon the achievement of specified objective annual performance goals. The OTIP is designed to advance the interests of the Company and our shareholders by providing associates with a performance bonus for achieving the Company's strategic objectives. The OTIP performance bonus awards consisted solely of a Company performance component in 2017, which is consistent with our executive compensation program objective of better focusing management on achieving the results we believe are most critical for delivering long-term success and shareholder value.
OTIP Performance Bonus Award Process
Performance bonus awards under the OTIP consist of cash amounts payable upon the achievement of specified objective performance goals during a specified performance period. The performance goals for OTIP performance bonus awards are based upon the achievement of one or more performance measures of the Company, which may include one or more business segments or subgroups of the Company, over the performance period. Most performance periods will begin on the first day of the Company's fiscal year and end on the last day of that year. At the beginning of a performance period for a given OTIP performance bonus award, the Compensation Committee selects the performance measures for the award, establishes the performance goals for each performance measure and determines the amounts payable to each participant upon satisfaction of the performance goals. After the end of the performance period, management provides the Compensation Committee with the audited financial results achieved by the Company for each performance measure selected by the Compensation Committee. Based on this information, the Compensation Committee certifies the extent to which the performance goals were achieved and determines the amount of the award that is payable. The Compensation Committee has the discretion to determine the actual amount paid with respect to an OTIP performance bonus award that will be less than (but not greater than) the amount earned by the NEOs.
2017 OTIP Performance Bonus Awards
The payout structure established by the Compensation Committee for the 2017 OTIP performance bonus awards provides for a bonus ranging from 0% to 300% of the target bonus based on the extent to which we achieve the performance goals for the applicable performance measures as set forth in a performance matrix established by the Compensation Committee. The Compensation Committee believes this payout structure more effectively incentivizes our NEOs than the structure applicable to the 2016 OTIP performance bonus awards because of the significant upside potential it provides to our participants if they deliver exceptional results. The following table shows the target and maximum amounts of the 2017 OTIP performance bonus awards both as a percentage of the NEO's annual base salary and as a dollar amount for each of the NEOs based on the potential achievement of the performance goals.

	Target		Maximum
	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Michael E. LaRocco	100.0	$925,000	300.0	$2,775,000
Steven E. English	75.0	$369,091	225.0	$1,107,273
Kim B. Garland	75.0	$350,691	225.0	$1,052,073
Paul M. Stachura	65.0	$258,283	195.0	$774,849
Gregory A. Tacchetti	65.0	$262,763	195.0	$788,289
The Compensation Committee selected combined ratio and net written premium growth as the performance measures for the OTIP performance bonus awards in 2017. The Compensation Committee selected these performance measures because it believes they represent the most critical results for delivering long-term success and shareholder value and to align the performance measures applicable to the awards under the OTIP with the performance measures applicable to the awards under the 2017 Long-Term Incentive Plan.

•
"combined ratio" is a measure of the State Auto Group's underwriting profitability and is equal to the sum of (i) the State Auto Group's loss and loss adjustment expense ratio (i.e., losses and loss expenses as a percentage of net earned premium) and (ii) the State Auto Group's expense ratio (i.e., underwriting expenses and miscellaneous expenses offset by miscellaneous income as a percentage of net written premium), in each case based upon statutory accounting principles. Combined ratio includes positive or negative reserve development from prior years. Combined ratio is expressed as a percentage, and a combined ratio of less than 100% indicates underwriting profitability.

•	"net written premium growth" is a measure of the growth in the State Auto Group's total direct written premium volume from existing sources and merger and acquisitions.
The target performance goals applicable to the combined ratio and net written premium growth performance measures for the 2017 OTIP performance bonus awards were 96% and 3%, respectively. The performance matrix for the 2017 OTIP performance bonus awards provides no bonus will be payable if we achieve a combined ratio of more than 102% or net written premium growth of less than -5%. If we achieve the threshold combined ratio required to earn a maximum bonus (i.e., 96%), the performance matrix requires that we also achieve net written premium growth of no less than 19% to earn the maximum bonus. If we achieve the threshold net written premium growth required to earn a maximum bonus (i.e., 12%), the performance matrix requires that we also achieve a combined ratio of no more than 90% to earn the maximum bonus.
Target performance represents the Compensation Committee's anticipated median levels of performance in our industry during 2017. Given our recent performance, the target performance goals include an element of "stretch" performance. The performance goals which would result in a maximum bonus if achieved represent exceptional levels of performance the Compensation Committee believes are possible but may be extremely difficult to attain. The performance goals would result in a minimum bonus if achieved represent the lowest levels of performance the Compensation Committee believes would merit any form of financial reward. The Compensation Committee recognizes target performance may not be attained and believes providing for payments to be made for attaining minimum levels of profitability mitigates the incentive for NEOs and others to take excessive risks to achieve the target levels of performance.
The Compensation Committee retains the power to reduce, but not increase, the amounts payable to the NEOs pursuant to OTIP performance bonus awards. The Compensation Committee can also award discretionary bonuses under the OTIP. (See below "Tax Deductibility of Executive Compensation"). In 2017, we achieved a combined ratio of 107.6% and net written premium growth of 1.9%. As a result of our performance, none of the NEOs earned an annual performance bonus under the OTIP for 2017.
Long-Term Equity and Cash Incentive Compensation
2017 Long-Term Equity and Cash Incentive Compensation Awards
In 2017, the Compensation Committee awarded long-term incentive compensation to our NEOs in the form of performance units and PAUs under the 2017 Long-Term Incentive Plan. For 2017, the Compensation Committee provided 50% of each NEO's total long-term incentive compensation opportunity in the form of target performance units and 50% in the form of target PAUs. The Compensation Committee established this allocation to effectively manage share usage and control the dilution of the interests of our shareholders, including our largest shareholder State Auto Mutual.

2017 Performance Award Unit Awards
The Compensation Committee annually awards a target number of PAUs to our NEOs, which are paid in cash at the end of a three-year performance period. The Compensation Committee restructured the PAU awards made to our NEOs in 2017 compared to the PAU awards made to the NEOs in previous years to: (i) more effectively incentivize our NEOs by providing significant upside potential to our NEOs if they deliver exceptional results; (ii) better focus our NEOs on achieving profitable growth, which the Compensation Committee believes to represent the most critical result for delivering long-term success and shareholder value; and (iii) be more consistent with the structure of the OTIP performance bonus awards and the performance unit awards, which the Compensation Committee believes will solidify our One Team structure. PAUs continue to also serve the purpose of limiting shareholder dilution as they are paid in cash.
The PAUs awarded to the NEOs in 2017 will vest and be earned, if at all, after the completion of the performance period, which is the three-year period from January 1, 2017, through December 31, 2019, based on net written premium growth and combined ratio during the performance period. The Compensation Committee selected these performance measures as representative of the most critical results for delivering long-term success and shareholder value and to align the performance measures applicable to the 2017 PAU awards with the performance measures applicable to the 2017 OTIP performance bonus awards and the 2017 performance unit awards. The payout structure established by the Compensation Committee for the 2017 PAU awards provides the actual number of PAUs that will vest and be earned will range from 0% to 500% of the target number of PAUs awarded based on the extent to which we achieve the performance goals for the performance measures as set forth in a performance matrix established by the Compensation Committee. Each vested and earned PAU will be settled in cash for $1.00. The same performance goals apply to each NEO. The Compensation Committee believes this payout structure more effectively incentivizes our NEOs than the structure applicable to the PAUs awarded in previous years because of the significant upside potential it provides to our NEOs if they deliver sustained exceptional results during the performance period.

The performance goals which would result in the vesting of the target number of PAUs if achieved represent the Compensation Committee's anticipated median levels of performance in our industry during the performance period. Given our recent performance, the target performance goals include an element of "stretch" performance. The performance goals would result in the vesting of the maximum number of PAUs if achieved represent exceptional levels of performance the Compensation Committee believes are possible but may be extremely difficult to attain. The performance goals would result in the vesting of the minimum number of PAUs if achieved represent the lowest levels of performance the Compensation Committee believes would merit any form of financial reward. The Compensation Committee recognizes target performance may not be attained and believes providing for payments to be made for attaining minimum levels of profitability mitigates the incentive for NEOs and others to take excessive risks to achieve the target levels of performance.

Additionally, the NEO must remain employed by us through the end of the performance period for the PAUs to vest and be earned, except in the case of termination due to death, disability, retirement or through a reduction in force. In the event of the NEO's termination due to death or disability before the end of the performance period, the target number of PAUs will vest and be earned, prorated to the date of death or disability. If the NEO retires or is terminated through a reduction in force before the end of the performance period, a prorated portion of the PAUs which would have vested (based on actual performance as of the end of the performance period) will vest and be earned. The prorated amount will be based on the number of days the NEO remained employed during the performance period. Any portion of the PAUs not vested due to inadequate Company performance or termination of employment will be forfeited.
For the 2017-2019 performance period, our NEOs received PAUs in the number and with the target and maximum values described below:

	2017 Target Units (#)	Target Award Value ($)	Maximum Award Value ($)
Michael E. LaRocco	763,125	763,125	3,815,625
Steven E. English	196,849	196,849	984,245
Kim B. Garland	175,346	175,346	876,730
Paul M. Stachura	129,142	129,142	645,710
Gregory A. Tacchetti	131,382	131,382	656,910

2017 Performance Unit Awards
In 2017, the Compensation Committee replaced the stock option and restricted common shares awards it historically granted to our NEOs as long-term equity compensation with performance unit awards to: (i) more effectively incentivize our NEOs by providing significant upside potential to our NEOs if they deliver sustained exceptional results during the performance period; (ii) better focus our NEOs on achieving profitable growth, which the Compensation Committee believes to represent the most critical result for delivering long-term success and shareholder value; (iii) be more consistent with structure of the OTIP performance bonus awards and the PAU awards, which the Compensation Committee believes will solidify our One Team structure; and (iv) further our focus on pay-for-performance.

The performance units awarded to the NEOs in 2017 will vest and be earned, if at all, after the completion of the performance period, which is the three-year period from January 1, 2017, through December 31, 2019, based on net written premium growth and combined ratio during the performance period. The Compensation Committee selected these performance measures because it believes they represent the most critical results for delivering long-term success and shareholder value and to align the performance measures applicable to the 2017 performance unit awards with the performance measures applicable to the 2017 OTIP performance bonus awards and the 2017 PAU awards. The payout structure established by the Compensation Committee for the 2017 performance unit awards provides the actual number of performance units that will vest and be earned will range from 0% to 500% of the target number of performance units awarded based on the extent to which we achieve the performance goals for the performance measures as set forth in a performance matrix established by the Compensation Committee. The same performance goals apply to each NEO.

The performance goals which would result in the vesting of the target number of performance units if achieved represent the Compensation Committee's anticipated median levels of performance in our industry during the performance period. Given our recent performance, the target performance goals include an element of "stretch" performance. The performance goals which would result in the vesting of the maximum number of performance units if achieved represent exceptional levels of performance the Compensation Committee believes are possible but may be extremely difficult to attain. The performance goals which would result in the vesting of the minimum number of performance units if achieved represent the lowest levels of performance the Compensation Committee believes would merit any form of financial reward. The Compensation Committee recognizes target performance may not be attained and believes providing for payments to be made for attaining minimum levels of profitability mitigates the incentive for NEOs and others to take excessive risks to achieve the target levels of performance.

The Company intends to settle vested performance units in whole common shares, but reserves the right to settle in cash if appropriate. The performance units have no dividend or voting rights. Additionally, the NEO must remain employed by us through the end of the performance period for the performance units to vest and be earned, except in the case of termination due to death, disability, retirement or through a reduction in force. In the event of the NEO's termination due to death or disability before the end of the performance period, the target number of performance units will vest and be earned. If the NEO retires before the end of the performance period, the performance units will vest at the end of the performance period and be earned as if the NEO had remained employed with the Company during the entire performance period. In the event of the NEO's termination through a reduction in force before the end of the performance period, a prorated portion of the performance units that would have vested (based on actual performance as of the end of the performance period) will vest and be earned. The prorated amount will be based on the number of days the NEO remained employed during the performance period. Any portion of the performance units not vested due to inadequate performance or termination of employment will be forfeited.

For the 2017-2019 performance period, our NEOs received the following target number of performance units:

2017 Target Units (#)
Michael E. LaRocco	28,056
Steven E. English	7,237
Kim B. Garland	6,446
Paul M. Stachura	4,747
Gregory A. Tacchetti	4,830

Retirement and Deferred Compensation
Retirement Plans
We maintain a defined benefit pension plan, referred to as our "Retirement Plan," to recognize the career contributions and service of our associates, assist in the retention of our associates and provide our associates with income continuity into retirement. We also maintain a non-qualified Supplemental Executive Retirement Plan, referred to as our "SERP," to offset the impact of limitations imposed by tax laws on the amount of income or wages that can be considered in calculating benefits under traditional defined benefit pension plans, such as our Retirement Plan. Mr. English is the only current NEO who is eligible to participate in the Retirement Plan and SERP. The SERP enables highly compensated officers to achieve the same percentage of salary replacement as other associates upon retirement. An NEO is automatically enrolled in the SERP when his or her annual base salary exceeds the limit that can be considered in calculating benefits under the Retirement Plan. Under the Retirement Plan, an associate's period of service has a significant impact on the amount of retirement benefits they would be eligible to receive. Under the SERP, the amount of retirement benefits an associate would be eligible to receive is determined solely by the associate's actual period of service.
Defined Contribution Plan/401(k) Plan
We maintain a defined contribution plan intended to be a qualified plan under Sections 401(a) and 401(k) of the Code, which we refer to as our "RSP." The RSP is intended to help ensure the long-term financial stability of our associates. Participation in the RSP is available on the same terms to all of our associates, including our NEOs. Each participant can elect to contribute from 1% to 50% of his or her base salary to the RSP, subject to the limits imposed by the Internal Revenue Service. The Company may make a discretionary matching contribution of 100% of each participant's RSP contributions for the first 1% of base salary, plus 50% of each participant's RSP contribution between 2% and 6% of base salary, subject to limits imposed by the Internal Revenue Service. In 2010, all of our associates hired before January 1, 2010, made an election to either (i) continue participating in the Retirement Plan and RSP or (ii) cease participating in the Retirement Plan as of June 30, 2010, in favor of participating in an expanded benefit under the RSP beginning on July 1, 2010, under which the Company annually contributes to the RSP an additional amount equal to 5% of their annual base salary until the termination of their employment with the Company. If an associate elected to participate in the expanded RSP benefit, they would continue to be eligible to receive upon retirement their accrued benefit under the Retirement Plan as of June 30, 2010. See "Deferred Compensation Plans—Defined Contribution Plan/401(k) Plan" for more information regarding the RSP.
Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan
We maintain a non-qualified, unfunded deferred compensation plan for eligible key associates, which we refer to as our "Shadow Plan." Non-qualified plans provide highly compensated associates with the same retirement savings opportunities, on a relative basis, as other associates. Participants in non-qualified plans become unsecured creditors and incur the credit risk associated with that status. Associates eligible to participate in the Shadow Plan include those who are precluded by regulatory limitations from contributing a full 6% of salary to the RSP or who may choose to defer a portion of their salary beyond the amount matched by the RSP. Each associate who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis contributions are matched under the RSP, provided no more than 6% of any associate's base salary is subject to being matched in the aggregate under the RSP and the Shadow Plan. See below "Deferred Compensation Plans—Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan" for more information regarding the Shadow Plan.
Executive Perquisites and Other Compensation
We provide our executive officers certain minimal perquisites not tied to individual or Company performance. We believe these benefits are below the typical practices of companies of comparable size, are highly valued by recipients, have limited cost and are part of a competitive reward program that helps us attract and retain the best executives. Certain NEOs are also entitled under the terms of their hiring arrangements to the reimbursement of certain travel expenses, and for the gross-up of related taxes.

Looking Forward-2018 Executive Compensation
The Compensation Committee engaged Pay Governance LLC to serve as its independent outside compensation consultant for 2018. In the course of the engagement, Pay Governance LLC reviewed our executive compensation program as a whole and each principal element of the program.
After reviewing our executive compensation program, consulting with Pay Governance LLC and receiving input from our chief executive officer and other members of management, in the first quarter of 2018, the Compensation Committee established our 2018 executive compensation program, the principal elements of which are summarized below.
2018 Base Salaries of NEOs
The Compensation Committee set the 2018 base salaries of the NEOs in December 2017. The adjustments were based on: (i) an evaluation of each individual’s skills, experience, performance and strategic importance to the State Auto Group; (ii) increases in the median base salaries for individuals in similar roles at peer companies and other insurers comparable in size to the State Auto Group; and (iii) the Company's overall merit increase budget and policies.

	2017 Base Salary ($)	2018 Base Salary ($)	Increase (%)
Michael E. LaRocco	925,000	1,040,000	12.4
Steven E. English	492,121	516,727	5.0
Kim B. Garland	467,588	495,643	6.0
Paul M. Stachura	397,359	440,000	10.7
Gregory A. Tacchetti	404,250	450,000	11.3
2018 OTIP Performance Bonus Awards
For 2018, each NEO is eligible to receive a cash performance bonus payable based upon the achievement of specified objective performance goals during 2018. The Compensation Committee selected combined ratio and net written premium growth as the performance measures for the OTIP performance bonus awards for each of the NEOs in 2018. The actual performance bonus payable to each NEO may be increased by up to 300% (from the target bonus) if we achieve the maximum performance levels for both of the performance measures and be decreased to zero if we fail to meet the minimum performance levels for the net written premium growth and/or combined ratio.
The following table shows the target and maximum amounts of the 2018 OTIP performance bonus awards, both as a percentage of the NEO's annual base salary and as a dollar amount, for each of the NEOs based on the potential achievement of the applicable performance goals.

	Target		Maximum
	% of Salary	Dollar Amount	% of Salary	Dollar Amount
Michael E. LaRocco	120	$1,248,000	360	$3,744,000
Steven E. English	75	$387,545	225	$1,162,636
Kim B. Garland	75	$371,733	225	$1,115,198
Paul M. Stachura	65	$286,000	195	$858,000
Gregory A. Tacchetti	65	$292,500	195	$877,500

2018 Performance Unit Awards
In March 2018, the Compensation Committee granted to each NEO a performance unit award under our 2017 Long-Term Incentive Plan. Under these performance unit awards, each NEO was granted the following target number of performance units:

2018 Performance Unit Awards (Target # of Performance Units)
Michael E. LaRocco	33,851
Steven E. English	7,475
Kim B. Garland	6,722
Paul M. Stachura	5,171
Gregory A. Tacchetti	5,289
The performance units will vest and be earned, if at all, after the completion of the performance period, which is the three-year period from January 1, 2018, through December 31, 2020, based on net written premium growth and combined ratio during the performance period. The payout structure established by the Compensation Committee for the 2018 performance unit awards provides the actual number of performance units that will vest and be earned may increase to an amount equal to 500% of the target number of performance units awarded if we achieve the maximum performance goals for both of the performance measures and decrease to zero if we fail to meet the minimum performance levels for both of the performance measures. The same minimum, target and maximum performance levels apply to each NEO. The Company intends to settle vested performance units in whole common shares, but reserves the right to settle in cash if appropriate. The performance units have no dividend or voting rights.
The NEO must remain employed by us through the end of the performance period for the performance units to vest and be earned, except in the case of termination due to death, disability, retirement or through a reduction in force. In the event of the NEO's termination due to death or disability before the end of the performance period, the target number of performance units will vest and be earned. If the NEO retires before the end of the performance period, the performance units will vest at the end of the performance period and be earned as if the NEO had remained employed with the Company during the entire performance period. In the event of the NEO's termination through a reduction in force before the end of the performance period, a prorated portion of the performance units that would have vested (based on our actual performance as of the end of the performance period) will vest and be earned. The prorated amount will be based on the number of days the NEO remained employed during the performance period. Any portion of the performance units not vested due to inadequate performance or termination of employment will be forfeited.

2018 PAU Awards
In March 2018, the Compensation Committee granted to each NEO a PAU award under our 2017 Long-Term Incentive Plan. Under these PAU awards, each NEO was granted the following target number of PAUs:

2018 PAU Awards (Target # of PAUs)
Michael E. LaRocco	936,000
Steven E. English	206,691
Kim B. Garland	185,866
Paul M. Stachura	143,000
Gregory A. Tacchetti	146,250
The PAUs will vest and be earned, if at all, after the completion of the performance period, which is the three-year period from January 1, 2018, through December 31, 2020, based on net written premium growth and combined ratio during the performance period. The payout structure established by the Compensation Committee for the 2018 PAU awards provides the actual number of PAUs that will vest and be earned may increase to an amount equal to 500% of the target number of PAUs awarded if we achieve the maximum performance goals for both of the performance measures and decrease to zero if we fail to meet the minimum performance levels for both of the performance measures. The same minimum, target and maximum performance levels apply to each NEO. Each vested and earned PAU will be settled in cash for $1.00.
The NEO must remain employed by us through the end of the performance period for the PAUs to vest and be earned, except in the case of termination due to death, disability, retirement or through a reduction in force. In the event of the NEO's termination due to death or disability before the end of the performance period, the target number of PAUs will vest and be earned, prorated to the date of death or disability. If the NEO retires or is terminated through a reduction in force before the end of the performance period, a prorated portion of the PAUs which would have vested (based on our actual performance as of the end of the performance period) will vest and be earned. The prorated amount will be based on the number of days the NEO remained employed during the performance period. Any portion of the PAUs not vested due to inadequate Company performance or termination of employment will be forfeited.
2018 Restricted Common Share Awards
In March 2018, the Compensation Committee granted a retention award consisting of 10,000 time-based restricted common shares and 10,000 performance-based restricted common shares under our 2017 Long-Term Incentive Plan to each of Messrs. English, Garland, Stachura and Tacchetti. The time-based restricted common shares will vest equally in 25% increments over a four-year period beginning on December 31, 2018. All unvested time-based restricted common shares will vest immediately upon the NEO's death, disability or retirement. The performance-based restricted common shares will vest equally in 25% increments over a four-year period beginning on the first anniversary of the grant date based upon our achievement of the performance goals applicable to our annual performance bonus program for the calendar year prior to the vesting date. Accordingly, the 2,500 performance-based restricted common shares scheduled to vest on the first anniversary of the grant date will vest, if at all, based upon our combined ratio and net written premium growth in 2018 (i.e., the performance measures for the OTIP annual performance bonus awards for 2018). All unvested performance-based restricted common shares will vest immediately upon the NEO's death or disability. If the NEO retires before an applicable vesting date, one-quarter of the performance-based restricted common shares will vest and any remaining unvested performance-based restricted common shares will be forfeited. The NEO is entitled to receive dividend equivalents on both the time-based and performance-based restricted common shares, provided that such dividend equivalents are subject to the same vesting requirements that apply to the restricted common shares.

Also in March 2018, the Compensation Committee granted to each NEO an additional award of restricted common shares under our 2017 Long-Term Incentive Plan. Under these awards, each NEO was granted the following number of restricted common shares:

2018 Restricted Common Share Awards
Michael E. LaRocco	8,363
Steven E. English	3,337
Kim B. Garland	3,171
Paul M. Stachura	2,335
Gregory A. Tacchetti	2,376
These restricted common shares will vest equally in 33% increments over a three-year period beginning on December 31, 2018. All unvested restricted common shares will vest immediately upon the NEO's death, disability or retirement. The NEO is entitled to receive dividend equivalents on the restricted common shares, provided that such dividend equivalents are subject to the same vesting requirements that apply to the restricted common shares.

2018 Deferred Stock Unit Awards
In March 2018, the Compensation Committee granted 20,000 time-based deferred stock units and 20,000 performance-based deferred stock units under our 2017 Long-Term Incentive Plan to Mr. LaRocco pursuant to his employment agreement. The time-based deferred stock units will vest equally in one-third increments over a three-year period beginning on the day preceding the first anniversary of the grant date. All unvested time-based deferred stock units will vest immediately upon Mr. LaRocco's death, disability or retirement. The performance-based deferred stock units will vest and be earned, if at all, based on our combined ratio during the three-year performance period from January 1, 2018, through December 31, 2020, and the compound annual growth rate of our stock price during the three-year performance period from March 1, 2018 through March 1, 2021. All unvested performance-based deferred stock units will vest immediately upon Mr. LaRocco's death or disability. If Mr. LaRocco retires during the performance periods, the performance-based deferred stock units will vest based upon our achievement of the performance goals during the performance periods. Mr. LaRocco is entitled to receive dividend equivalents on the deferred stock units, provided that such dividend equivalents are subject to the same vesting requirements that apply to the deferred stock units.

Contractual Arrangements with Named Executive Officers
Employment Agreements
The Company enters into employment agreements to provide appropriate protection to the associate and the Company and clarity to the associate and the Company about the Company's expectations. The Company's only current employment agreement is with Mr. LaRocco, its Chairman, President and Chief Executive Officer. The Company believes having an employment agreement in place with Mr. LaRocco ensures leadership stability and focus and assists in long-term retention. The Company also believes continuity has a cumulative effect on the achievement of our long-term strategic and operational objectives and, therefore, also furthers the objectives of our executive compensation program.
The terms of Mr. LaRocco's employment agreement were the result of arm's length negotiations between the Compensation Committee and Mr. LaRocco. As is the case with most executive employment agreements, our employment agreement with Mr. LaRocco addresses separation and severance benefits in connection with the termination of his employment with us, either prior to or at the end of the employment term. These provisions benefit both the Company and the executive in they provide a clear understanding of the rights and obligations of the parties upon events resulting in the termination of the employment relationship. The terms of the employment agreement with Mr. LaRocco, including the severance and separation benefits provided to Mr. LaRocco upon the occurrence of certain termination events, are described in detail below under "Agreements with Named Executive Officers—LaRocco Employment Agreement."
Change of Control Agreements
Change of control agreements are part of our corporate strategy to retain our well-qualified senior executive officers, notwithstanding a potential or actual change of control of our Company. Change of control agreements also serve our shareholders' interests by ensuring senior executives will view any potential transaction objectively since an adverse change in their employment situation will not have adverse personal financial consequences. The terms of the change of control agreements with our NEOs are described in detail below under "Agreements with Named Executive Officers." The severance and separation benefits provided to the NEOs under their respective executive agreements are described below under "Potential Payments Upon Termination or Change of Control."

Tax Deductibility of Executive Compensation
Section 162(m) of the Code imposes a limit on the amount of compensation we may deduct in any one year for our NEOs unless certain specific criteria are satisfied. "Qualified performance-based compensation," as defined in Section 162(m) of the Code, is fully deductible if the programs are approved by shareholders and meet other requirements. Our shareholders have approved the material terms of the OTIP and the 2017 Long-Term Incentive Plan as required by Section 162(m) of the Code. Accordingly, compensation paid for the attainment of the performance bonus awards under the OTIP and the performance unit awards and PAU awards under the 2017 Long-Term Incentive Plan are intended to be deductible for federal income tax purposes under Section 162(m) of the Code for the 2017 year. While we generally attempt to tax qualify our compensation programs, we also seek to maintain flexibility in compensating our executives. As a result, our Compensation Committee has not adopted a policy requiring all compensation to be deductible.

Stock Ownership Guidelines
We have adopted stock ownership guidelines ("Ownership Guidelines") for our Section 16 officers, including our NEOs. These Ownership Guidelines reinforce one of the objectives of our executive compensation program and primary reasons for awarding equity compensation—to build appropriate levels of common share ownership among our executive team. Each person subject to the Ownership Guidelines is advised to acquire and maintain ownership of a designated number of common shares based on the person's position with us (the "Ownership Target Amounts"). Our Stock Ownership Guidelines also encourage our Section 16 officers to hold the net amount of common shares they obtain through the exercise of stock options or the vesting of restricted common shares or other applicable equity-based awards until the date on which the officer satisfies the Ownership Target Amounts.
Equity grants vary based on an individual's level in the Company, our competitive market data, the scope of the NEO's responsibility and the number of common shares available for issuance under our equity compensation plans. As a result, it makes sense to also vary the level of ownership we require of these individuals based on their level in the Company and the number of option grants they receive. The following Ownership Target Amount categories will remain in place until changed by the Compensation Committee:

Position	Ownership Target Amount
Chairman/Chief Executive Officer	100,000 common shares
Senior Vice President	15,000 common shares
Vice President	7,000 common shares
Executives are in compliance with the Ownership Guidelines if they meet the Ownership Target Amounts within five years of assuming the designated category of management or if they invest a minimum of 6% of their annual base salary, up to Employee Stock Purchase Plan limits, through a payroll deduction plan. All common shares directly owned by officers count toward meeting their respective Ownership Target Amounts, including unvested restricted common shares. In addition, for purposes of the Ownership Target Amounts we count as owned by officers one-third of their vested "in-the-money" stock options. The following table shows the Ownership Target Amounts for the NEOs and the number of common shares currently owned by the NEOs as of March 16, 2018.

	Ownership Target Amount for Common Shares	Eligible Options Owned by NEO(1)	Time-Based Unvested Restricted Stock Owned by NEO(2)(3)	Common Shares Owned Directly by NEO	Total Common Share Ownership Toward Target
Michael E. LaRocco	100,000	10,929	24,326	25,206	60,461
Steven E. English	15,000	44,542	16,005	19,104	79,651
Kim B. Garland	15,000	4,090	19,862	64,543	88,495
Paul M. Stachura	15,000	5,990	18,952	2,130	27,072
Gregory A. Tacchetti	15,000	1,861	16,651	—	18,512

(1) One-third of vested "in the money" stock options count toward the ownership level requirement. Vested options with an exercise price that is higher than the fair market value of the Company's common shares (i.e., underwater stock options) do not count towards the Ownership Guidelines. The stock options included in this table are one-third of those exercisable within 60 days of March 16, 2018, and "in the money" based on a price of $28.71, which represents the average closing price for the Company’s common shares during the 30-day period ending on March 16, 2018.

(2) Includes dividend equivalents reinvested in our common shares of: Mr. LaRocco—600; Mr. English—334; Mr. Garland—206; Mr. Stachura—204; Mr. Tacchetti—131.
(3) Excludes performance based unvested restricted stock of 10,000 shares for Mr. English, Mr. Garland, Mr. Stachura and Mr. Tacchetti.

Clawback Policy
Our clawback policy provides that if the Company is required to prepare an accounting restatement or amend previously filed financial statements to correct errors to those financial statements, the Company will seek to recover from any current and future Section 16 officer of the Company the portion of pre-tax incentive compensation granted and paid to the officer on or after March 1, 2016, in excess of what should have been paid to the officer if the payment was determined based on the restated or amended financial statements.

Anti-Hedging and Anti-Pledging Policy
Our anti-hedging policy prohibits all Company associates, including our NEOs, and members of the Board from engaging in certain hedging transactions relating to Company securities held by them, including short sales and other transactions that shift the economic consequences of ownership of Company securities to a third party (e.g., the purchase or sale of puts, calls or listed options and hedging transactions such as prepaid variable forwards, equity swaps, caps, collars and exchange funds). Our executive officers and members of the Board are also subject to a policy that prohibits them from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

Summary Compensation Table for 2017

Name and Principal Position	Year	Salary	Bonus (5)	Stock Awards (7)	Option Awards (8)	Non-Equity Incentive Plan Compensation (9)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (10)	All Other (11)	Total
Michael E. LaRocco(1)	2017	$911,539	$—	$686,811	$—	$—	$—	$57,418	$1,655,767
Chairman, President and Chief Executive Officer	2016	$869,230	$262,500	$160,710	$247,279	$—	$—	$153,600	$1,693,319
	2015	$572,115	$—	$178,506	$283,062	$319,576	$—	$109,992	$1,463,251
Steven E. English	2017	$488,575	$—	$177,162	$—	$—	$240,359	$17,323	$923,419
Senior Vice President and Chief Financial Officer	2016	$475,731	$107,764	$50,274	$77,348	$78,975	$154,595	$23,099	$967,786
	2015	$461,539	$—	$55,820	$87,967	$262,455	$76,537	$20,791	$965,109
Kim B. Garland(2)	2017	$464,219	$—	$157,798	$—	$—	$—	$77,247	$699,264
Senior Vice President, Director of Commercial Lines and State Auto Labs	2016	$451,595	$102,392	$44,782	$68,901	$—	$—	$97,486	$765,156
	2015	$152,308	$ 50,000(6)	$99,532	$75,445	$330,000	$—	$38,457	$745,742
Paul M. Stachura(3)	2017	$393,245	$—	$116,207	$—	$—	$—	$28,490	$537,942
Senior Vice President, Chief CARE Officer	2016	$380,443	$69,759	$32,590	$50,135	$—	$—	$71,090	$604,017
Gregory A. Tacchetti(4)	2017	$399,067	$—	$118,238	$—	$—	$—	$20,963	$538,269
Senior Vice President, Chief Information and Strategy Officer

(1)	Mr. LaRocco was hired by the Company and State Auto Mutual effective on April 27, 2015, and began serving as President and Chief Executive Officer of the Company and State Auto Mutual on May 8, 2015.

(2)	Mr. Garland was hired by the Company effective on August 24, 2015.

(3)	Mr. Stachura was hired by the Company effective on September 15, 2015.

(4)	Mr. Tacchetti was hired by the Company effective on August 25, 2015.

(5)
The dollar amounts shown in this column for 2016 represent the discretionary cash bonus awarded by the Compensation Committee to the NEOs as permitted under the OTIP in an amount equal to 30% of the target amount of the NEO's 2016 OTIP performance bonus award. For Mr. Stachura, this amount also includes a $6,716 signing bonus paid to Mr. Stachura in connection with his hiring.

(6)	This dollar amount represents a signing bonus paid to Mr. Garland in connection with his hiring.

(7)
For 2017, this dollar amount represents the grant date fair value of the performance units awarded under our 2017 Long-Term Incentive Plan during 2017 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC Topic 718"). These amounts do not represent the actual amounts that will be realized by the NEOs with respect to such awards. The actual number of performance units that will vest and be earned (if any) by each NEO will be based on net written premium growth and combined ratio during the applicable performance period (which began on January 1, 2017, and ends on December 31, 2019, for the performance units awarded in 2017). The aggregate grant date fair value of the performance units awarded in 2017 assuming we achieve the maximum performance level is as follows: Mr. LaRocco, $3,434,054; Mr. English, $885,809; Mr. Garland, $788,990; Mr. Stachura, $581,033; and Mr. Tacchetti, $591,192. See "Compensation Discussion and Analysis—2017 Executive Compensation Plan Elements—Long-Term Equity and Cash Incentive Compensation—2017 Performance Unit Awards" for more information concerning the performance units awarded in 2017.

For 2016 and 2015, this dollar amount represents the grant date fair value of the restricted common shares awarded under our 2009 Equity Plan during 2016 and 2015. The grant date fair value of the restricted common shares was determined by multiplying the closing price of our common shares on the date of grant by the number of restricted common shares granted.

(8)
The dollar amounts shown in this column represent the aggregate grant date fair value of the stock options awarded in the fiscal year indicated. The grant date fair value of each stock option granted was calculated in accordance with ASC Topic 718. For a discussion of the assumptions used in the calculations, see Note 14 to our Consolidated Financial Statements included in Item 8 of our Annual Report on Form 10-K for our fiscal year ended December 31, 2017.

(9)
The amounts earned in 2017 by the NEOs with respect to the PAUs awarded in 2015 under our Prior LTIP for the 2015-2017 performance period are not included in this column as the results for the 2015-2017 performance period applicable to such PAUs were not available as of the date of this Proxy Statement. We expect to determine the amounts payable to the NEOs with respect to such PAUs in May 2018.

For 2016 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2016 by each NEO under the OTIP performance bonus award for 2016 and the PAUs awarded under the Prior LTIP for the 2014-2016 performance period:

	OTIP Award ($)	PAU Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Michael E. LaRocco	—	—	—
Steven E. English	—	78,975	78,975
Kim B. Garland	—	—	—
Paul M. Stachura	—	—	—
For 2015 non-equity incentive plan compensation, the dollar amounts shown in this column reflect the aggregate total of the following awards earned in 2015 by each NEO under the Company performance component of the LBP, the individual performance component of the LBP and the PAUs awarded under the Prior LTIP for the 2013-2015 performance period:

	LBP Company Performance Award ($)	LBP Individual Performance Award ($)	PAU Award ($)	Total Non-Equity Incentive Plan Compensation Awards ($)
Michael E. LaRocco(a)	117,276	202,300	—	319,576
Steven E. English	61,310	140,372	60,777	262,459
Kim B. Garland(b)	247,500	82,500	—	330,000

(a)	Mr. LaRocco's LBP bonus was prorated to reflect the portion of the year during which he was employed by the Company.

(b)	Mr. Garland's LBP bonus was paid at target in accordance with the terms of his hiring arrangement.

(10)
The dollar amounts shown in this column reflect the change in the pension values for each of our NEOs, including amounts accruing under our Retirement Plan and SERPs in which certain of our NEOs participate. None of our NEOs who participate in our non-qualified deferred compensation plan receive preferential or above-market earnings.

(11)	The table below shows the components of the "All Other Compensation" column for 2015 through 2017.

	Year	Company Matches ($)(a)	Spousal Travel Expenses ($)(b)	Restricted Stock Dividends ($)	Relocation Payments ($)(c)	Other ($)(d)	Total ($)
Michael E. LaRocco	2017	45,404	5,869	6,145	—	—	57,418
	2016	97,596	11,107	3,864	41,033	—	153,600
	2015	27,433	9,746	1,580	71,233	—	109,992
Steven E. English	2017	9,275	5,869	2,179	—	—	17,323
	2016	9,275	11,107	2,717	—	—	23,099
	2015	9,275	9,746	1,770	—	—	20,791
Kim B. Garland	2017	29,748	5,869	832	—	40,799	77,248
	2016	51,802	11,107	624	2,088	31,865	97,486
	2015	4,062	—	441	21,215	12,739	38,457
Paul M. Stachura	2017	22,016	5,869	605	—	—	28,490
	2016	35,864	11,107	454	23,665	—	71,090
Gregory A. Tacchetti	2017	20,393	—	570	—	—	20,963

(a)
The dollar amounts in this column reflect Company-paid matches and contributions under our 401(k) and/or non-qualified deferred compensation plans. None of the amounts paid as matches or contributions received preferential earnings or interest.

(b)
The dollar amounts in this column reflect spousal/guest travel hosting on agent incentive trips and gross-up payments for the taxes incurred by the NEOs in connection with their receipt of such payments.

(c)
The dollar amounts in this column for 2016 reflects: (i) $41,033 in payments made to Mr. LaRocco to reimburse him for expenses he incurred in connection with relocation to Columbus, Ohio (including $14,318 in gross-up payments for the taxes incurred by Mr. LaRocco in connection with his receipt of such payments); (ii) $2,088 in payments made to Mr. Garland to reimburse him for expenses he incurred in connection with relocation to Columbus, Ohio (including $696 in gross-up payments for the taxes incurred by Mr. Garland in connection with his receipt of such payments); and (iii) $23,665 in payments made to Mr. Stachura to reimburse him for expenses he incurred in connection with relocation to Columbus, Ohio (including $8,779 in gross-up payments for the taxes incurred by Mr. Stachura in connection with his receipt of such payments). The dollar amounts in this column for 2015 reflects: (i) $71,233 in payments made to Mr. LaRocco to reimburse him for expenses he incurred in connection with relocation to Columbus, Ohio (including $23,816 in gross-up payments for the taxes incurred by Mr. LaRocco in connection with his receipt of such payments); and (ii) $21,215 in payments made to Mr. Garland to reimburse him for expenses he incurred in connection with relocation to Columbus, Ohio (including $3,055 in gross-up payments for the taxes incurred by Mr. Garland in connection with his receipt of such payments).

(d)
The dollar amount in this column for 2017 reflects $40,799 in payments made to Mr. Garland to reimburse him for travel expenses (including $13,607 in gross-up payments for the taxes incurred by Mr. Garland in connection with his receipt of such payments). The dollar amount in this column for 2016 reflects $31,865 in payments made to Mr. Garland to reimburse him for travel expenses (including $10,627 in gross-up payments for the taxes incurred by Mr. Garland in connection with his receipt of such payments). The dollar amount in this column for 2015 reflects $12,739 in payments made to Mr. Garland to reimburse him for travel expenses (including $4,248 in gross-up payments for the taxes incurred by Mr. Garland in connection with his receipt of such payments).

Grants of Plan-Based Awards in 2017

Name	Grant Date	Non-Equity Incentive Plan Number of Units (#)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Target ($)	Maximum ($)
Michael E. LaRocco
Performance Unit award(1)	3/3/2017				28,056		—	686,811
OTIP award(2)	3/3/2017		925,000	2,775,000
PAU award(3)	3/3/2017	763,125	763,125	3,815,625
Steven E. English
Performance Unit award(1)	3/3/2017				7,237		—	177,162
OTIP award(2)	3/3/2017		369,091	1,107,273
PAU award(3)	3/3/2017	196,849	196,849	984,245
Kim B. Garland
Performance Unit award(1)	3/3/2017				6,446		—	157,798
OTIP award(2)	3/3/2017		350,691	1,052,073
PAU award(3)	3/3/2017	175,346	175,346	876,730
Paul M. Stachura
Performance Unit award(1)	3/3/2017				4,747		—	116,207
OTIP award(2)	3/3/2017		258,283	774,849
PAU award(3)	3/3/2017	129,142	129,142	645,710
Gregory A. Tacchetti
Performance Unit award(1)	3/3/2017				4,830		—	118,238
OTIP award(2)	3/3/2017		262,763	788,289
PAU award(3)	3/3/2017	131,382	131,382	656,910

(1)
In 2017, all of our NEOs received performance unit awards under our 2017 Long-Term Incentive Plan. The amounts shown reflect the target number of the performance units each NEO is eligible to earn based on net written premium growth and combined ratio during the performance period which began on January 1, 2017, and ends on December 31, 2019. The grant date fair value of these performance units was determined in accordance with ASC Topic 718. For a further discussion of the performance units awarded to the NEOs in 2017, see "Compensation Discussion and Analysis—2017 Executive Compensation Plan Elements—Long-Term Equity and Cash Incentive Compensation—2017 Performance Unit Awards."

(2)
In 2017, all of our NEOs participated in the OTIP, our annual cash incentive bonus plan. For our NEOs, performance bonus awards under the OTIP awards are based upon the achievement of one or more performance measures of the Company (or one or more business segments or subgroups of the Company) over the performance period. The Compensation Committee selected combined ratio and net written premium growth as the performance measures for the OTIP performance bonus awards for each of the NEOs in 2017. The amounts shown reflect the target and maximum bonus each NEO may earn based on the achievement of the performance goals. None of the NEOs earned an OTIP performance bonus for 2017 because the Company did not achieve the minimum performance goals for the performance measures. For a further discussion of the 2017 OTIP performance bonus awards, see "Compensation Discussion and Analysis—2017 Executive Compensation Plan Elements—Short-Term Incentive Compensation—OTIP Performance Bonus Awards."

(3)
In 2017, all of our NEOs received PAU awards under our 2017 Long-Term Incentive Plan. The amounts shown reflect the target and maximum number of the PAUs each NEO is eligible to earn based on net written premium growth and combined ratio during the performance period which began on January 1, 2017, and ends on December 31, 2019. For a further discussion of the 2017 PAU awards, see "Compensation Discussion and Analysis—2017 Executive Compensation Plan Elements—Long-Term Equity and Cash Incentive Compensation—2017 Performance Award Unit Awards."

Outstanding Equity Awards at Fiscal 2017 Year-End

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)*	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Michael E. LaRocco	11,015	11,015	—	23.01	5/6/2025	15,363	447,371	28,056	816,991
	11,048	21,446	—	21.54	3/3/2026
Steven E. English	10,834	—	—	25.81	3/5/2018	4,805	139,922	7,237	210,741
	12,025	—	—	14.49	3/4/2019
	18,601	—	—	18.78	3/3/2020
	21,796	—	—	17.03	3/2/2021
	16,473	—	—	13.53	2/28/2022
	36,582	—	—	16.80	2/27/2023
	10,905	—	—	21.23	3/5/2024
	6,992	3,443	—	22.72	3/4/2025
	3,456	6,708	—	21.54	3/3/2026
Kim B. Garland	6,203	3,054	—	22.60	8/24/2025	6,485	188,843	6,446	187,708
	3,079	5,975	—	21.54	3/3/2026
Paul M. Stachura	13,555	6,675	—	24.27	9/15/2025	6,413	186,747	4,747	138,233
	2,240	4,348	—	21.54	3/3/2026
Gregory A. Tacchetti	1,425	701	—	21.95	8/25/2025	4,144	120,673	4,830	140,650
	2,111	4,096	—	21.54	3/3/2026

* The closing price of our common shares on December 29, 2017, (the last trading day of 2017) was $29.12.

(1)
All options listed in this table are exercisable for a ten-year period from their respective date of grant. The following schedule describes the vesting dates for the options listed as unexercisable by date of grant:

•
Options expiring February 27, 2023, were granted on February 28, 2013. These options vest in equal annual installments over a three-year period. All of these options fully vested as of February 28, 2016.

•	Options expiring March 5, 2024, were granted on March 6, 2014. These options vest in equal annual installments over a three-year period. All of these options fully vested as of March 6, 2017.

•	Options expiring March 4, 2025, were granted on March 5, 2015. These options vest in equal annual installments over a three-year period. All of these options fully vested as of March 5, 2018.

•	Options expiring May 6, 2025, were granted on May 7, 2015. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of May 7, 2018.

•	Options expiring August 24, 2025, were granted on August 25, 2015. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of August 25, 2018.

•
Options expiring September 15, 2025, were granted on September 16, 2015. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of September 16, 2018.

•	Options expiring March 3, 2026, were granted on March 4, 2016. These options vest in equal annual installments over a three-year period. All of these options will fully vest as of March 4, 2019.

(2)	All restricted common shares listed in this table vest on the third anniversary of the date of grant.

(3)
The amounts shown reflect the target number of performance units awarded to the NEOs in 2017 under the 2017 Long-Term Incentive Plan. Assuming we achieve the maximum performance goals applicable to such performance units, the amounts shown would increase to: Mr. LaRocco, 140,280; Mr. English, 36,185; Mr. Garland, 32,230; Mr. Stachura, 23,735; and Mr. Tacchetti, 24,150. The actual number of performance units that will vest and be earned (if any) by each NEO will be based on net written premium growth and combined ratio during the applicable performance period (which began on January 1, 2017, and ends on December 31, 2019, for the performance units awarded in 2017).

(4)
The amounts shown reflect the aggregate market value as of December 31, 2017, of the target number of performance units awarded to the NEOs in 2017, calculated by multiplying the target number of such performance units by $29.12 (the closing market price of our common shares on December 29, 2017, the last trading day of 2017). Assuming we achieve the maximum performance goals applicable to such performance units, the amounts shown would increase to: Mr. LaRocco, $4,084,954; Mr. English, $1,053,707; Mr. Garland, $938,538; Mr. Stachura, $691,163; and Mr. Tacchetti, $703,248.

Option Exercises and Stock Vested in Fiscal 2017

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)(2)
Michael E. LaRocco	11,350	16,117	—	—
Steven E. English	—	—	1,658	45,064
Kim B. Garland	—	—	—	—
Paul M. Stachura	—	—	—	—
Gregory A. Tacchetti	—	—	—	—

(1)	This dollar amount represents the aggregate difference between the exercise price of the options and the closing market price of our common shares on the exercise date.

(2)
This dollar amount represents the number of common shares underlying the unvested restricted common shares on the vesting date multiplied by the closing market price of our common shares on the vesting date.

Retirement Plans
Retirement Plan
We maintain a defined benefit pension plan, referred to as our "Retirement Plan." The Retirement Plan is intended to be a qualified plan under Section 401(a) of the Code and is subject to the minimum funding standards of Section 412 of the Code. Associates hired before January 1, 2010, (which does not include any NEOs currently employed by the Company other than Mr. English) are eligible to participate in the Retirement Plan. Benefits payable under the Retirement Plan are funded entirely through Company contributions to a trust fund. Only base salary, not incentive compensation, is taken into consideration in the calculation of benefits under our Retirement Plan.
Supplemental Executive Retirement Plan
Our Supplemental Executive Retirement Plan ("SERP"), which mirrors the Retirement Plan, provides a lump sum or deferred cash payments in actuarially determined amounts upon retirement for certain officers. Mr. English is the only current NEO who is eligible to participate in the SERP. Like the Retirement Plan, the SERP considers only base salary, not incentive compensation, in calculating the benefit due each participant. The Compensation Committee previously approved participation in this SERP for all NEOs. Eligible executives are now automatically enrolled in the SERP when his or her annual base salary exceeds the limit that can be considered in calculating benefits under the Retirement Plan.

Pension Benefits in Fiscal 2017

	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Fiscal Year
Michael E. LaRocco(2)
Steven E. English	Retirement Plan	17(3)	$730,821	—
	SERP	17(3)	$509,712	—
Kim B, Garland(2)
Paul M. Stachura(2)
Gregory A. Tacchetti(2)

(1)
The amounts shown in this column represent the present value of the normal retirement benefit each NEO would receive under the Retirement Plan, SERP and individual supplemental executive retirement plans if the NEO were to retire at his normal retirement age. Normal retirement age under the plans is defined as attaining age 65. The normal retirement benefit is equal to the sum of 1.75% of a participant's "covered compensation" multiplied by the participant's years of service plus 0.65% of a participant’s covered compensation multiplied by the participant's years of service. The normal form of benefit is a single life annuity. However, participants may elect a joint and survivor annuity with a survivor benefit of up to 100% of the participant's benefit. A participant who elects a joint and survivor annuity receives a reduced annual benefit, with a joint and 100% survivor annuity providing the smallest annual benefit. Participants who have attained age 55 with 15 years of service may receive an early retirement benefit under the plans. The early retirement benefit for a participant is reduced by 5% for each year prior to age 65 for a participant who terminates between ages 55 and 59 and by 4% for each year prior to age 65 for a participant who terminates between ages 60 and 65. If a participant were to retire at age 55, their normal retirement benefit would be reduced by 45%. As of December 31, 2017, Mr. English is the only NEO eligible for early retirement benefits under the plans. Participants may elect to receive up to 50% of their benefits in a lump-sum upon their retirement.

(2)	Messrs. LaRocco, Garland, Stachura and Tacchetti are not eligible to participate in the Retirement Plan or SERP and are not a party to an individual supplemental executive retirement plan.

(3)
Includes Mr. English's one year of service with Meridian Insurance Group, Inc. ("MIGI"). Mr. English was previously an executive officer with MIGI, which was acquired by State Auto Mutual in 2001. Following this acquisition, Mr. English became our associate, and for purposes of the Retirement Plan, he was given credit for his one year of eligible service with MIGI (total actuarial value of $32,713 within the Retirement Plan and $20,136 within the SERP).

Deferred Compensation Plans
Defined Contribution Plan/401(k) Plan
Our defined contribution plan, which we refer to as the "RSP," is intended to be a qualified plan under Sections 401(a) and 401(k) of the Code. Participation in the RSP is available on the same terms to all of our associates, including our NEOs. Each participant may elect to contribute from 1% to 50% of his or her base salary to the RSP, subject to any Internal Revenue Service limitations. The deferred amount is contributed to the RSP trust fund and invested in accordance with the election of the participant from among investment funds established under the trust agreement. Investment options include common shares, but only up to 20% of new contributions and the total account balance may be invested in common shares. Mr. Garland is our only NEO who made this election.
The Company may make a discretionary matching contribution of 100% of each participant's RSP contributions for the first 1% of base salary, plus 50% of each participant's RSP contribution between 2% and 6% of base salary, subject to an annual maximum of $18,000 for 2017. This equates to a Company contribution in the RSP of $0.58 cents for each salary dollar contributed by an associate who contributed a full 6% of salary to RSP. While a participant is always vested in his or her own salary reduction contributions, the right of a participant to amounts credited to his or her account as matching contributions is subject to vesting as provided by the 401(k) Plan.
In 2010, all of our associates hired before January 1, 2010, including our NEOs, made an election to either (i) continue participating in the Retirement Plan and RSP on the terms discussed above or (ii) cease participating in the Retirement Plan as of June 30, 2010, in favor of participating in an expanded benefit under the RSP beginning on July 1, 2010, pursuant to which the Company would annually contribute to the RSP an amount equal to 5% of their annual base salary until the termination of their employment with the Company. If an associate elected to participate in the expanded RSP benefit, they would continue to be eligible to receive upon retirement their accrued benefit under the Retirement Plan as of June 30, 2010.
Non-Qualified Deferred Compensation Plan/Supplemental 401(k) Plan
Our Non-Qualified Deferred Compensation Plan, which we refer to as our "Shadow Plan," is a non-qualified, unfunded deferred compensation plan for eligible key associates. Eligible associates include those who are precluded by regulatory limitations from contributing a full 6% of salary to the RSP or who choose to defer a portion of their salary beyond the amount matched by the RSP. Under the Shadow Plan, eligible associates who wish to participate enter into a salary reduction agreement to defer payment of an additional portion of the associate's salary. Each associate who is eligible to participate in the Shadow Plan is credited annually with his or her allocable share of Company matching contributions on the same basis contributions are matched under the RSP, provided no more than 6% of any associate's base salary is subject to being matched in the aggregate under the RSP and the Shadow Plan.
The total amount of salary deferred under the RSP and the Shadow Plan cannot exceed in the aggregate 50% of a participant's base salary. The Shadow Plan also allows participants to defer up to 100% of short-term and long-term incentive compensation, although bonuses remain ineligible for a Company match. Amounts deferred under the Shadow Plan, along with the Company match on any portion of salary deferral eligible for the match, are invested by State Auto P&C in a variety of mutual fund-type investment options in accordance with the election of the participants, which the participants may modify on a daily basis. Participants may choose from a variety of mutual fund-type investment options, and elect a five or ten-year payout option or a "date-certain" distribution option for withdrawal of funds from the Plan. Neither the Shadow Plan nor the RSP provides for above market or preferential earnings opportunities for any participant.

Nonqualified Deferred Compensation for Fiscal 2017

	Executive Contributions in Last Fiscal Year ($)(1)(2)	Registrant Contributions in Last Fiscal Year ($)(1)(3)	Aggregate Earnings in Last Fiscal Year ($)(4)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Michael E. LaRocco	63,596	24,014	44,220	—	290,535
Steven E. English	—	—	38,737	—	664,050
Kim B. Garland	135,706	942	34,073	—	329,460
Paul M. Stachura	—	—	2,763	—	22,322
Gregory A. Tacchetti	—	—	952	—	5,928

(1)	Contributions by the NEO or by us, as the case may be, were made pursuant to the Shadow Plan.

(2)	The dollar amounts shown in this column are included in the "Salary" column in the Summary Compensation Table for 2017.

(3)	The dollar amounts shown in this column are included in the "All Other Compensation" column in the Summary Compensation Table for 2017 and are discussed in the footnotes thereto.

(4)
The dollar amounts shown in this column reflect the total earnings on dollars deposited into the NEO's account in 2017 and all prior years for which the NEO deferred compensation on a non-qualified basis. Earnings are not preferential, in any sense. The dollars in these accounts are invested in investment funds that mirror the investment funds offered to participants in our RSP.

Agreements with Named Executive Officers
LaRocco Employment Agreement
The Company, State Auto Mutual and State Auto P&C entered into an employment agreement with Michael E. LaRocco, our President and Chief Executive Officer, on November 28, 2017, effective as of January 1, 2018. The employment agreement ends on December 31, 2021, unless terminated earlier due to Mr. LaRocco's disability, death, voluntary termination of employment, involuntary termination of employment by the Company for cause or without cause or termination by Mr. LaRocco for good reason.
Under his employment agreement, Mr. LaRocco receives an annual base salary and is entitled to participate in the OTIP, the 2017 Long-Term Incentive Plan, any Company employee stock purchase plan and the Retirement Savings Plan, and is eligible to participate in all other incentive compensation plans, stock purchase plans, retirement plans, equity-based compensation plans and fringe benefits generally made available to associates of the Company. The employment agreement further provides, unless Mr. LaRocco otherwise agrees: (i) his annual base salary shall not be less than $1,040,000; (ii) his target bonus under the OTIP shall not be less than 120% of his then current annual base salary; and (iii) his target bonus under the 2017 Long-Term Incentive Plan shall not be less than 180% of his then current annual base salary. The compensation paid to Mr. LaRocco in 2017 is set forth above in the "Summary Compensation Table for 2017."
In addition, Mr. LaRocco's employment agreement requires the Company to grant a special equity award to Mr. LaRocco in 2018 in the form of 40,000 deferred stock units. More information regarding this special equity award is set forth above in "Looking Forward-2018 Compensation."
Mr. LaRocco's employment agreement also imposes post-employment covenants that prohibit Mr. LaRocco from disclosing or using our confidential information, engaging in activities which compete with our businesses and soliciting our associates to work for another company. The obligations imposed by the non-competition and non-solicitation covenants will continue for a period of two years following Mr. LaRocco's separation of service with the Company, provided, the non-competition obligations will only continue for a period of one year if Mr. LaRocco terminates his employment with the Company for good reason.
Mr. LaRocco's employment agreement provides him with the following severance and separation benefits under the following termination events:
Termination for Cause
If Mr. LaRocco is involuntarily terminated for cause, he would be entitled to receive his base salary through the date of termination plus any compensation to which he would be entitled under the OTIP and 2017 Long-Term Incentive Plan. Mr. LaRocco's employment agreement defines cause as:

•
the willful and continued failure of the executive to perform the executive's duties (other than any such failure resulting from incapacity due to a disability), after a written demand for performance is delivered to the executive which specifically identifies the manner in which the executive has not performed the executive's duties;

•	the willful engaging by the executive in illegal conduct or gross misconduct which has a material adverse effect on the Company;

•	the breach of any of the confidentiality, non-competition or non-solicitation covenants imposed by the employment agreement; or

•	the willful failure by the executive to comply with any code of conduct or code of ethics applicable to the executive.
For purposes of the definition of cause, no act or failure to act, on the part of the executive, will be considered "willful" unless it is done, or omitted to be done, by the executive in bad faith or without reasonable belief the executive's action or omission was in the best interests of the Company.
Termination Without Cause or for Good Reason
If Mr. LaRocco is terminated without cause (other than in the event of his death, disability or retirement) or Mr. LaRocco terminates his employment for good reason, he would be entitled to receive:

•	the continuation of the payment of his then-current base salary for 24 months;

•
a one-year bonus payment equal to the average of the aggregate bonuses Mr. LaRocco earned under the OTIP and 2017 Long-Term Incentive Plan or Prior LTIP for each of the two years immediately preceding the year in which the termination occurred; and

•
an amount equal to the then current monthly per associate cost of providing State Auto's health insurance benefit multiplied by 24, payable as a single lump sum payment as soon as practicable after separation from service.

In addition, if Mr. LaRocco is terminated without cause or Mr. LaRocco terminates his employment for good reason, any stock options granted to Mr. LaRocco shall vest on the termination date.
Mr. LaRocco's employment agreement defines good reason as:

•	a material diminution in base salary for any reason, other than in connection with either exigent circumstances or the termination of his employment;

•	a material diminution in his authority, duties or responsibilities;

•	a material change in the geographic location in which he must perform services under the employment agreement; and

•	any other action or inaction that constitutes a material breach of the employment agreement.
Death
In the event Mr. LaRocco dies while employed by State Auto, his beneficiaries will receive his then-current base salary through the date of his death plus a pro rata share of the compensation he earned under the OTIP, the 2017 Long-Term Incentive Plan and the Prior LTIP as of the date of death.
Disability
If Mr. LaRocco becomes unable to substantially perform his duties hereunder because of illness or other incapacity constituting a disability as defined in Section 409A of the Code, the Company may terminate Mr. LaRocco's employment. In the event of such a termination, Mr. LaRocco would be entitled to receive his base salary and payments under our incentive compensation plans to the date of termination. In addition, Mr. LaRocco shall continue to receive such health insurance benefits as he and his spouse receive on the date of the disability and such group life insurance as Mr. LaRocco has in place on his life as of the date of the disability.
Voluntary Termination
If Mr. LaRocco voluntarily terminates his employment, including retirement initiated solely by Mr. LaRocco, he shall cease to receive compensation as of the date of his separation from service, except for any compensation to which he is entitled under the OTIP, the 2017 Long-Term Incentive Plan or the Prior LTIP as then in effect, provided he is employed by State Auto on the date such compensation is paid under the OTIP, the 2017 Long-Term Incentive Plan or the Prior LTIP.
Mr. LaRocco may be required to repay all or any part of such severance and separation benefits if:

•	Mr. LaRocco violates any of the non-competition, non-solicitation or confidentiality covenants applicable to Mr. LaRocco;

•
(i) the amount of such benefits are calculated based upon the achievement of certain financial results that are subsequently the subject of a financial statement restatement by the Company; (ii) Mr. LaRocco engaged in conduct detrimental to State Auto, which caused or substantially contributed to the need for the financial statement restatement by State Auto; and (iii) the amount of his severance and separation benefits would have been lower than the amount actually awarded to him had the financial results been properly reported; or

•	Mr. LaRocco engages in any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company or any fraudulent conduct.

LaRocco Executive Change in Control Agreement
The Company, State Auto Mutual and State Auto P&C entered into an executive change in control agreement, which we refer to as an "executive agreement," with Mr. LaRocco on November 28, 2017, contemporaneously with our entry into his employment agreement, effective as of January 1, 2018. The term of Mr. LaRocco's executive agreement expires in 2020, subject to an extension for 36 months after any month in which a Change of Control occurs. Mr. LaRocco's executive agreement will terminate if his employment terminates prior to a Change of Control.
Mr. LaRocco is entitled to receive certain severance benefits under his executive agreement if Mr. LaRocco incurs a separation of service (as defined by Section 409A of the Code) during the term of his executive agreement:

•	by us at any time within 24 months after a Change of Control;

•	by Mr. LaRocco for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control; or

•
by us at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is consummated within 12 months after the date of Mr. LaRocco's termination.

In the event of such a separation of service, Mr. LaRocco will receive the following severance benefits (in addition to accrued compensation, bonuses and vested benefits and stock options) under his executive agreement:

•	a lump sum cash payment equal to 2.99 times Mr. LaRocco's then current annual base salary;

•
a lump sum cash payment equal to (i) 2.99 times the average of the annual aggregate bonuses Mr. LaRocco earned under the OTIP for the three years immediately preceding the year in which the Change of Control occurs plus (ii) a prorated annual incentive payment for the year in which the Change of Control occurs based on the target award level established for such year;

•	an amount equal to the then current monthly per associate cost of providing the Company's health insurance benefit multiplied by 36;

•	outplacement benefits up to $35,000 plus travel expense of up to $5,000; and

•	stock options or other equity-based awards held by Mr. LaRocco become exercisable in accordance with the applicable terms of the equity compensation plans and award agreements.
Mr. LaRocco may be required to repay all or any part of such severance benefits if:

•	Mr. LaRocco violates any of the non-competition, non-solicitation or confidentiality covenants applicable to Mr. LaRocco;

•
(i) the Company calculated the benefits paid to Mr. LaRocco based upon certain financial results that the Company subsequently restates; (ii) Mr. LaRocco engaged in conduct that caused or substantially contributed to the restatement; and (iii) the benefits paid to him would have been reduced if they had been calculated based on the restated financial results; or

•	Mr. LaRocco engages in any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company or any fraudulent conduct.
In the event Mr. LaRocco's severance payments and benefits are subject to any excise tax but otherwise would not be subject to such tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) ensuring the Company will not have to pay an excess severance payment and Mr. LaRocco will not be subject to an excise tax.

Mr. LaRocco's executive agreement also provides for a period of five years after a Change of Control, he would receive at no charge coverage under a standard directors' and officers' liability insurance policy. Furthermore, the Company, State Auto Mutual and State Auto P&C will indemnify and hold harmless Mr. LaRocco to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by Mr. LaRocco in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having served as our director or officer.

English, Garland, Stachura and Tacchetti Executive Change in Control Agreements

The Company, State Auto Mutual and State Auto P&C entered into a change of control agreement, which we refer to as "executive agreements," with Messrs. English, Garland, Stachura and Tacchetti effective as of October 26, 2017.

The terms of the executive agreements end on November 30, 2020; provided, if a Change of Control occurs during the three-year period, the term of the executive agreement will automatically extend until the 36-month anniversary of the date of the Change of Control. The executive agreement will terminate if the executive's employment terminates prior to a Change of Control.

Each of the executive agreements defines a "Change of Control" to include the following:

•
the acquisition by any person of beneficial ownership of 30% or more of the Company's outstanding voting securities (which percentage will increase or decrease, as the case may be, such that the percentage of securities ownership is consistent with any future changes to the percentage of securities ownership represented in the Change in Control definition in the 2017 Long-Term Incentive Plan);

•	a majority of the Board is comprised of other than continuing directors;

•	any event or transaction that the Company would be required to report under Item 6(e) of Schedule 14A;

•	a merger involving the Company where the Company's shareholders immediately prior to the merger own 50% or less of the combined voting power of the surviving entity immediately after the merger;

•
a sale or other disposition of all or substantially all of the assets of the Company, including a sale of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis;

•	a reorganization or other corporate event involving the Company which would have the same effect as any of the above-described events; and

•
State Auto Mutual affiliates with or is merged into or consolidated with a third party or completes a conversion to a stock insurance company and, as a result, a majority of the Board of Directors of State Auto Mutual or its successor is comprised of other than continuing directors.

The executive is entitled to receive certain severance benefits under the executive agreement if during the term of his executive agreement the executive's employment is terminated:

•	by us at any time within 24 months after a Change of Control (for any reason other than for cause or the death or disability of the executive);

•	by the executive for good reason (as defined in the executive agreement) at any time within 24 months after a Change of Control; or

•
by us (for any reason other than for cause or the death or disability of the executive) at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is actually consummated within 12 months after the date of the executive's termination.

In the event of such termination, the executive is entitled to receive the following severance benefits (in addition to accrued compensation and bonuses) under the executive agreement:

•	a lump sum cash payment equal to two times the executive's annual base salary;

•
a lump sum cash payment equal to (i) two times the average of the annual aggregate bonus earned by the executive under the LBP or OTIP during the three fiscal years immediately preceding the year in which the Change of Control occurs plus (ii) a prorated annual incentive payment for the year in which the Change of Control occurs based on the target award level established for such year;

•
outplacement benefits up to a maximum amount equal to 15% of the executive's annual base salary plus up to $5,000 to reimburse the executive for travel expenses incurred in connection with seeking new employment;

•	stock options and other equity awards held by the executive become exercisable in accordance with the terms of the applicable plan and award agreement; and

•	an amount equal to the then current monthly per associate cost of providing the Company's health insurance benefit multiplied by 24.
These executive agreements also provide that in the event the executive's severance payments and benefits would not be subject to excise tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits would be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so the executive would not be subject to an excise tax.
These executive agreements also prohibit the executive from disclosing or using our confidential information. The Board may require the executive to repay all or any portion of the severance benefits if:

•	the executive violates any of the non-competition, non-solicitation or confidentiality covenants applicable to the executive;

•
(i) the Company calculated the benefits paid to the executive based upon certain financial results that the Company subsequently restates, (ii) the executive engaged in conduct that caused or substantially contributed to the restatement and (iii) the benefits paid to the executive would have been reduced if they had been calculated based on the restated financial results; or

•	the executive engages in any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company.
These executive agreements also provide that for a period of five years after a Change of Control, the executive will receive at no charge coverage under a standard directors' and officers' liability insurance policy. Furthermore, the Company, State Auto Mutual and State Auto P&C will indemnify and hold harmless the executive to the fullest extent permitted under Ohio law if he or she is made a party to any proceeding by reason of having served as our director, officer or associate.

Potential Payments Upon Termination or Change of Control
The following table summarizes the potential payments to NEOs upon a termination of employment and/or a change of control of the Company (assuming the triggering event occurred on December 31, 2017):

	Benefit(1)	Termination Without Cause(2)		Termination For Cause or Voluntary Termination		Death		Disability		After Change of Control
Michael E. LaRocco	Salary	$1,850,000	(3)	$—		$—		$—	(4)	$2,765,750	(5)
	Cash Bonus(6)	$1,718,496	(7)	$—	(8)	$2,483,708	(8)	$2,483,708	(8)	$1,241,518	(9)
	Stock Options	$229,863	(10)	$—	(10)	$229,863	(10)	$229,863	(10)	$229,863	(10)
	Restricted Stock	$—		$—		$447,371	(11)	$447,371	(11)	$447,371	(11)
	Performance Units(22)	$272,330		$—		$816,991		$816,991		$272,330
	Health Benefits	$27,741	(21)	$—		$—		$24,713	(13)	$41,612	(14)
	Outplacement Assistance	$—		$—		$—		$—		$40,000	(15)
	TOTAL:	$4,098,430		$—		$3,977,933		$4,002,646		$5,038,444
Steven E. English	Salary	$—		$—		$—		$—	(4)	$984,242	(17)
	Cash Bonus(18)	$473,452	(8)	$473,452	(8)	$842,543	(8)	$842,543	(8)	$851,351	(19)
	Stock Options	$72,882		$72,882	(10)	$72,882	(10)	$72,882	(10)	$72,882	(10)
	Restricted Stock	$139,922		$139,922	(11)	$139,922	(11)	$139,922	(11)	$139,922	(11)
	Performance Units(22)	$210,741		$210,741		$210,741		$210,741		$210,741
	Health Benefits	$—		$—		$—		$24,713	(13)	$27,741	(21)
	Outplacement Assistance	$—		$—		$—		$—		$78,818	(20)
	Retirement Benefits	$1,240,533	(16)	$1,240,533	(16)	$1,240,533	(16)	$1,240,533	(16)	$1,240,533	(16)
	TOTAL:	$2,137,530		$2,137,530		$2,506,621		$2,531,334		$3,606,230
Kim B. Garland	Salary	$—		$—		$—		$—	(4)	$935,176	(17)
	Cash Bonus(18)	$346,898	(8)	$—		$770,872	(8)	$770,872	(8)	$570,691	(19)
	Stock Options	$—		$—		$65,203	(10)	$65,203	(10)	$65,203	(10)
	Restricted Stock	$—		$—		$188,843	(11)	$188,843	(11)	$188,843	(11)
	Performance Units(22)	$62,570		$—		$187,708		$187,708		$62,570
	Health Benefits	$—		$—		$—		$35,205	(13)	$38,970	(12)
	Outplacement Assistance	$—		$—		$—		$—		$75,138	(20)
	TOTAL:	$409,468		$—		$1,212,626		$1,247,831		$1,936,591
Paul M. Stachura	Salary	$—		$—		$—		$—	(4)	$794,718	(17)
	Cash Bonus(18)	$416,930	(8)	$—		$675,213	(8)	$675,213	(8)	$277,997	(19)
	Stock Options	$—		$—		$65,332	(10)	$65,332	(10)	$65,332	(10)
	Restricted Stock	$—		$—		$186,747	(11)	$186,747	(11)	$186,747	(11)
	Performance Units(22)	$46,078		$—		$138,233		$138,233		$46,078
	Health Benefits	$—		$—		$—		$35,205	(13)	$38,970	(12)
	Outplacement Assistance	$—		$—		$—		$—		$64,604	(20)
	TOTAL:	$463,008		$—		$1,065,525		$1,100,730		$1,474,446
Gregory A. Tacchetti	Salary	$—		$—		$—		$—	(4)	$808,500	(17)
	Cash Bonus(18)	$194,430	(8)	$—		$457,193	(8)	$457,193	(8)	$284,229	(19)
	Stock Options	$—		$—		$36,074	(10)	$36,074	(10)	$36,074	(10)
	Restricted Stock	$—		$—		$120,673	(11)	$120,673	(11)	$120,673	(11)
	Performance Units(22)	$46,883		$—		$140,650		$140,650		$46,883
	Health Benefits	$—		$—		$—		$35,205	(13)	$38,970	(12)
	Outplacement Assistance	$—		$—		$—		$—		$65,638	(20)
	TOTAL:	$241,313		$—		$754,590		$789,795		$1,400,967

(1)
The potential post-employment payments and benefits shown in this table are payable to Messrs. LaRocco, English, Garland, Stachura and Tacchetti pursuant to their respective employment and/or executive agreements with us and the applicable terms of the OTIP, Prior LTIP, 2017 Long-Term Incentive Plan, 2009 Equity Plan and associated award agreements. The NEOs have no other agreement or plan which provides them with potential post-employment payments or benefits, except in the case of disability, where we provide long-term disability benefits to all of our associates subject to certain terms and conditions. Unless otherwise indicated, all payments would be made in one lump sum amount. For narrative disclosure of the material terms of our agreements with Messrs. LaRocco, English, Garland, Stachura and Tacchetti see above "Agreements with Named Executive Officers" and the narrative disclosure immediately preceding this table.

(2)
Mr. LaRocco's employment agreement entitles him to terminate his employment for good reason (as defined in his employment agreement) independent of a change in control, in which case he would be entitled to the same payments and benefits shown in the termination without cause column. There are no provisions under the applicable agreements permitting the other NEOs to terminate their employment for good reason prior to a change of control of our Company or State Auto Mutual.

(3)	This dollar amount represents the continuation of the payment of Mr. LaRocco's base salary for 24 months.

(4)
If terminated for disability, the NEO would be entitled to receive 60% of his or her base salary as of December 31, 2017, until retirement at age 65 or the disability terminates, payable in accordance with the Company’s standard payroll practices. The Company cannot develop a reasonable estimate of the aggregate amount that would be payable to the NEO for this benefit.

(5)	This dollar amount represents 2.99 times Mr. LaRocco's annual base salary on December 31, 2017.

(6)
Mr. LaRocco would not be entitled to any cash award under the OTIP, Prior LTIP or 2017 Long-Term Incentive Plan in the event his employment is terminated for cause or in the event he voluntarily terminates his employment without good reason. In the event Mr. LaRocco is terminated by reason of his death or disability, he would be entitled to a cash award under the OTIP, Prior LTIP and 2017 Long-Term Incentive Plan for each performance period in effect as of the date of termination equal to his target award for each such performance period multiplied by a fraction, the numerator would be the number of days of employment in the performance period through the date of termination, and the denominator would be the number of days in the performance period.

(7)
Mr. LaRocco's employment agreement provides, if he is terminated without cause (other than in the event of his death, disability or retirement) or if he terminates his employment for good reason, he would be entitled to receive a payment equal to the average of the aggregate bonuses he earned under the OTIP and the 2017 Long-Term Incentive Plan or Prior LTIP, as applicable, for each of the two years immediately preceding the year in which the termination occurred. Mr. LaRocco would also be entitled a prorated cash award under the 2017 Long-Term Incentive Plan and Prior LTIP for each performance period in effect as of the date of termination based upon the length of time he was employed by the Company during the performance period. The Company cannot develop a reasonable estimate of any future cash payments under the Prior LTIP or the 2017 Long-Term Incentive Plan because it does not have final performance data for any performance period under the Prior LTIP or the 2017 Long-Term Incentive Plan and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose of providing a quantification of the cash amounts that would be payable to the NEO upon a hypothetical termination of his employment without cause, each of the performance measures applicable to each performance period in effect under the Prior LTIP or the 2017 Long-Term Incentive Plan as of the date of termination would be satisfied at the target level. In addition, Mr. LaRocco would be entitled to the actual amount he earned under the OTIP for 2017.

(8)	This dollar amount represents the amount of cash compensation to which the NEO is entitled pursuant to the OTIP, 2017 Long-Term Incentive Plan and Prior LTIP as of December 31, 2017.

(9)
This dollar amount represents 2.99 times the sum of the average of the annual aggregate bonuses Mr. LaRocco earned for the three years immediately preceding the year in which the Change of Control occurs ($316,518) plus the target OTIP award established for Mr. LaRocco for 2017 ($925,000).

(10)
This dollar amount represents the aggregate difference between the closing market price for our common shares on December 31, 2017, ($29.12) and the exercise price of the unvested stock options held by the NEO on December 31, 2017, the vesting of which will accelerate upon the termination event. However, if the NEO's employment is terminated due to illegal conduct engaged in by the NEO, all options held by the NEO will be forfeited.

(11)
This dollar amount represents the number of common shares underlying the unvested restricted common shares held by the NEO on December 31, 2017, the vesting of which will accelerate upon the termination event, multiplied by the closing market price of our common shares on December 31, 2017, ($29.12).

(12)	This dollar amount represents the monthly per associate cost of providing State Auto's health insurance benefit as of December 31, 2017, ($1,624) multiplied by 24.

(13)	This dollar amount represents our estimate of the present value of the health benefits the NEO would be entitled to if the NEO was terminated on December 31, 2017, by reason of his or her disability.

(14)	This dollar amount represents the monthly per associate cost of providing State Auto's health insurance benefit as of December 31, 2017, ($1,156) multiplied by 36.

(15)
This dollar amount represents the maximum amount for which the Company will reimburse the NEO for expenses he incurs in connection with seeking new employment (up to $35,000 for outplacement services and up to $5,000 for travel expenses incurred in connection with seeking new employment).

(16)
This dollar amount represents the value of the retirement benefits payable to the NEO or his beneficiaries under the retirement plans of the Company in which the NEO participates assuming the termination event was effective on December 31, 2017.

(17)	This dollar amount represents two times the NEO's annual base salary as of December 31, 2017.

(18)
In the event a non-chief executive officer NEO is terminated without cause, the NEO would be entitled to a prorated cash award under the OTIP, Prior LTIP and 2017 Long-Term Incentive Plan for each performance period in effect as of the date of termination based upon the length of time the NEO was employed by the Company during the performance period. The Company cannot develop a reasonable estimate of any future cash payments under the Prior LTIP or the 2017 Long-Term Incentive Plan because it does not have final performance data for any performance period under the Prior LTIP or the 2017 Long-Term Incentive Plan and cannot predict the performance of the members of the LTIP Peer Group. Accordingly, the Company has assumed, solely for the purpose of providing a quantification of the cash amounts that would be payable to the NEO upon a hypothetical termination of his employment without cause, each of the performance measures applicable to each performance period in effect under the Prior LTIP or the 2017 Long-Term Incentive Plan as of the date of termination would be satisfied at the target level. The NEO would not be entitled to any cash award under the Prior LTIP or the 2017 Long-Term Incentive Plan in the event his employment is terminated for cause or the NEO voluntarily terminates his employment (unless the NEO is retirement eligible). In the event of termination of the NEO's employment by reason of his death or disability, the NEO would be entitled to a cash award under the OTIP, Prior LTIP and 2017 Long-Term Incentive Plan for each performance period in effect as of the date of termination equal to his target award for each such performance period multiplied by a fraction, the numerator of which would be the number of days of employment in the performance period through the date of termination, and the denominator of which would be the number of days in the performance period.

(19)
This dollar amount represents two times the average of the annual aggregate bonus earned by the executive under the LBP and OTIP for 2014, 2015 and 2016 plus the target OTIP award established for the executive for 2017.

(20)
This dollar amount represents 15% of the value of the NEO’s annual base salary as of December 31, 2017, plus a travel expense account of up to $5,000 to reimburse the NEO for travel expenses he incurs in connection with seeking new employment.

(21)	This dollar amount represents the monthly per associate cost of providing State Auto's health insurance benefit as of December 31, 2017, ($1,156) multiplied by 24.

(22)
In the event of a change in control (as defined in the 2017 Long-Term Incentive Plan) or if an NEO is terminated without cause, a prorated portion of the performance units held by the NEO would vest and be earned based on our actual performance as of the end of the performance period applicable to the performance units. The prorated amount will be based on the number of days the NEO remained employed during the performance period. The Company cannot develop a reasonable estimate of the number of performance units that would vest and be earned in the event of a change in control or if the NEO is terminated without cause because it does not have final performance data for any performance period under the 2017 Long-Term Incentive Plan. Accordingly, the Company has assumed, solely for the purpose of providing a quantification of the value of the performance units that would vest upon a hypothetical termination, each of the performance measures applicable to each performance period in effect under the 2017 Long-Term Incentive Plan as of the date of termination would be satisfied at the target level. The NEO would forfeit all performance units held by the NEO in the event his employment is terminated for cause or the NEO voluntarily terminates his employment (unless the NEO is retirement eligible). In the event of termination of the NEO's employment by reason of his death or disability, the target number of performance units held by the NEO would vest and be earned. The dollar amount represents the number of common shares underlying the unvested performance units held by the NEO on December 31, 2017, that would vest and be earned upon the termination event, multiplied by the closing market price of our common shares on December 31, 2017, ($29.12).

OWNERSHIP OF EQUITY SECURITIES OF THE COMPANY

Beneficial Ownership Information for Directors and Named Executive Officers
The following table sets forth information with respect to common shares beneficially owned by directors, director nominees and our NEOs (those persons listed in the Summary Compensation Table within the Compensation Discussion and Analysis section of this Proxy Statement) as of March 16, 2018:

	Common Shares Beneficially Owned (1)	Stock Options (2)	Restricted Share Units (3)	Total Beneficial Ownership of Common Shares and RSUs	Percent of Class
Robert E. Baker	2,800	—	34,449	37,249	*
Michael J. Fiorile	—	—	9,875	9,875	*
Kym M. Hubbard	—	—	5,331	5,331	*
Michael E. LaRocco	69,532 (4)(5)(6)(7)	32,786	—	102,318	*
Eileen A. Mallesch	3,800	—	27,549	31,349	*
Thomas E. Markert	506	—	34,449	34,955	*
David R. Meuse	65,000	—	36,306	101,306	*
Setareh Pouraghabagher	—	—	2,943	2,943	*
S. Elaine Roberts	1,000	—	38,181	39,181	*
Steven E. English	35,109 (6)(7)(8)	133,627	—	168,736	*
Kim B. Garland	84,405 (6)(7)(8)(9)	12,270	—	96,675	*
Paul M. Stachura	21,082 (6)(7)(8)(10)	17,969	—	39,051	*
Gregory A. Tacchetti	16,651 (6)(7)(8)(11)	5,584	—	22,235	*

Directors and Officers as a Group (20 people)	360,002 (4)(5)(6)(7)(8)(9)(10)(11)	293,248	189,083	842,233	1.97%

* Less than one (1%) percent.

(1)
Except as indicated in the notes to this table, the persons named in the table and/or their spouses have sole voting and investment power with respect to all common shares shown as beneficially owned by them. Includes restricted stock that vests on a time (and not performance) basis, and associated restricted stock dividend reinvestment, as appropriate, for Named Executive Officers, as further described below.

(2)
With respect to stock options, this table includes only stock options for common shares which are currently exercisable or exercisable within 60 days of March 16, 2018, and "in the money" based on a price of $28.71, which represents the average closing price for the Company’s common shares during the 30-day period ending on March 16, 2018.

(3)
Represents RSUs granted under the Directors' RSU Plan. Includes dividend equivalents reinvested in our common shares of: Mr. Baker—3,654; Mr. Fiorile—270; Mrs. Hubbard—72; Mrs. Mallesch—2,165; Mr. Markert—3,654; Mr. Meuse—4,111; Mrs. Pouraghabagher—21; Ms. Roberts—4,586.

(4)
Includes a restricted stock award of 7,902 common shares which are subject to a risk of forfeiture if, prior to May 7, 2018, Mr. LaRocco's employment is terminated or he violates any provision of the restricted stock agreement applicable to these common shares. However, these common shares will not be forfeited, and will automatically vest, if, prior to May 7, 2018, Mr. LaRocco's employment is terminated in connection with a change of control of the Company. These common shares are also subject to restrictions on transfer until May 7, 2018.

(5)
Includes a time-based deferred stock unit award of 20,000 units which vest over a three year period, with 1/3 vesting each year on the last day of February, beginning in 2019 and ending in 2021, unless Mr. LaRocco's employment is terminated or he violates any provision of the deferred stock unit agreement applicable to these units. However, if Mr. LaRocco's employment is terminated in connection with a change of control of the Company, these units will not be forfeited, and will automatically vest on the date of Mr. LaRocco's termination of employment. These units are also subject to restrictions on transfer until they vest according to the three year vesting schedule. The Compensation Committee also made a deferred stock unit award of 20,000 units to Mr. LaRocco, which vest based on performance criteria over a three year period. These units are not included in this total because of the nature of performance-based deferred stock units.

(6)
Includes restricted stock awards made to the Named Executive Officers and other officers on March 3, 2016. On that date, the Compensation Committee made the following restricted stock awards to the Named Executive Officers: Mr. LaRocco—7,461 common shares; Mr. English—2,334 common shares; Mr. Garland—2,079 common shares; Mr. Stachura—1,513 common shares; Mr. Tacchetti—1,426 common shares; and Section 16 Officers as a group—22,862 common shares. The common shares are subject to a risk of forfeiture if, prior to March 3, 2019, the award recipient's employment is terminated or he or she violates any provision of the restricted stock agreement applicable to these common shares. However, these common shares will not be forfeited, and will automatically vest, if, prior to March 3, 2019, the award recipient’s employment is terminated in connection with a change of control of the Company. These common shares are also subject to restrictions on transfer until March 3, 2019.

(7)
Includes a time-based restricted stock award made to the Named Executive Officers and other officers on March 1, 2018. On that date, the Compensation Committee made the following restricted stock awards to the Named Executive Officers: Mr. LaRocco—8,363 common shares; Mr. English—3,337 common shares; Mr. Garland—3,171 common shares; Mr. Stachura—2,335 common shares; Mr. Tacchetti—2,376 common shares; and Section 16 Officers as a group—27,049 common shares. These shares vest over a three period, with 1/3 vesting each year on December 31. The common shares, or some portion thereof, are subject to a risk of forfeiture if, prior to December 31, 2020, the award recipient's employment is terminated or he or she violates any provision of the restricted stock agreement applicable to these common shares. However, these common shares will not be forfeited, and will automatically vest, if, prior to December 31, 2020, the award recipient's employment is terminated in connection with a change of control of the Company. These common shares are also subject to restrictions on transfer until they vest according to the three year vesting schedule.

(8)
Includes a time-based restricted stock award made to the Named Executive Officers on March 1, 2018. On that date, the Compensation Committee made the following time-based restricted stock awards to the Named Executive Officers: Mr. English—10,000 common shares; Mr. Garland—10,000 common shares; Mr. Stachura—10,000 common shares; and Mr. Tacchetti—10,000 common shares. These shares vest over a four year period, with 1/4 vesting each year end beginning on December 31, 2018 and ending on December 31, 2021, unless individually, any of the above named executive officer's employment is terminated or they violate any provision of the restricted stock agreement applicable to these shares. However, if any of the above named executive officer's employment is terminated in connection with a change of control of the Company, the individual named executive officer’s shares will not be forfeited, and will automatically vest on the date of the award recipient's termination of employment. These shares are also subject to restrictions on transfer until they vest according to the four year vesting schedule. The Compensation Committee also made the following performance-based restricted stock awards, a portion of which vest based on annual performance criteria each year, to the Named Executive Officers: Mr. English—10,000 common shares; Mr. Garland—10,000 common shares; Mr. Stachura—10,000 common shares; and Mr. Tacchetti— 10,000 common shares, and are not included in this figure because of the nature of performance-based restricted stock.

(9)
Includes restricted stock awards of 2,214 and 2,192 common shares which are subject to a risk of forfeiture if, prior to August 24, 2018, Mr. Garland's employment is terminated or he violates any provision of the restricted stock agreement applicable to these common shares. However, these common shares will not be forfeited, and will automatically vest, if, prior to August 24, 2018, Mr. Garland's employment is terminated in connection with a change of control of the Company. These common shares are also subject to restrictions on transfer until August 24, 2018.

(10)
Includes restricted stock awards of 470 and 4,430 common shares which are subject to a risk of forfeiture if, prior to September 15, 2018, Mr. Stachura's employment is terminated or he violates any provision of the restricted stock agreement applicable to these common shares. However, these common shares will not be forfeited and will automatically vest, if, prior to September 15, 2018, Mr. Stachura's employment is terminated in connection with a change of control of the Company. These common shares are also subject to restrictions on transfer until September 15, 2018.

(11)
Includes a restricted stock award of 2,718 common shares which is subject to a risk of forfeiture if, prior to August 25, 2018, Mr. Tacchetti's employment is terminated or he violates any provision of the restricted stock agreement applicable to these common shares. However, these common shares will not be forfeited and will automatically vest, if, prior to August 25, 2018, Mr. Tacchetti's employment is terminated in connection with a change of control of the Company. These common shares are also subject to restrictions on transfer until August 25, 2018.

Principal Holders of Voting Securities
The following table sets forth certain information, as of March 16, 2018, with respect to the only shareholders known to us to be the beneficial owners of more than 5% of our outstanding common shares:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
State Automobile Mutual Insurance Company(2) 518 East Broad Street, Columbus, Ohio 43215	25,955,908	60.6%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street, Baltimore, Maryland 21202	3,696,510	8.7%
Dimensional Fund Advisors LP(4) Building One, 6300 Bee Cave Road, Austin, Texas 78746	2,540,630	6.01%

(2) State Auto Mutual exercises sole voting and investment power with respect to such common shares.
(3) Based solely on a Schedule 13G filed with the SEC on February 14, 2018.
(4) Based solely on a Schedule 13G filed with the SEC on February 9, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of the common shares, referred to as our reporting persons, to file statements of beneficial ownership of our common shares. Based solely on a review of copies of the forms filed under Section 16(a) and furnished to us, we believe all applicable Section 16(a) filing requirements were complied with during 2017 by our reporting persons, with the following exceptions: The Company filed a Form 4 one day late on behalf of Eileen A. Mallesch, a director of the Company. The Form 4 related to the 3,343 shares granted to her on May 5, 2017. The Company filed a Form 4 on March 5, 2018, on behalf of Kim B. Garland. The Form 4 related to an exchange Mr. Garland made in the Company's non-qualified deferred compensation plan where acquired 1,804.080 shares on September 2, 2016.

EQUITY COMPENSATION PLAN INFORMATION AND BURN RATE

Outstanding Options and Available Shares
The following table provides information regarding the shares of our common shares that may be issued under the 2017 Long Term Incentive Compensation Plan and our Employee Stock Purchase Plan as of December 31, 2017:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted- Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders(1)	1,831,771	$19.38	2,418,587

(1)
Includes 2,263,812 common shares available for issuance under our 2017 Long Term Incentive Compensation Plan and 154,775 common shares available for issuance under our Employee Stock Purchase Plan. Does not include RSUs which have been awarded to our outside directors under the Directors' RSU Plan. Because RSUs are settled only upon the conclusion of an outside director's board service, and then in cash or common shares, as elected by the outside director, the number of common shares to be issued or remaining available for future issuance under the Directors' RSU Plan cannot be determined at this time.

Burn Rate
As of December 31, 2017, our three-year average annual "burn rate" or percentage of weighted average shares outstanding granted under the 2009 Equity Plan and the 2017 Long Term Incentive Compensation Plan in the prior three years was 0.63%.

RELATED PERSON TRANSACTIONS

Policies and Procedures for Review and Approval of Related Person Transactions
We review all relationships and transactions in which our Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Our Company's legal staff is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement.
We also have a standing Independent Committee that principally serves to review related person transactions between or among the Company and our subsidiaries and State Auto Mutual and its subsidiaries and affiliates. In the context of transactional opportunities, the Independent Committee helps determine which entity, our Company or State Auto Mutual, is best suited to take advantage of the transactional opportunity presented by a third party. As specified in its charter, the Independent Committee assists our Board in monitoring all related person transactions, not just those involving State Auto Mutual and its subsidiaries and affiliates.

Transactions Involving State Auto Mutual
Management and Cost Sharing Agreements 2,3,4
Through various management and cost sharing agreements, State Auto P&C generally provides the associates to perform most organizational, operational and management functions for insurers in the State Auto Group while State Auto Mutual generally provides certain operating facilities, including our corporate headquarters. These management and cost sharing agreements are described below.
We operate and manage our businesses in conjunction with State Auto Mutual and certain of its subsidiaries and affiliates under a Management and Operations Agreement that we call the "2015 Management Agreement." The 2015 Management Agreement is strictly a cost sharing agreement. Accordingly, no management fees are paid under the 2015 Management Agreement. Under the 2015 Management Agreement, most executive, managerial, technical, professional, supervisory and clerical functions for the companies named below were performed by an associate of State Auto P&C.
We have a Management and Operations Agreement that we call the "2000 Midwest Management Agreement" among State Auto P&C, State Auto Mutual and SAWI. During 2017, SAWI paid management fees in the amount of $0.14 million to State Auto P&C under the 2000 Midwest Management Agreement.
We have a Management and Operations Agreement that we call the "Rockhill Management Agreement" among State Auto P&C, State Auto Mutual and the Rockhill Companies (except RED). The Rockhill Management Agreement is strictly a cost sharing agreement. Accordingly, no management fees are paid under the Rockhill Management Agreement.
2, The State Auto Group refers to State Auto Property Casualty Insurance Company ("State Auto P&C"), Milbank Insurance Company ("Milbank"), State Auto Insurance Company of Ohio ("SAOH"), State Auto Mutual, State Auto Insurance Company of Wisconsin ("SAWI"), Meridian Security Insurance Company ("Meridian"), Patrons Mutual Insurance Company of Connecticut ("Patrons"), Rockhill Insurance Company ("RIC"), Plaza Insurance Company ("Plaza"), American Compensation Insurance Company ("ACIC") and Bloomington Compensation Insurance Company ("BCIC").
3, During 2017, our subsidiaries were State Auto P&C, Milbank, SAOH, Stateco Financial Services, Inc. (“Stateco”) and 518 Property Management and Leasing LLC ("518 PML").
4 During 2017, the following State Auto Mutual subsidiaries and affiliates were parties to the 2015 Management Agreement: Meridian, Patrons, State Auto Holdings, Inc., Facilitators, Inc., Partners General Insurance Agency, LLC, State Auto Labs Corp. and Network E&S Insurance Brokers, LLC. During 2017, additional subsidiaries of State Auto Mutual included SAWI and the "Rockhill Companies" which consist of Rockhill Holding Company, RIC, Plaza, ACIC, BCIC (RIC, Plaza, ACIC and BCIC are collectively referred to as the "Rockhill Insurers"), RTW, Inc. ("RTW"), Rockhill Insurance Services, LLC, Rockhill Underwriting Management, LLC and Risk Evaluation and Design, LLC ("RED").

The 2015 Management Agreement addresses procedures for potential conflicts of interest. Generally, business opportunities presented to the common officers of the companies, other than business opportunities that meet certain criteria, must be presented to Independent Committees of State Auto Mutual's and our boards of directors. These committees review and evaluate the business opportunity using such factors as each considers relevant. Based upon such review and evaluation, these committees then make recommendations to each respective board of directors as to whether or not such business opportunities should be pursued and, if so, by which company. The boards of directors of State Auto Mutual or its insurance subsidiaries and our Company or any of our subsidiaries must then act on the recommendation of their committees after considering all other factors deemed relevant to them.
The 2015 Management Agreement has a ten-year term and automatically renews for an additional ten-year term, provided any party to the agreement can terminate its own participation at the end of the term then in effect by giving at least one-year advance written notice of non-renewal to the other parties, with the exception that Patrons may terminate its participation on 90 days' notice. The 2000 Midwest Management Agreement has a ten-year term and automatically renews for an additional ten-year term, provided any party to the agreement can terminate its own participation at the end of the term then in effect by giving at least two years' advance written notice of non-renewal. Any party to either of these agreements could also terminate its participation upon events constituting a change of control or potential change of control (as defined in the 2015 Management Agreement and the 2000 Midwest Management Agreement) of the Company, or upon agreement of the parties. The applicable management agreement automatically terminates with respect to a party (and only that party) if such party is subject to insolvency proceedings. The Rockhill Management Agreement has a ten-year term and automatically renews for successive ten-year periods, provided any party may terminate its own participation at the end of the term then in effect by giving the other parties at least 60 days' advance written notice.
Other Agreements
Since January 1987, State Auto P&C and State Auto Mutual have participated in an intercompany pooling arrangement (the "Pooling Arrangement") which has been amended from time to time, including amendments adding participants to the Pooling Arrangement and adjusting pooling percentages. The Pooling Arrangement generally covers all of the property and casualty insurance written by the pooled companies. Under the terms of the Pooling Arrangement, State Auto P&C and the other pooling participants cede all of their direct insurance business to State Auto Mutual, and State Auto Mutual then cedes a percentage of the pooled business to State Auto P&C and the other pooling participants and retains the balance. During 2017, parties to the Pooling Arrangement and their allocated pooling percentages were as follows: State Auto Mutual—34.5%; State Auto P&C—51.0%; Milbank—14.0%; SAWI—0.0%; SAOH—0.0%; Meridian—0.0%; Patrons—0.5%; RIC—0.0%; Plaza—0.0%; ACIC—0.0%; and BCIC—0.0%.
Stateco undertook on behalf of State Auto Mutual, State Auto P&C, Milbank, SAWI, SAOH, Meridian, Patrons, RIC, Plaza, ACIC and BCIC the responsibility of managing those companies' investable assets. In consideration of this service, Stateco charged such companies an annual fee, paid quarterly, based on a percentage of the average investable assets of each company. For 2017, the percentage was 0.2% for bonds and 0.5% for equities, with a 0.1% bonus available, other than under the State Auto Mutual and SAOH agreements, if the stock portfolio return exceeds the S&P 500 Index for the same period. During 2017, the following companies incurred the following fees to Stateco: State Auto Mutual— $1.6 million; State Auto P&C—$4.4 million; Milbank—$1.1 million; SAWI—$24,457; SAOH—$34,707; Meridian—$0.14 million; Patrons—$70,897; RIC—$0.15 million; Plaza—$51,820; ACIC—$73,706; and BCIC—$28,818. We believe the fees charged by Stateco are comparable to those charged by independent investment managers under similar circumstances.
In May 2009, State Auto P&C and Milbank entered into separate Credit Agreements with State Auto Mutual. Under these Credit Agreements, State Auto Mutual borrowed $50.0 million from State Auto P&C and $20.0 from Milbank, or a total of $70.0 million, on an unsecured basis. Interest is payable semi-annually at a fixed annual interest rate of 7.00%. Principal is payable in May 2019. During 2017, State Auto Mutual made interest payments to State Auto P&C and Milbank in the amount of $3.5 million and $1.4 million, respectively.
518 PML leases office buildings it owns in West Des Moines, Iowa, and near Nashville, Tennessee, to State Auto Mutual for its Des Moines Center Office and Nashville Center, respectively. State Auto Mutual paid 518 PML $0.22 million in rent for the Iowa location and $0.41 million in rent for the Nashville office in 2017. We believe these rents reflect market rates.

OTHER MATTERS

Other Proposals at the Annual Meeting of Shareholders
Management does not know of any other matters which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

Future Shareholder Proposals
In order to bring business, including a proposal, before the 2019 annual meeting of shareholders, expected to be held in May 2019, a shareholder must comply with the notice procedures set forth in Section 1.15 of the Company’s Code of Regulations. To be considered timely, a shareholder's notice must be given to the Company's Corporate Secretary and delivered either in person or by United States certified mail, postage prepaid, and received at the principal executive offices of the Company, 518 East Broad Street, Columbus, Ohio 43215, not less than 60 days nor more than 90 days prior to the meeting. However, in the event notice or public disclosure of the date of the meeting is given or made by the Company at least 75 days prior to the meeting, to be timely a shareholder's notice must be received by the Company no later than the close of business on the 10th day following the day on which such notice or public disclosure of the date of the meeting was given or made by the Company.
A shareholder's notice to the Company's Corporate Secretary must set forth (i) a description in reasonable detail of the business desired to be brought before the meeting and reasons for conducting such business at the meeting, including the complete text of any resolutions to be presented at the meeting; (ii) the name and address, as they appear on the Company's books, of the shareholder proposing such business; (iii) the class and number of shares of the Company beneficially owned and of record by such shareholder; (iv) the name in which such shares are registered on the books of the Company; (v) a representation that the shareholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice; and (vi) any material interest of the shareholder in the business to be submitted. In addition, the shareholder making such proposal must promptly provide any other information reasonably requested by the Company.
In addition to the information required above to be given by a shareholder who intends to submit business at a meeting of shareholders, if the business to be submitted is the nomination of a person or persons for election to the board of directors, then such shareholder's notice to the Company's Corporate Secretary must also set forth, as to each person whom the shareholder proposes to nominate for election as a director, (i) the name, age, business address and, if known, residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the Company which are beneficially owned by such person; (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended; (v) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected; and (vii) a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.
Notwithstanding the foregoing notice requirements, a shareholder who seeks to have any proposal included in the Company's proxy statement must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended. One of these requirements is the proposal must be received by us at our principal executive offices on or prior to 120 days in advance of the first anniversary date of this Proxy Statement.

Future Electronic Access to Proxy Materials and the Annual Report
Registered shareholders can further reduce the costs incurred by the Company by consenting to receive all future proxy statements, proxy cards, annual reports to shareholders and Notices of Internet Availability of Proxy Materials, as appropriate, electronically via e-mail or the Internet. To sign up for electronic delivery of future proxy materials, you must vote your common shares electronically via the Internet by logging on to www.proxyvote.com and, when prompted, indicate you agree to receive or access shareholder communications electronically in future years. You will be responsible for any fees or charges you would typically pay for access to the Internet.

Annual Report on Form 10-K and Additional Information About State Auto Financial Corporation
A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including the financial statements, but not including exhibits, will be provided at no charge to each person to whom this Proxy Statement is delivered upon the written request of such person addressed to State Auto Financial Corporation, Attn: Investor Relations, 518 East Broad Street, Columbus, Ohio 43215, or by contacting Investor Relations at (800) 622-6757 (U.S., Canada, Puerto Rico) or (781) 575-4735 (outside the U.S.) or via our website at www.stateauto.com.
You may read without charge and copy at prescribed rates all or any portion of the Proxy Statement or any reports, statements or other information in the files at the public reference facilities of the SEC’s principal office at Room 1580, 100 F Street, N.E., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings are also available on the Internet website maintained by the SEC at www.sec.gov.
If you would like to receive further information about State Auto Financial Corporation, please visit our website at www.stateauto.com. The "Investors" section of our website contains management presentations, financial information, stock quotes and links to our filings with the SEC.
In this Proxy Statement, we state that information and documents are available on our website. These references are merely intended to suggest where our shareholders may obtain additional information. The materials and other information presented on our website are not incorporated in and should not otherwise be considered part of this Proxy Statement.

By Order of the Board of Directors

MELISSA A. CENTERS
Secretary